EXHIBIT 99

FINANCIAL PRESENTATION

Financial Contents

Consolidated Statements of Income	2

Consolidated Balance Sheets	3

Consolidated Statements of Changes in Shareholders’ Equity	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6

Independent Auditors’ Report	31

Management’s Discussion and Analysis of Financial Condition and Results of Operations	32

Consolidated Ten Year Comparison	56

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

For the Years Ended December 31 ($ in millions, except per share data)	2003	2002	2001
Interest Income
Interest and Fees on Loans and Leases	$2,711	2,810	3,420
Interest on Securities:
Taxable	1,226	1,257	1,213
Exempt from Income Taxes	51	56	66

Total Interest on Securities	1,277	1,313	1,279
Interest on Other Short-Term Investments	3	6	10

Total Interest Income	3,991	4,129	4,709
Interest Expense
Interest on Deposits:
Interest Checking	189	296	311
Savings	64	158	174
Money Market	32	27	38
Other Time	214	357	745
Certificates–$100,000 and Over	45	55	187
Foreign Office	44	35	97

Total Interest on Deposits	588	928	1,552
Interest on Federal Funds Purchased	80	54	155
Interest on Other Short-Term Borrowings	55	67	204
Interest on Long-Term Debt	363	381	367

Total Interest Expense	1,086	1,430	2,278

Net Interest Income	2,905	2,699	2,431
Provision for Credit Losses	399	246	236

Net Interest Income After Provision for Credit Losses	2,506	2,453	2,195
Other Operating Income
Electronic Payment Processing Revenue	575	512	347
Service Charges on Deposits	485	431	367
Mortgage Banking Net Revenue	302	188	63
Investment Advisory Revenue	332	325	298
Other Service Charges and Fees	581	580	542
Operating Lease Revenue	124	—	—
Securities Gains, Net	81	114	28
Securities Gains, Net – Non-Qualifying Hedges on Mortgage Servicing	3	33	143

Total Other Operating Income	2,483	2,183	1,788
Operating Expenses
Salaries, Wages and Incentives	1,031	1,029	959
Employee Benefits	240	201	148
Equipment Expenses	82	79	91
Net Occupancy Expenses	159	142	146
Operating Lease Expenses	94	—	—
Other Operating Expenses	945	886	760
Merger-Related Charges	—	—	349

Total Operating Expenses	2,551	2,337	2,453

Income from Continuing Operations Before Income Taxes, Minority Interest and Cumulative Effect	2,438	2,299	1,530
Applicable Income Taxes	786	734	523

Income from Continuing Operations Before Minority Interest and Cumulative Effect	1,652	1,565	1,007
Minority Interest, Net of Tax	(20)	(38)	(2)

Income from Continuing Operations Before Cumulative Effect	1,632	1,527	1,005
Income from Discontinued Operations, Net of Tax of $24 million, $2 million and $2 million, respectively	44	4	4

Income Before Cumulative Effect	1,676	1,531	1,009
Cumulative Effect of Change in Accounting Principle, Net of Tax	(11)	—	(7)

Net Income	1,665	1,531	1,002
Dividends on Preferred Stock	1	1	1

Net Income Available to Common Shareholders	$1,664	1,530	1,001

Earnings Per Share from Continuing Operations	$2.85	2.63	1.74
Earnings Per Share from Discontinued Operations, Net	.08	.01	.01
Earnings Per Share from Cumulative Effect of Change in Accounting Principle, Net	(.02)	—	(.01)

Earnings Per Share	$2.91	2.64	1.74

Diluted Earnings Per Share from Continuing Operations	$2.81	2.58	1.70
Diluted Earnings Per Share from Discontinued Operations, Net	.08	.01	.01
Diluted Earnings Per Share from Cumulative Effect of Change in Accounting Principle, Net	(.02)	—	(.01)

Diluted Earnings Per Share	$2.87	2.59	1.70

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

At December 31 ($ in millions, except share data)	2003	2002
Assets
Cash and Due from Banks	$2,359	1,891
Securities Available-for-Sale (amortized cost 2003–$29,076 and 2002–$24,790)	28,999	25,464
Securities Held-to-Maturity (fair value 2003–$135 and 2002–$52)	135	52
Trading Securities	55	18
Other Short-Term Investments	268	294
Loans Held for Sale	1,881	3,358
Loans and Leases:
Commercial Loans	14,209	12,743
Construction Loans	3,636	3,327
Commercial Mortgage Loans	6,894	5,885
Commercial Lease Financing	4,430	3,986
Residential Mortgage Loans	4,425	3,495
Consumer Loans	17,432	15,116
Consumer Lease Financing	2,709	2,638
Unearned Income	(1,427)	(1,262)

Total Loans and Leases	52,308	45,928
Reserve for Credit Losses	(770)	(683)

Total Loans and Leases, Net	51,538	45,245
Bank Premises and Equipment	1,061	891
Operating Lease Equipment	767	—
Accrued Interest Receivable	415	461
Goodwill	738	740
Intangible Assets	195	236
Servicing Rights	299	263
Other Assets	2,471	2,019

Total Assets	$91,181	80,932

Liabilities
Deposits:
Demand	$12,142	10,095
Interest Checking	19,757	17,878
Savings	7,375	10,056
Money Market	3,201	1,044
Other Time	6,686	8,180
Certificates–$100,000 and Over	1,371	1,181
Foreign Office	6,563	3,774

Total Deposits	57,095	52,208
Federal Funds Purchased	6,928	4,748
Short-Term Bank Notes	500	—
Other Short-Term Borrowings	5,742	4,075
Accrued Taxes, Interest and Expenses	2,200	2,217
Other Liabilities	986	440
Long-Term Debt	9,063	8,179

Total Liabilities	82,514	71,867

Minority Interest	—	461

Shareholders’ Equity
Common Stock (a)	1,295	1,295
Preferred Stock (b)	9	9
Capital Surplus	1,964	2,010
Retained Earnings	6,481	5,465
Accumulated Nonowner Changes in Equity	(120)	369
Treasury Stock	(962)	(544)

Total Shareholders’ Equity	8,667	8,604

Total Liabilities and Shareholders’ Equity	$91,181	80,932

(a)	Stated value $2.22 per share; authorized 1,300,000,000; outstanding at 2003 — 566,685,301 (excludes 16,766,390 treasury shares) and 2002 — 574,355,247 (excludes 9,071,857 treasury shares).
(b)	490,750 shares of undesignated no par value preferred stock are authorized of which none had been issued; 7,250 shares of 8.0% cumulative Series D convertible (at $23.5399 per share) perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding; 2,000 shares of 8.0% cumulative Series E perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding.

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

($ in millions, except per share data)	Common Stock	Preferred Stock	Capital Surplus	Retained Earnings	Accumulated Nonowner Changes in Equity	Treasury Stock	Other	Total
Balance at December 31, 2000, as Previously Reported	$1,263	9	1,140	4,225	28	(1)	(2)	6,662
Retroactive Restatement Adjustment for Stock-Based Compensation			316	(243)				73

Balance at December 31, 2000, as Restated	1,263	9	1,456	3,982	28	(1)	(2)	6,735
Net Income and Nonowner Changes in Equity, Net of Tax:
Net Income				1,002				1,002
Change in Unrealized Gains (Losses) on Securities Available-for-Sale, Net					(10)			(10)
Change in Unrealized Losses on Qualifying Cash Flow Hedges					(10)			(10)

Net Income and Nonowner Changes in Equity								982
Cash Dividends Declared:
Fifth Third Bancorp:
Common Stock at $.83 per share				(460)				(460)
Preferred Stock				(1)				(1)
Pooled Companies Prior to Acquisition:
Common Stock				(51)				(51)
Conversion of Subordinated Debentures to Common Stock	10		158					168
Shares Acquired for Treasury						(15)		(15)
Stock-Based Compensation Expense			117					117
Stock Options Exercised, Including Treasury Shares Issued	9		99			11		119
Excess Corporate Tax Benefit Related to Stock-Based Compensation			13					13
Stock Issued in Acquisitions and Other	12		100	30		1	2	145

Balance at December 31, 2001	1,294	9	1,943	4,502	8	(4)	—	7,752
Net Income and Nonowner Changes in Equity, Net of Tax:
Net Income				1,531				1,531
Change in Unrealized Gains (Losses) on Securities Available-for-Sale, Net					420			420
Change in Unrealized Losses on Qualifying Cash Flow Hedges					(7)			(7)
Change in Minimum Pension Liability					(52)			(52)

Net Income and Nonowner Changes in Equity								1,892
Cash Dividends Declared:
Common Stock at $.98 per share				(567)				(567)
Preferred Stock				(1)				(1)
Shares Acquired for Treasury						(720)		(720)
Stock-Based Compensation Expense			128					128
Stock Options Exercised, Including Treasury Shares Issued	1		(77)			180		104
Excess Corporate Tax Benefit Related to Stock-Based Compensation			19					19
Other			(3)					(3)

Balance at December 31, 2002	1,295	9	2,010	5,465	369	(544)	—	8,604
Net Income and Nonowner Changes in Equity, Net of Tax:
Net Income				1,665				1,665
Change in Unrealized Gains (Losses) on Securities Available-for-Sale, Net					(487)			(487)
Change in Unrealized Losses on Qualifying Cash Flow Hedges					9			9
Change in Minimum Pension Liability					(11)			(11)

Net Income and Nonowner Changes in Equity								1,176
Cash Dividends Declared:
Common Stock at $1.13 per share				(645)				(645)
Preferred Stock				(1)				(1)
Shares Acquired for Treasury						(655)		(655)
Stock-Based Compensation Expense			110					110
Stock Options Exercised, Including Treasury Shares Issued			(136)			233		97
Loans Issued Related to the Exercise of Stock Options, Net			(34)					(34)
Excess Corporate Tax Benefit Related to Stock-Based Compensation			18					18
Other			(4)	(3)		4		(3)

Balance at December 31, 2003	$1,295	9	1,964	6,481	(120)	(962)	—	8,667

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31 ($ in millions)	2003	2002	2001
Operating Activities
Net Income	$1,665	1,531	1,002
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	399	246	236
Minority Interest in Net Income	20	38	2
Cumulative Effect of Change in Accounting Principle, Net of Tax	11	—	7
Depreciation, Amortization and Accretion	550	338	236
Stock-Based Compensation Expense	110	128	117
Provision for Deferred Income Taxes	31	263	238
Realized Securities Gains	(150)	(125)	(43)
Realized Securities Gains – Non-Qualifying Hedges on Mortgage Servicing	(3)	(86)	(151)
Realized Securities Losses	69	11	15
Realized Securities Losses – Non-Qualifying Hedges on Mortgage Servicing	—	53	8
Proceeds from Sales/Transfers of Residential Mortgage and Other Loans Held for Sale	16,280	9,924	8,957
Net Gains on Sales of Loans	(340)	(269)	(197)
Net Gains on Divestitures	(40)	(34)	(43)
Increase in Residential Mortgage and Other Loans Held for Sale	(10,501)	(9,892)	(9,281)
Increase in Trading Securities	(37)	(18)	—
Decrease (Increase) in Accrued Interest Receivable	45	49	(43)
(Increase) Decrease in Other Assets	(646)	453	(398)
Increase (Decrease) in Accrued Taxes, Interest and Expenses	253	(114)	18
Increase (Decrease) in Other Liabilities	399	(286)	223

Net Cash Provided by Operating Activities	8,115	2,210	903

Investing Activities
Proceeds from Sales of Securities Available-for-Sale	22,522	20,605	10,177
Proceeds from Calls, Paydowns and Maturities of Securities Available-for-Sale	9,264	7,481	14,295
Purchases of Securities Available-for-Sale	(36,123)	(32,278)	(23,771)
Proceeds from Calls, Paydowns and Maturities of Securities Held-to-Maturity	18	5	17
Purchases of Securities Held-to-Maturity	(92)	(35)	—
Decrease (Increase) in Other Short-Term Investments	33	(69)	7
Increase in Loans and Leases	(10,651)	(5,608)	(84)
Decrease in Operating Lease Equipment	214	—	—
Purchases of Bank Premises and Equipment	(284)	(174)	(139)
Proceeds from Disposal of Bank Premises and Equipment	16	14	15
Net Cash Received (Paid) in Acquisitions/Divestitures	67	55	(125)

Net Cash (Used in) Provided by Investing Activities	(15,016)	(10,004)	392

Financing Activities
Increase in Core Deposits	1,908	4,916	3,855
Increase (Decrease) in Certificates – $100,000 and Over, including Foreign Office	2,978	1,536	(6,815)
Increase in Federal Funds Purchased	2,180	2,204	314
Increase (Decrease) in Short-Term Bank Notes	500	(34)	34
Increase (Decrease) in Other Short-Term Borrowings	2,093	(304)	661
Proceeds from Issuance of Long-Term Debt	1,095	1,143	6,466
Proceeds from Issuance of Preferred Stock of Subsidiary	—	—	425
Repayment of Long-Term Debt	(2,159)	(635)	(5,555)
Payment of Cash Dividends	(631)	(553)	(461)
Exercise of Stock Options, Net	63	104	141
Purchases of Treasury Stock	(655)	(720)	(15)
Other	(3)	(3)	(21)

Net Cash Provided by (Used in) Financing Activities	7,369	7,654	(971)

Increase (Decrease) in Cash and Due from Banks	468	(140)	324
Cash and Due from Banks at Beginning of Year	1,891	2,031	1,707

Cash and Due from Banks at End of Year	$2,359	1,891	2,031

Cash Payments
Interest	$1,112	1,497	2,334
Federal Income Taxes	432	456	139
Significant Noncash Transactions
Securitization and Transfer to Securities	$—	496	1,421
Reclassification of Minority Interest to Long-Term Debt	482	—	—
Conversion of Trust Preferred Securities to Common Stock	—	—	172
Consolidation of Special Purpose Entity:
Operating Leases	1,068	—	—
Long-Term Debt	1,109	—	—
Other Assets/Liabilities, Net	25	—	—

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Nature of Operations

Fifth Third Bancorp (Bancorp), an Ohio corporation, conducts its principal activities through its banking and non-banking subsidiaries from 952 banking centers located throughout Ohio, Indiana, Kentucky, Michigan, Illinois, Florida, West Virginia and Tennessee. Principal activities include commercial and retail banking, investment advisory services and electronic payment processing.

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Bancorp and its majority-owned subsidiaries. Other entities, including certain joint ventures, in which there is greater than 20% ownership, but upon which the Bancorp does not possess, nor cannot exert, significant influence or control, are accounted for by the equity method and not consolidated; those in which there is less than 20% ownership, but upon which the Bancorp does not possess nor cannot exert, significant influence or control are generally carried at the lower of cost or fair value. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities

Securities are classified as held-to-maturity, available-for-sale or trading on the date of purchase. Only those securities classified as held-to-maturity, and which management has the intent and ability to hold to maturity, are reported at amortized cost. Available-for-sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in accumulated nonowner changes in equity and income, respectively. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within other operating income in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security’s performance, the credit worthiness of the issuer and the Bancorp’s intent and ability to hold the security to maturity. A decline in value that is considered to be other-than-temporary is recorded as a loss within other operating income in the Consolidated Statements of Income.

Loans and Leases

Interest income on loans is based on the principal balance outstanding computed using the effective interest method. The accrual of interest income for commercial, construction and mortgage loans is discontinued when there is a clear indication the borrower’s cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when the principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. Consumer loans and revolving lines of credit for equity lines that have principal and interest payments that have become past due one hundred and twenty days and credit cards that have principal and interest payments that have become past due one hundred and eighty days are charged off to the reserve for credit losses. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest receivable is charged against income and the loan is accounted for on the cash method thereafter, until qualifying for return to accrual status. Generally, a loan is returned to accrual status when all delinquent interest and principal payments become current in accordance with the terms of the loan agreement or when the loan is both well secured and in the process of collection and collectibility is no longer doubtful.

Loan and lease origination and commitment fees and certain direct loan and lease origination costs are deferred and the net amount amortized over the estimated life of the related loans or commitments as a yield adjustment.

Direct financing leases are carried at the aggregate of lease payments plus estimated residual value of the leased property, less unearned income. Interest income on direct financing leases is recognized over the term of the lease to achieve a constant periodic rate of return on the outstanding investment. Interest income on leveraged leases is recognized over the term of the lease to achieve a constant rate of return on the outstanding investment in the lease, net of the related deferred income tax liability, in the years in which the net investment is positive.

Residential mortgage loans held for sale are valued at the lower of aggregate cost or fair value. Loans held for sale that qualify for fair value hedge accounting are carried at fair value. Fair value is based on the contract price at which the mortgage loans will be sold. The Bancorp generally has commitments to sell residential mortgage loans held for sale in the secondary market. Gains or losses on sales are recognized in mortgage banking net revenue upon delivery.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for a loss accrual.

Other Real Estate Owned

Other real estate owned (OREO), which is included in other assets, represents property acquired through foreclosure or other proceedings. OREO is carried at the lower of cost or fair value, less costs to sell. All property is periodically evaluated and reductions in fair value are recognized in other operating expense in the Consolidated Statements of Income.

Reserve for Credit Losses

The Bancorp maintains a reserve to absorb probable loan and lease losses inherent in the portfolio. The reserve for credit losses is maintained at a level the Bancorp considers to be adequate to absorb probable loan and lease losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans and leases. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are based on the Bancorp’s review of the historical credit loss experience and such factors that, in management’s judgment, deserve consideration under existing economic conditions in estimating probable credit losses.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The reserve is based on ongoing quarterly assessments of the probable estimated losses inherent in the loan and lease portfolio. In determining the appropriate level of reserves, the Bancorp estimates losses using a range derived from “base” and “conservative” estimates. The Bancorp’s methodology for assessing the appropriate reserve level consists of several key elements, as discussed below. The Bancorp’s strategy for credit risk management includes a combination of conservative exposure limits significantly below legal lending limits, and conservative underwriting, documentation and collection standards. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit examinations and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality.

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bancorp.

Included in the review of individual loans are those that are impaired as provided in Statement of Financial Accounting Standards (SFAS) No. 114, “Accounting by Creditors for Impairment of a Loan.” Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for loss accrual.

Historical loss rates are applied to other commercial loans not subject to specific reserve allocations. The loss rates are derived from a migration analysis, which computes the net charge-off experience sustained on loans according to their internal risk grade. These grades encompass ten categories that define a borrower’s ability to repay their loan obligations. The risk rating system is intended to identify and measure the credit quality of all commercial lending relationships.

Homogenous loans, such as consumer installment, residential mortgage loans and automobile leases, are not individually risk graded. Rather, standard credit scoring systems and delinquency monitoring are used to assess credit risk. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Factors that management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix, credit score migration comparisons, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and the Bancorp’s internal credit examiners.

An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Reserves on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

The Bancorp’s primary market areas for lending are Ohio, Kentucky, Indiana, Florida, Michigan, Illinois, West Virginia and Tennessee. When evaluating the adequacy of reserves, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions has on the Bancorp’s customers.

The Bancorp has not substantively changed in the past year any aspect of its overall approach in the determination of the reserve for loan and lease losses. There have been no material changes in assumptions or estimation techniques as compared to prior years that impacted the determination of the current year reserve for loan and lease losses.

Loan Sales and Securitizations

When the Bancorp sells loans through either securitizations or individual loan sales in accordance with its investment policies, it may retain one or more subordinated tranches, servicing rights, interest-only strips, credit recourse, other residual interests and in some cases, a cash reserve account, all of which are considered retained interests in the securitized or sold loans. Gain or loss on sale or securitization of the loans depends in part on the previous carrying amount of the financial assets sold or securitized, allocated between the assets sold and the retained interests based on their relative fair value at the date of sale or securitization. To obtain fair values, quoted market prices are used if available. If quotes are not available for retained interests, the Bancorp calculates fair value based on the present value of future expected cash flows using both management’s best estimates and third-party data sources for the key assumptions — credit losses, prepayment speeds, forward yield curves and discount rates commensurate with the risks involved. Gain or loss on sale or securitization of loans is reported as a component of other operating income in the Consolidated Statements of Income. Retained interests from securitized or sold loans, excluding servicing rights, are carried at fair value. Adjustments to fair value for retained interests classified as available-for-sale securities are included in accumulated nonowner changes in equity, or in other operating income in the Consolidated Statements of Income if the fair value has declined below the carrying amount and such decline has been determined to be other-than-temporary. Adjustments to fair value for retained interests classified as trading securities are recorded within other operating income in the Consolidated Statements of Income.

Servicing rights resulting from residential mortgage and home equity line of credit loan sales are amortized in proportion to and over the period of estimated net servicing revenues and are reported as a component of mortgage banking net revenue and other service charges and fees, respectively, in the Consolidated Statements of Income. Servicing rights are assessed for impairment monthly, based on fair value, with temporary impairment recognized through a valuation allowance and permanent impairment recognized through a write-off of the servicing asset and related valuation reserve. Key economic assumptions used in measuring any potential impairment of the servicing rights include the prepayment speed of the underlying loans, the weighted-average life of the loan, the discount rate and the weighted-average default rate, as applicable. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. The Bancorp monitors this risk and adjusts its valuation allowance as necessary to adequately reserve for any probable impairment in the portfolio. For purposes of measuring impairment, the mortgage servicing rights are stratified based on the financial asset type and

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

interest rates. In addition, the Bancorp obtains an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. Fees received for servicing loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in operating income as loan payments are received. Costs of servicing loans are charged to expense as incurred.

Bank Premises and Equipment

Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method based on estimated useful lives of the assets for book purposes, while accelerated depreciation is used for income tax purposes. Amortization of leasehold improvements is computed using the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expenses as incurred.

Operating Lease Equipment

Operating lease equipment is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases and recorded within other operating income in the Consolidated Statements of Income. Depreciation expense on operating lease equipment is recorded on a straight-line basis over the term of the lease from the original cost of the asset to the estimated residual value at the end of the lease term. Depreciation expense is recorded within operating lease expense in the Consolidated Statements of Income. The estimated residual value of operating lease assets is periodically reviewed and, in the event that the original estimated residual value is determined to be greater than the asset’s estimated market value at the end of the lease term, depreciation expense is adjusted prospectively.

Derivative Financial Instruments

The Bancorp accounts for its derivatives under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The Standard requires recognition of all derivatives as either assets or liabilities in the balance sheet and requires measurement of those instruments at fair value through adjustments to either accumulated nonowner changes in equity or current earnings or both, as appropriate. On the date the Bancorp enters into a derivative contract, the Bancorp designates the derivative instrument as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated nonowner changes in equity within shareholders’ equity and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in fair values are reported in current period net income.

Prior to entering a hedge transaction, the Bancorp formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions along with a formal assessment at both inception of the hedge and on an ongoing basis as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in net income.

Earnings Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share are computed by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Earnings per diluted share are computed by dividing adjusted net income available to common shareholders by the weighted-average number of shares of common stock and common stock equivalents outstanding during the period. Dilutive common stock equivalents represent the assumed conversion of convertible subordinated debentures, convertible preferred stock and the exercise of stock options.

Other

Securities and other property held by Fifth Third Investment Advisors, a division of the Bancorp’s banking subsidiaries, in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets because such items are not assets of the subsidiaries. Investment advisory revenue in the Consolidated Statements of Income is recognized on the accrual basis. Investment advisory service revenues are recognized monthly based on a fee charged per transaction processed and a fee charged on the market value of ending account balances associated with individual contracts.

The Bancorp recognizes revenue from its electronic payment processing services as such services are performed, recording revenues net of certain costs (primarily interchange fees charged by credit card associations) not controlled by the Bancorp.

Acquisitions of treasury stock are carried at cost. Reissuance of shares in treasury for acquisitions, stock option exercises or other corporate purposes is recorded based on the specific identification method.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This Statement discontinued the practice of amortizing goodwill and indefinite lived intangible assets and initiated an annual review for impairment. Impairment is to be examined more frequently if certain indicators are encountered. The Bancorp has completed its most recent annual goodwill impairment test required by this Standard as of September 30, 2003 and has determined that no impairment exists. Intangible assets with a determinable useful life will continue to be amortized over that period. The Bancorp adopted the amortization provisions of SFAS No. 142 effective January 1, 2002. See Note 7 for certain pro forma financial disclosures related to SFAS No.142.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies,” and was effective for financial statements issued for fiscal years beginning after June 15, 2002. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement eliminates the allocation of goodwill to long-lived assets to be tested for impairment and details both a “probability-weighted” and “primary-asset” approach to estimate cash flows in testing for impairment of a long-lived asset. This Statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of the Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” This Statement also amends Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements.” SFAS No. 144 was effective for financial statements issued for fiscal years beginning after December 15, 2001. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections.” This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and amends SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement also rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers.” This Statement amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 was effective for transactions occurring after May 15, 2002. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to being recognized at the date an entity commits to an exit plan under EITF Issue No. 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. This Statement was effective for exit or disposal activities that were initiated after December 31, 2002 and has not had a material effect on the Bancorp’s Consolidated Financial Statements.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This Statement removes acquisitions of financial institutions from the scope of SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions” and FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17 when a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method,” and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, this Statement amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. This Statement was effective October 1, 2002. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

        In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure—an Amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements. This Statement was effective for financial statements for fiscal years ending after December 15, 2002. Effective January 1, 2004, the Bancorp adopted the fair value recognition provisions of SFAS No. 123 using the retroactive restatement method described in SFAS No. 148. As a result, financial information for all prior periods has been restated to reflect the compensation expense that would have been recognized had the fair value method of accounting been applied to all awards granted to employees after January 1, 1995. The adoption of the retroactive restatement method resulted in the restatement of previously reported balances of capital surplus, retained earnings and deferred taxes. As of December 31, 2000, previously reported capital surplus was increased by $303 million, retained earnings were decreased by $243 million, and deferred tax assets were increased by $60 million. As of December 31, 2001, previously reported capital surplus was increased by $410 million, retained earnings were decreased by $335 million, and deferred tax assets were increased by $75 million. As of December 31, 2002, previously reported capital surplus was increased by $530 million, retained earnings were decreased by $439 million, and deferred tax assets were increased by $91 million. As of December 31, 2003, previously reported capital surplus was increased by $633 million, retained earnings were decreased by $529 million, and deferred tax assets were increased by $104 million. In addition, in adopting the fair value method of expense recognition, the Bancorp determined that in 2000 and 2001 certain outstanding stock options exchanged in immaterial business combinations were omitted from the determination of total purchase price and resulting goodwill. Adjustment for those items resulted in an additional increase in goodwill and capital surplus balances as of December 31, 2000 of $13 million and an increase as of December 31, 2001 and subsequent periods of $38 million.

Stock-based compensation expense is included in salaries, wages and incentives expense in the Consolidated Statements of Income. The impact of the adoption of the retroactive restatement method for employee stock-based compensation on previously reported net income, basic and diluted earnings per share for 2003, 2002 and 2001 is as follows:

($ in millions, except per share data)	2003	2002	2001
Net income available to common shareholders, as previously reported	$1,754	1,634	1,093
Stock-based compensation expense determined under the fair value method, net of tax	(90)	(104)	(92)

Net income available to common shareholders, as restated	$1,664	1,530	1,001

Earnings per share:
As previously reported	$3.07	2.82	1.90
As restated	$2.91	2.64	1.74
Diluted earnings per share:
As previously reported	$3.03	2.76	1.86
As restated	$2.87	2.59	1.70

The weighted-average fair value of options granted was $18.27, $26.14, and $18.79 in 2003, 2002 and 2001, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2003, 2002 and 2001: expected option lives ranging from six to nine years for all three years; expected dividend yield of 1.6% for 2003, 1.4% for 2002, and 1.8% for 2001; expected volatility of 28% for all three years and risk-free interest rates of 4.4%, 5.0%, and 5.1%, respectively.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group (DIG) and in other FASB projects or deliberations. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity or in some cases presented between the liabilities section and the equity section of the statement of financial position. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Standard on July 1, 2003 required a reclassification of a minority interest to long-term debt and its corresponding minority interest expense to interest expense, relating to preferred stock issued during 2001 by a subsidiary of the Bancorp. The existence of the mandatory redemption feature of this issue upon its mandatory conversion to trust preferred securities necessitated these reclassifications and did not result in any change in bottom line income statement trends.

In December 2003, the FASB issued SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This Statement expands upon the existing disclosure requirements as prescribed under the original SFAS No. 132 by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. SFAS No. 132(R) also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements beginning after December 15, 2003. This Statement is effective for financial statements with fiscal years ending after December 15, 2003. The Bancorp adopted this Standard and all of its required disclosures are included in Note 24.

In November 2002, the FASB issued Interpretation No. 45, (FIN 45) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Interpretation expands on the accounting guidance of SFAS No. 5, “Accounting for Contingencies,” SFAS No. 57, “Related Party Disclosures,” and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” It also incorporates without change the provisions of FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” which is superseded. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation were effective for periods ending after December 15, 2002. Significant guarantees that have been entered into by the Bancorp are disclosed in Note 15. Adoption of this Interpretation did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities (VIE’s) to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s residual returns if they occur, or both. Qualifying Special Purpose Entities (QSPE) are exempt from the consolidation requirements of FIN 46. This Interpretation was effective for VIE’s created after January 31, 2003 and for VIE’s in which an enterprise obtains an interest after that date. In December 2003, the FASB issued Staff Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities — an interpretation of ARB 51 (revised December 2003),” which replaces FIN 46. FIN 46R was primarily issued to clarify the required accounting for interests in VIE’s. Additionally, this Interpretation exempts certain entities from its requirements and provides for special effective dates for enterprises that have fully or partially applied FIN 46 as of December 24, 2003. Application of FIN 46R is required in financial statements of public enterprises that have interests in structures that are commonly referred to as special-purpose entities, or SPE’s, for periods ending after December 15, 2003. Application by public enterprises, other than small business issuers, for all other types of VIE’s (i.e., non-SPE’s) is required in financial statements for periods ending after March 15, 2004, with earlier adoption permitted. The Bancorp early adopted the provisions of FIN 46 on July 1, 2003. Through December 31, 2003 the Bancorp has provided full credit recourse to an unrelated and unconsolidated asset-backed SPE in conjunction with the sale and subsequent leaseback of leased autos. The unrelated and unconsolidated asset-backed SPE was formed for the sole purpose of participating in the sale and subsequent lease-back transactions with the Bancorp. Based on this credit recourse, the Bancorp is deemed to be the primary beneficiary as it maintains the majority of the variable interests in this SPE and was therefore required to consolidate the entity. Early adoption of this Interpretation required the Bancorp to consolidate these operating lease assets and a corresponding liability as well as recognize an after-tax cumulative effect charge of $11 million ($.02 per diluted share) representing the difference between the carrying value of the leased autos sold and the carrying value of the newly consolidated obligation as of July 1, 2003. As of December 31, 2003, the outstanding balance of leased autos sold was approximately $767 million. Consolidation of these operating lease assets did not impact risk-based capital ratios or bottom line income statement trends; however lease payments on the operating lease assets are now reflected as a component of other operating income and depreciation expense is now reflected as a component of operating expenses. The Bancorp also early adopted the provisions of FIN 46 related to the consolidation of two wholly-owned finance entities involved in the issuance of trust preferred securities. Effective July 1, 2003, the Bancorp deconsolidated the wholly-owned issuing trust entities resulting in a recharacterization of the underlying consolidated debt obligation from the previous trust preferred securities obligations to the junior subordinated debenture obligations that exist between the Bancorp and the issuing trust entities. See Note 15 for discussion of certain guarantees that the Bancorp has provided for the benefit of the wholly-owned issuing trust entities related to their debt obligations.

In March 2004, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments.” This SAB disallows the inclusion of expected future cash flows related to the servicing of a loan in the determination of the fair value of a loan commitment. Further, no other internally developed intangible asset should be recorded as part of the loan commitment derivative. Recognition of intangible assets would only be appropriate in a third-party transaction, such as a purchase of a loan commitment or in a business combination. The SAB is effective for all loan commitments entered into after March 31, 2004, but does not require retroactive adoption for loan commitments entered into on or before March 31, 2004. Adoption of this SAB will not have a material effect on the Bancorp’s Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2. SECURITIES

Securities available-for-sale as of December 31:

	2003
($ in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Government and agencies obligations	$4,715	15	(55)	4,675
Obligations of states and political subdivisions	922	55	—	977
Agency mortgage-backed securities	21,101	163	(283)	20,981
Other bonds, notes and debentures	1,401	12	(10)	1,403
Other securities	937	35	(9)	963

Total securities	$29,076	280	(357)	28,999

	2002
($ in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Government and agencies obligations	$2,611	82	—	2,693
Obligations of states and political subdivisions	1,033	58	(1)	1,090
Agency mortgage-backed securities	19,328	521	(16)	19,833
Other bonds, notes and debentures	1,084	21	(3)	1,102
Other securities	734	26	(14)	746

Total securities	$24,790	708	(34)	25,464

Securities held-to-maturity as of December 31:

	2003
($ in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$126	—	—	126
Other debt securities	9	—	—	9

Total securities	$135	—	—	135

	2002
($ in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$52	—	—	52

Total securities	$52	—	—	52

The amortized cost and approximate fair value of securities at December 31, 2003, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
($ in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Debt securities:
Under 1 year	$110	111	$13	13
1-5 years	3,544	3,573	3	3
6-10 years	3,036	3,037	81	81
Over 10 years	21,449	21,315	38	38
Other securities	937	963	—	—

Total securities	$29,076	28,999	$135	135

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2003:

	Less than 12 months		12 months or more		Total
($ in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and agencies obligations	$2,967	(55)	—	—	2,967	(55)
Agency mortgage-backed securities	12,868	(283)	—	—	12,868	(283)
Other bonds, notes and debentures	657	(9)	23	(1)	680	(10)
Other securities	36	(3)	36	(6)	72	(9)

Total	$16,528	(350)	59	(7)	16,587	(357)

At December 31, 2003, 95% of the unrealized losses in the available-for-sale security portfolio were comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and investment grade municipalities. The Bancorp believes that the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities. At December 31, 2003, the percentage of unrealized losses in the available-for-sale security portfolio represented by non-rated securities was 3%.

At December 31, 2003 and 2002, securities with a fair value of $17.9 billion and $13.8 billion, respectively, were pledged to secure borrowings, public deposits, trust funds and for other purposes as required or permitted by law. Of the amount pledged by the Bancorp at December 31, 2003, $2.1 billion represents encumbered securities for which the secured party has the right to repledge.

Unrealized gains (losses) on trading securities held at December 31, 2003 and 2002 were not material to the Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

3. LEASE FINANCING

A summary of the gross investment in lease financing at December 31:

($ in millions)	2003	2002
Direct financing leases	$4,978	5,005
Leveraged leases	2,161	1,619

Total lease financing	$7,139	6,624

The components of the investment in lease financing at December 31:

($ in millions)	2003	2002
Rentals receivable, net of principal and interest on nonrecourse debt	$4,917	4,520
Estimated residual value of leased assets	2,222	2,104

Gross investment in lease financing	7,139	6,624
Unearned income	(1,427)	(1,262)

Net investment in lease financing	$5,712	5,362

At December 31, 2003, the minimum future lease payments receivable for each of the years 2004 through 2008 were $1,643 million, $1,434 million, $1,225 million, $850 million and $466 million, respectively.

4. RESERVE FOR CREDIT LOSSES

Transactions in the reserve for credit losses for the years ended December 31:

($ in millions)	2003	2002	2001
Balance at January 1	$683	624	609
Losses charged off	(380)	(273)	(309)
Recoveries of losses previously charged off	68	86	82

Net charge-offs	(312)	(187)	(227)
Provision charged to operations	399	246	201
Merger-related provision charged to operations	—	—	35
Reserve of acquired institutions and other	—	—	6

Balance at December 31	$770	683	624

Impaired loan information, under SFAS No. 114, at December 31:

($ in millions)	2003	2002
Impaired loans with a valuation reserve	$182	180
Impaired loans with no valuation reserve	23	40

Total impaired loans	$205	220

Valuation reserve on impaired loans	$40	56

Average impaired loans, net of valuation reserves, were $166 million in 2003, $163 million in 2002 and $142 million in 2001. Cash basis interest income recognized on those loans during each of the years was immaterial.

5. BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment at December 31:

($ in millions)	Estimated Useful Life	2003	2002
Land and improvements		$273	216
Buildings	10 to 50 yrs.	858	784
Equipment	3 to 20 yrs.	723	642
Leasehold improvements	5 to 30 yrs.	118	114
Accumulated depreciation and amortization		(911)	(865)

Total bank premises and equipment		$1,061	891

Depreciation and amortization expense related to bank premises and equipment was $106 million in 2003, $97 million in 2002 and $99 million in 2001.

Occupancy expense has been reduced by rental income from leased premises of $14 million in 2003, $14 million in 2002 and $16 million in 2001.

The Bancorp’s subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. A summary of the minimum annual rental commitments under noncancelable lease agreements for land and buildings at December 31, 2003, exclusive of income taxes and other charges payable by the lessee:

($ in millions)	Land and Buildings
2004	$42
2005	35
2006	32
2007	29
2008	24
2009 and subsequent years	114

Total	$276

Rental expense for cancelable and noncancelable leases was $56 million for 2003, $48 million for 2002, and $57 million for 2001.

6. OPERATING LEASE EQUIPMENT

Operating lease equipment primarily consists of automobiles leased to customers, which are reported at cost, net of accumulated depreciation. Upon the early adoption of FIN 46 on July 1, 2003, the Bancorp was required to consolidate operating lease assets of an unrelated and previously unconsolidated asset-backed SPE that was formed for the sole purpose of participating in sale and subsequent leaseback transactions with the Bancorp. See Note 1 for further discussion of adoption of FIN 46.

Operating lease equipment at December 31, 2003 was $.8 billion, net of accumulated depreciation of $.5 billion. Depreciable lives for operating lease equipment generally range from 3 years to 10 years.

The minimum future lease rental payments due from customers on operating lease equipment at December 31, 2003, totaled $809 million, of which $452 million is due in 2004, $253 million in 2005, $100 million in 2006 and $4 million in 2007. Depreciation expense related to operating lease equipment for the year ended December 31, 2003 was $87 million.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

7. INTANGIBLE ASSETS AND GOODWILL

Intangible assets consist of core deposits, acquired merchant processing portfolios and servicing rights. Intangibles, excluding servicing right assets, are amortized on a straight-line basis over their estimated useful lives, generally over a period of up to 25 years. The Bancorp reviews intangible assets for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable.

Upon adoption of the amortization provisions of SFAS No. 142 on January 1, 2002, the Bancorp discontinued the practice of amortizing goodwill, which decreased operating expenses and increased net income available to common shareholders as compared to 2001.

The following tables illustrate financial results on a pro forma basis as if SFAS No. 142 were effective beginning January 1, 2001.

Results of operations for the year ended December 31:

($ in millions, except per share data)	2003	2002	2001
Income from Continuing Operations Before Minority Interest and Cumulative Effect	$1,652	1,565	1,041
Net Income Available to Common Shareholders	$1,664	1,530	1,035
Earnings Per Diluted Share	$2.87	2.59	1.76

The following table presents a reconciliation between originally reported net income available to common shareholders for the year ended December 31, 2001 and net income available to common shareholders restated for the effects of SFAS No. 142:

($ in millions)	2001
Net Income Available to Common Shareholders (as originally reported)	$1,001
Effect of Goodwill Amortization Expense, Net	34

Net Income Available to Common Shareholders	$1,035

Detail of amortizable intangible assets as of December 31:

	2003
($ in millions)	Gross Carrying Amount	Accumulated Amortization (a)	Net Carrying Amount
Mortgage Servicing Rights	$870	581	289
Other Consumer and Commercial Servicing Rights	11	1	10
Core Deposits	341	181	160
Merchant Processing Portfolios	60	25	35

Total	$1,282	788	494

	2002
($ in millions)	Gross Carrying Amount	Accumulated Amortization (a)	Net Carrying Amount
Mortgage Servicing Rights	$800	537	263
Core Deposits	341	156	185
Merchant Processing and Credit Card Portfolios	66	15	51

Total	$1,207	708	499

(a)	Accumulated amortization for Mortgage Servicing Rights includes a $152 million and $278 million valuation allowance at December 31, 2003 and December 31, 2002, respectively.

As of December 31, 2003, all of the Bancorp’s intangible assets were being amortized. Amortization expense of $216 million, $191 million, and $131 million respectively, was recognized on intangible assets (including servicing rights) for the years ended December 31, 2003, 2002 and 2001, respectively.

Estimated amortization expense, including servicing rights, for fiscal years 2004 through 2008 is as follows:

For the Years Ended December 31 ($ in millions)
2004	$135
2005	111
2006	83
2007	51
2008	40

8. SERVICING RIGHTS

Changes in capitalized servicing rights for the years ended December 31:

($ in millions)	2003	2002
Balance at January 1	$263	426
Amount capitalized	217	140
Amortization	(177)	(157)
Sales	(1)	(6)
Change in valuation reserve	(3)	(140)

Balance at December 31	$299	263

Changes in the servicing rights valuation reserve for the years ended December 31:

($ in millions)	2003	2002	2001
Balance at January 1	$(278)	(209)	(10)
Servicing valuation provision	(3)	(140)	(199)
Permanent impairment write-off	129	71	—

Balance at December 31	$(152)	(278)	(209)

The Bancorp maintains a non-qualifying hedging strategy to manage a portion of the risk associated with changes in impairment on the mortgage servicing rights (MSR) portfolio. This strategy includes the purchase of various securities (primarily FHLMC and FNMA agency bonds, U.S. treasury bonds and principal only (PO) strips) and the purchase of various free-standing derivatives (PO swaps, swaptions, floors, forward contracts, options and interest rate swaps). The interest income, mark-to-market adjustments and gain or loss from sale activities in these portfolios are expected to economically hedge a portion of the change in value of the MSR portfolio caused by fluctuating discount rates, earnings rates and prepayment speeds. The combined magnitude of decreasing interest rates during the first six months of 2003 and subsequent increasing interest rates in the last six months of 2003, led to the recognition of a net $3 million in temporary impairment on the MSR portfolio in 2003. Significant decreases in primary and secondary mortgage rates in 2002 led to an increase in prepayment speeds and recognition of $140 million in temporary impairment. As temporary impairment was recognized on the MSR portfolio in 2003 and 2002 due to falling primary and secondary mortgage rates and earnings rates and corresponding increases in prepayment speeds, the Bancorp sold certain of these securities resulting in net realized gains of $3 million and $33 million in 2003 and 2002, respectively, that were captured as a component of other operating income in the Consolidated Statements of Income. In addition, the Bancorp

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

recognized a net gain of $15 million and $100 million in 2003 and 2002, respectively, related to changes in fair value and settlement of free-standing derivatives purchased to economically hedge the MSR portfolio. The decline in net security gains from securities purchased and designated under the non-qualifying hedging strategy in 2003 compared to 2002 is due to increased reliance on free-standing derivatives rather than available-for-sale securities as part of the Bancorp’s overall hedging strategy. As of December 31, 2002, the Bancorp’s available-for-sale security portfolio included $147 million of securities related to the non-qualifying hedging strategy. As of December 31, 2003, the Bancorp no longer held any available-for-sale securities related to its non-qualifying hedging strategy. As of December 31, 2003 and 2002, other assets included free-standing derivative instruments with a fair value of $8 million and $37 million, respectively, on outstanding notional amounts totaling $.9 billion and $1.8 billion, respectively.

The continued decline in primary and secondary mortgage rates during 2002 and the first six months of 2003 led to historically high refinance rates and corresponding increases in prepayment speeds. Therefore, during 2003 and 2002, the Bancorp determined a portion of the MSR portfolio was permanently impaired, resulting in writeoffs of $129 million and $71 million, respectively, in MSR’s against the related valuation reserve. Impairment charges are captured as a component of mortgage banking net revenue in the Consolidated Statements of Income.

The fair value of capitalized servicing rights was $307 million and $264 million at December 31, 2003 and 2002, respectively. The Bancorp serviced $24.5 billion and $26.5 billion of residential mortgage loans for other investors at December 31, 2003 and 2002, respectively.

9. DERIVATIVES

The Bancorp maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows caused by interest rate volatility. The Bancorp’s interest rate risk management strategy involves modifying the re-pricing characteristics of certain assets and liabilities so that changes in interest rates do not adversely affect the net interest margin and cash flows. Derivative instruments that the Bancorp may use as part of its interest rate risk management strategy include interest rate swaps, interest rate floors, interest rate caps, forward contracts, options and swaptions. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a common notional amount and maturity date. Forward contracts are contracts in which the buyer agrees to purchase, and the seller agrees to make delivery of, a specific financial instrument at a predetermined price or yield. Swaptions, which have the features of a swap and an option, allow, but do not require, counterparties to exchange streams of payments over a specified period of time. As part of its overall risk management strategy relative to its mortgage banking activities, the Bancorp may enter into various free-standing derivatives (PO swaps, swaptions, floors, forward contracts, options and interest rate swaps) to economically hedge interest rate lock commitments and changes in fair value of its largely fixed rate MSR portfolio. PO swaps are total return swaps based on changes in the value of the underlying PO trust. The Bancorp also enters into foreign exchange contracts, interest rate swaps, floors and caps for the benefit of customers. The Bancorp economically hedges the significant exposures related to these free-standing derivatives, entered into for the benefit of customers, by entering into offsetting third-party contracts with approved reputable counterparties with matching terms and currencies that are generally settled daily. Credit risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign currency exchange rates, limiting the Bancorp’s exposure to the replacement value of the contracts rather than the notional principal of contract amounts. The Bancorp minimizes the credit risk through credit approvals, limits and monitoring procedures. The Bancorp will hedge its interest rate exposure on customer transactions by executing offsetting swap agreements with primary dealers.

Fair Value Hedges

The Bancorp enters into interest rate swaps to convert its non-prepayable, fixed-rate long-term debt to floating-rate debt. The Bancorp’s practice is to convert fixed-rate debt to floating-rate debt. Decisions to convert fixed-rate debt to floating are made primarily by consideration of the asset/liability mix of the Bancorp, the desired asset/liability sensitivity and by interest rate levels. For the years ended December 31, 2003 and 2002, certain interest rate swaps met the criteria required to qualify for the shortcut method of accounting. Based on this shortcut method accounting treatment, no ineffectiveness is assumed and fair value changes in the interest rate swaps are recorded as changes in the value of both the swap and the long-term debt. If any of the interest rate swaps do not qualify for the shortcut method of accounting, the ineffectiveness due to differences in the changes in the fair value of the interest rate swap and the long-term debt are reported within interest expense in the Consolidated Statements of Income. For the years ended December 31, 2003 and 2002, changes in the fair value of any interest rate swaps attributed to hedge ineffectiveness were insignificant to the Bancorp’s Consolidated Statements of Income.

During 2003, the Bancorp terminated interest rate swaps designated as fair value hedges and in accordance with SFAS No. 133, the fair value of the swaps at the date of termination was recognized as a premium on the previously hedged long-term debt and is being amortized over the remaining life of the long-term debt as an adjustment to yield. The Bancorp had $54 million and $146 million of fair value hedges included in other assets in the December 31, 2003 and 2002 Consolidated Balance Sheets, respectively.

The Bancorp also enters into forward contracts to hedge the forecasted sale of its residential mortgage loans. For the years ended December 31, 2003 and 2002, the Bancorp met certain criteria to qualify for matched terms accounting on the hedged loans for sale. Based on this treatment, fair value changes in the forward contracts are recorded as changes in the value of both the forward contract and loans held for sale in the Consolidated Balance Sheets. The Bancorp had $3 million and $25 million of fair value hedges included in other liabilities in the December 31, 2003 and 2002 Consolidated Balance Sheets, respectively.

As of December 31, 2003, there were no instances of designated hedges no longer qualifying as fair value hedges.

Cash Flow Hedges

The Bancorp enters into interest rate swaps to convert floating-rate liabilities to fixed rates and to hedge certain forecasted transactions. The liabilities are typically grouped and share the same risk exposure for which they are being hedged. The Bancorp may also enter into forward contracts to hedge certain forecasted transactions. As of December 31, 2003 and 2002, $8 million and $17 million,

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

respectively, in deferred losses, net of tax, related to cash flow hedges were recorded in accumulated nonowner changes in equity. Gains and losses on derivative contracts that are reclassified from accumulated nonowner changes in equity to current period earnings are included in the line item in which the hedged item’s effect in earnings is recorded. As of December 31, 2003, approximately $5 million in deferred losses, net of tax, on derivative instruments included in accumulated nonowner changes in equity are expected to be reclassified into earnings during the next twelve months. All components of each derivative instrument’s gain or loss are included in the assessment of hedge effectiveness.

The maximum term over which the Bancorp is hedging its exposure to the variability of future cash flows is approximately 19 months for hedges converting floating-rate debt to fixed and 15 years for a hedge entered into to fix the purchase price of certain securities available-for-sale. The Bancorp has approximately $7 million and $26 million of cash flow hedges related to the floating-rate liabilities included in other liabilities in the December 31, 2003 and 2002 Consolidated Balance Sheets, respectively.

For the year ended December 31, 2003, there were no cash flow hedges that were discontinued related to forecasted transactions deemed not probable of occurring.

Free-Standing Derivative Instruments

The Bancorp enters into various derivative contracts that focus on providing derivative products to commercial customers. These derivative contracts are not designated against specific assets or liabilities on the balance sheet or to forecasted transactions and, therefore, do not qualify for hedge accounting. These instruments include foreign exchange derivative contracts entered into for the benefit of commercial customers involved in international trade to hedge their exposure to foreign currency fluctuations and various other derivative contracts for the benefit of commercial customers. The Bancorp economically hedges significant exposures related to these derivative contracts entered into for the benefit of customers by entering into offsetting third-party forward contracts with approved reputable counterparties with matching terms and currencies that are generally settled daily. Interest rate lock commitments issued on residential mortgage loan commitments that will be held for resale are also considered free-standing derivative instruments. The interest rate exposure on these commitments is economically hedged primarily with forward contracts. The Bancorp also enters into a combination of free-standing derivative instruments (PO swaps, swaptions, floors, forward contracts, options and interest rate swaps) to economically hedge changes in fair value of its largely fixed rate MSR portfolio. Additionally, the Bancorp occasionally may enter into free-standing derivative instruments (options) in order to minimize significant fluctuations in earnings and cash flows caused by interest rate volatility. The interest rate lock commitments and free-standing derivative instruments related to the MSR portfolio are marked to market and recorded as a component of mortgage banking net revenue, and the foreign exchange derivative contracts, other customer derivative contracts and interest rate risk derivative contracts are marked to market and recorded within other service charges and fees in the Consolidated Statements of Income.

The net gains (losses) recorded in the Consolidated Statements of Income relating to free-standing derivative instruments for the years ended December 31 are summarized below:

($ in millions)	2003	2002	2001
Foreign exchange contracts for customers	$35	25	23
Forward contracts and purchased options related to interest rate lock commitments	(1)	(2)	2
Free-standing derivative instruments related to MSR portfolio	15	100	17
Free-standing derivative instruments related to interest rate risk	6	—	—

As of December 31, 2003, the Bancorp had approximately $234 million and $198 million of free-standing derivatives related to commercial customer transactions (both foreign exchange related contracts and other commercial customer related contracts) included in other assets and other liabilities, respectively, in the Consolidated Balance Sheet, and $66 million included in both other assets and other liabilities in the December 31, 2002 Consolidated Balance Sheet. The following table reflects all other free-standing derivatives included within other assets at December 31:

($ in millions)	2003	2002
Forward contracts related to interest rate lock commitments	$(1)	—
Free-standing derivative instruments related to MSR portfolio	8	37
Free-standing derivative instruments related to interest rate risk	7	—

The following table summarizes the Bancorp’s derivative activity (excluding customer derivatives) at December 31, 2003:

($ in millions)	Notional Balance	Weighted-Average Remaining Maturity in Months	Average Receive Rate	Average Pay Rate
Interest Rate Swaps–Receive Fixed/Pay Floating	$2,300	84	5.7%	1.9%
Interest Rate Swaps–Receive Floating/Pay Fixed	421	19	1.1%	4.1%
Mortgage Lending Commitments: Forward Contracts	796	2	—	—
Interest Rate Lock Commitments	377	1	—	—
Mortgage Servicing Rights Portfolio:
Principal Only Swaps	181	22	—	1.3%
Interest Rate Swaps – Receive Fixed/Pay Floating	88	125	5.1%	1.1%
Purchased Options	680	3	3.9%	—
Other:
Purchased Options	400	11	4.8%	—
Sold Options	400	11	4.1%	—

The outstanding notional amounts related to commercial customer contracts were approximately $9.4 billion as of December 31, 2003.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

10. SHORT-TERM BORROWINGS

A summary of short-term borrowings and rates at December 31:

($ in millions)	2003	2002	2001
Federal funds purchased:
Balance at year end	$6,928	4,748	2,544
Rate at year end	.91%	1.21	1.75
Average outstanding	$7,001	3,262	3,682
Weighted-average rate	1.14%	1.66	4.21
Maximum month-end balance	$7,768	5,976	6,303

Short-term bank notes:
Balance at year end	$500	—	34
Rate at year end	1.05%	—	3.57
Average outstanding	$22	2	10
Weighted-average rate	1.06%	3.40	2.13
Maximum month-end balance	$500	34	34

Securities sold under agreements to repurchase:
Balance at year end	$5,718	3,924	4,854
Rate at year end	.74%	1.28	1.76
Average outstanding	$5,289	3,871	5,097
Weighted-average rate	1.03%	1.72	4.00
Maximum month-end balance	$6,878	4,348	5,189

Other:
Balance at year end	$24	151	21
Rate at year end	.98%	1.11	3.65
Average outstanding	$61	56	10
Weighted-average rate	1.19%	1.07	3.98
Maximum month-end balance	$154	151	21

Total short-term borrowings:
Balance at year end	$13,170	8,823	7,453
Rate at year end	.84%	1.24	1.60
Average outstanding	$12,373	7,191	8,799
Weighted-average rate	1.09%	1.69	4.08
Maximum month-end balance	$14,020	10,134	10,113

Short-term senior notes with maturities ranging from 30 days to one year can be issued by two subsidiary banks. As of December 31, 2003, one of the subsidiary banks had $500 million of floating rate senior notes outstanding, due on December 16, 2004. There were no other short-term senior notes outstanding on either of the two subsidiary banks as of December 31, 2003.

At December 31, 2003, the Bancorp had issued $4 million in commercial paper, with unused lines of credit of $96 million available to support commercial paper transactions and other corporate requirements.

11. LONG-TERM BORROWINGS

A summary of long-term borrowings at December 31:

($ in millions)	2003	2002
Junior subordinated debentures, 8.136%, due 2027	$233	241
Junior subordinated debentures, three-month LIBOR plus .80%, due 2027	103	100
Subordinated notes, 6.625%, due 2005	104	106
Subordinated notes, 6.75%, due 2005	261	263
Subordinated notes, years 1-5: 7.75%; years 6-10: one-month LIBOR plus 1.16%, due 2010	159	163
Subordinated notes, 4.50%, due 2018	458	—
Medium-term senior notes, 3.375% due 2008	497	—
Mandatorily redeemable securities, due 2031	505	—
Federal Home Loan Bank advances	5,094	5,686
Securities sold under agreements to repurchase	825	1,597
Commercial paper backed obligations	792	—
Other	32	23

Total long-term borrowings	$9,063	8,179

The 8.136% Junior Subordinated Debentures due in 2027 were issued by the Bancorp to Fifth Third Capital Trust I (FTCT1). The Bancorp has fully and unconditionally guaranteed all of FTCT1’s obligations under trust preferred securities issued by FTCT1.

The three-month LIBOR plus .80% Junior Subordinated Debentures due in 2027 were assumed by the Bancorp in connection with the 2001 Old Kent merger. The obligations were issued to Old Kent Capital Trust 1 (OKCT1). The Bancorp has fully and unconditionally guaranteed all of OKCT1’s obligations under trust preferred securities issued by OKCT1.

Upon the early adoption of FIN 46 effective July 1, 2003, the Bancorp deconsolidated both FTCT1 and OKCT1 resulting in a recharacterization of the underlying consolidated debt obligations from the previous trust preferred securities obligations to Junior Subordinated Debenture obligations. The Junior Subordinated Debenture obligations both qualify as total capital for regulatory capital purposes.

The 6.625% Subordinated Notes due in 2005 are unsecured obligations of a subsidiary bank. Interest is payable semi-annually and the notes partially qualify as total capital for regulatory capital purposes.

The 6.75% Subordinated Notes due in 2005 are unsecured obligations of a subsidiary bank. Interest is payable semi-annually and the notes partially qualify as total capital for regulatory capital purposes.

The 7.75% (years 1-5); one-month LIBOR + 1.16% (years 6-10) Subordinated Notes due 2010 are unsecured obligations of a subsidiary bank. Interest is payable semi-annually and the notes may also be redeemed on the semi-annual interest payment date. The notes qualify as total capital for regulatory capital purposes.

The 4.50% Subordinated Notes due in 2018 are unsecured obligations of a subsidiary bank. Interest is payable semi-annually and the notes qualify as total capital for regulatory capital purposes.

The 3.375% Medium-Term Senior Notes due in 2008 are unsecured obligations of a subsidiary bank with interest payable semi-annually.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Mandatorily Redeemable Securities due 2031 relate to an obligation of an indirect wholly-owned subsidiary of the Bancorp. Upon the adoption of SFAS No. 150 on July 1, 2003, the Bancorp reclassified its previous minority interest obligation to long-term borrowings due to the existence of a mandatory redemption feature. See Note 12 for further discussion of this obligation.

At December 31, 2003, Federal Home Loan Bank advances have rates ranging from .97% to 8.34%, with interest payable monthly. The advances were secured by certain residential mortgage loans and securities totaling $8.3 billion. The advances mature as follows: $204 million in 2004, $511 million in 2005, $111 million in 2006, $1,844 million in 2007, $2,424 million in 2008 and thereafter.

At December 31, 2003, securities sold under agreements to repurchase have rates ranging from 5.08% to 7.26%, with interest payable monthly. The repurchase agreements mature as follows: $25 million in 2004 and $800 million in 2008 and thereafter.

The floating rate commercial paper backed obligations are rolling in nature and mature through 2005 and were recognized as a result of the early adoption of FIN 46 and related consolidation of an unrelated SPE involved in the sale and subsequent leaseback of certain automobile operating lease assets with the Bancorp. See Note 1 for further discussion of adoption of FIN 46.

Medium-term senior notes and subordinated bank notes with maturities ranging from one year to 30 years can be issued by two subsidiary banks, of which $497 million was outstanding at December 31, 2003. There were no other medium-term senior notes outstanding on either of the two subsidiary banks as of December 31, 2003. During January, February and March 2004, a subsidiary of the Bancorp issued a total of $2.1 billion of medium-term and long-term bank notes with maturities ranging from 18 months to 15 years.

12. MINORITY INTEREST

During 2001, a subsidiary of the Bancorp issued $425 million of preferred stock through a private placement. The preferred stock qualified as Tier 1 capital for regulatory capital purposes. The preferred stock will be exchanged for trust preferred securities in 2031. The Bancorp has the ability to exchange the preferred stock for trust preferred securities or cash prior to 2031, subject to regulatory approval, beginning five years from the date of issuance, upon a change in the Bancorp’s long-term debt credit rating to BBB or below, upon the investor changing tax elections or upon a change in applicable tax law. Through June 30, 2003, annual dividend returns to the preferred stock holder were reflected as minority interest expense in the Consolidated Statements of Income. Adoption of SFAS No. 150 on July 1, 2003 resulted in the reclassification of the preferred stock to long-term debt and its corresponding minority interest expense to interest expense. The preferred stock continues to qualify as Tier 1 capital for regulatory capital purposes. See Note 1 for further discussion of adoption of SFAS No. 150.

13. COMMITMENTS AND CONTINGENT LIABILITIES

The Bancorp, in the normal course of business, uses derivatives and other financial instruments to manage its interest rate risks and prepayment risks and to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, foreign exchange contracts, commitments to sell residential mortgage loans, interest rate swap agreements, interest rate floors and caps, principal only swaps, purchased and sold options and interest rate lock commitments. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Bancorp’s Consolidated Balance Sheets. As of December 31, 2003, 100% of the Bancorp’s non-customer related counterparty derivatives exposure was to investment grade companies. The contract or notional amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.

Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with the Bancorp’s credit policies. Collateral, if deemed necessary, is based on management’s credit evaluation of the counterparty and may include business assets of commercial borrowers, as well as personal property and real estate of individual borrowers and guarantors.

A summary of significant commitments and other financial instruments at December 31:

	Contract or Notional Amount
($ in millions)	2003	2002
Commitments to extend credit	$25,406	21,667
Letters of credit (including standby letters of credit)	4,908	4,015
Foreign exchange contracts:
Spots –
Commitments to buy	66	133
Commitments to sell	75	100
Forwards –
Commitments to buy	1,957	1,133
Commitments to sell	1,993	1,157
Options –
Commitments to buy	240	121
Commitments to sell	240	121
Commitments to sell residential mortgage loans	796	2,543
Interest rate swap agreements	7,280	4,824
Interest rate floors	24	46
Interest rate caps	376	201
Principal only swaps	181	386
Purchased options	1,080	1,491
Options sold	400	—
Interest rate lock commitments	377	1,200

Commitments to extend credit are agreements to lend, generally having fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments to extend credit may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements. The Bancorp’s exposure to credit risk in the event of nonperformance by the other party is the contract amount. Fixed-rate commitments are subject to market risk resulting from fluctuations in interest rates and the Bancorp’s exposure is limited to the replacement value of those commitments.

Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 2003, approximately $1,822 million of standby letters of credit expire within one year, $2,855 million expire between one to five years and $197 million expire thereafter. At December 31, 2003, letters of credit of approximately $34 million were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign currency transactions. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Foreign exchange contracts are for future delivery or purchase of foreign currency at a specified price. As of December 31, 2003, the Bancorp had entered into various foreign exchange (F/X) related derivative instruments (F/X spots, F/X forwards, F/X options) with commercial customers. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign currency exchange rates, limiting the Bancorp’s exposure to the replacement value of the contracts rather than the notional amounts. The Bancorp generally reduces its market risk for foreign exchange contracts by entering into offsetting third-party forward contracts. The foreign exchange contracts outstanding at December 31, 2003 generally mature in one year or less.

The Bancorp enters into forward contracts for future delivery of residential mortgage loans at a specified yield to reduce the interest rate risk associated with fixed-rate residential mortgages held for sale and commitments to fund residential mortgage loans. Credit risk arises from the possible inability of the other parties to comply with the contract terms. The majority of the Bancorp’s forward contracts are to-be-announced securities backed by U.S. Government-sponsored agencies (FNMA, FHLMC) with investment grade companies.

The Bancorp manages a portion of the risk of the mortgage servicing rights portfolio with a combination of derivatives. Throughout 2003, the Bancorp entered into principal only swaps and interest rate swaps and purchased and sold various options on interest rate swaps. See Note 9 for the notional amounts, average receive rate and average pay rate for the mortgage servicing rights portfolio related derivatives at December 31, 2003.

The Bancorp also enters into interest rate swaps to convert certain fixed-rate long-term debt to floating-rate debt and to convert certain floating-rate debt to fixed-rate debt. See Note 9 for the notional amounts, average receive rate and average pay rate on interest rate swap derivative contracts at December 31, 2003.

As of December 31, 2003, the Bancorp had also entered into various interest rate related derivative instruments (interest rate swaps, interest rate floors and interest rate caps) with commercial clients with an aggregate notional amount of $2.4 billion. The Bancorp has hedged its interest rate exposure with commercial clients by executing offsetting swap agreements with other derivatives dealers. These transactions involve the exchange of fixed and floating interest rate payments without the exchange of the underlying principal amounts. Therefore, while notional principal amounts are typically used to express the volume of these transactions it does not represent the much smaller amounts that are potentially subject to credit risk. Entering into interest rate swap agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contract. The Bancorp controls the credit risk of these transactions through adherence to a derivatives products policy, credit approval policies and monitoring procedures.

Interest rate lock commitments represent interest rate locks on fixed-rate residential mortgage loan commitments that will be held for sale. The interest rate exposure related to these interest rate lock commitments is economically hedged primarily with forward contracts. See Note 9 for the notional amounts and the weighted-average remaining maturity in months on interest rate lock commitments outstanding at December 31, 2003.

There are claims pending against the Bancorp and its subsidiaries which have arisen in the normal course of business. Based on a review of such litigation with legal counsel, management believes any resulting liability would not have a material effect upon the Bancorp’s consolidated financial position or results of operations. See also Note 14.

14. LEGAL AND REGULATORY PROCEEDINGS

During 2003, eight putative class action complaints were filed in the United States District Court for the Southern District of Ohio against the Bancorp and certain of its officers alleging violations of federal securities laws related to disclosures made by the Bancorp regarding its integration of Old Kent and its effect on the Bancorp’s infrastructure, including internal controls, and prospects and related matters. The complaints seek unquantified damages on behalf of putative classes of persons who purchased the Bancorp’s common stock, attorneys’ fees and other expenses. Management believes there are substantial defenses to these lawsuits and intends to defend them vigorously. The impact of the final disposition of these lawsuits cannot be assessed at this time.

The Bancorp and its subsidiaries are not parties to any other material litigation other than those arising in the normal course of business. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, management believes any resulting liability from these other actions would not have a material effect upon the Bancorp’s consolidated financial position or results of operations.

On March 27, 2003, the Bancorp announced that it and Fifth Third Bank had entered into a Written Agreement with the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions, which outlines a series of steps to address and strengthen the Bancorp’s risk management processes and internal controls. These steps include independent third-party reviews and the submission of written plans in a number of areas. These areas include the Bancorp’s management, corporate governance, internal audit, account reconciliation procedures and policies, information technology and strategic planning. The Bancorp has submitted all documentation and information required by the Written Agreement, including all independent third-party reviews. The Bancorp has largely completed the staffing of its Risk Management group and has supplemented the size and expertise of the Internal Audit group. On April 7, 2004, the Bancorp announced that the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions, have terminated the Written Agreement.

On November 12, 2002, the Bancorp was informed by a letter from the Securities and Exchange Commission (the Commission) that the Commission was conducting an informal investigation regarding the after-tax charge of $54 million reported in the Bancorp’s Form 8-K dated September 10, 2002 and the existence or effects of weaknesses in financial controls in the Bancorp’s Treasury and/or Trust operations. The Bancorp has responded to all of the Commission’s requests.

In December of 2003, the Bancorp completed the merger of its Fifth Third Bank, Kentucky, Inc., Fifth Third Bank, Northern Kentucky, Inc., Fifth Third Bank, Indiana and Fifth Third Bank, Florida subsidiary banks with and into Fifth Third Bank (Michigan). Although these mergers changed the legal structure of the subsidiary banks, there were no significant changes to the Bancorp’s affiliate structure or operating model.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

15. GUARANTEES

The Bancorp has performance obligations upon the occurrence of certain events under financial guarantees provided in certain contractual arrangements. These various arrangements are summarized below.

At December 31, 2003, the Bancorp had issued approximately $4.9 billion of financial and performance standby letters of credit to guarantee the performance of various customers to third parties. The maximum amount of credit risk in the event of nonperformance by these parties is equivalent to the contract amount and totals $4.9 billion. Upon issuance, the Bancorp recognizes a liability equivalent to the amount of fees received from the customer for these standby letter of credit commitments. At December 31, 2003, the Bancorp maintained a credit loss reserve of approximately $24 million related to these financial standby letters of credit. Approximately 81% of the total standby letters of credit are secured and in the event of nonperformance by the customers, the Bancorp has rights to the underlying collateral provided including commercial real estate, physical plant and property, inventory, receivables, cash and marketable securities.

Through December 31, 2003, the Bancorp had transferred, subject to credit recourse, certain primarily fixed-rate and short-term investment grade commercial loans to an unconsolidated QSPE that is wholly owned by an independent third-party. The outstanding balance of such loans at December 31, 2003 was approximately $1.8 billion. These loans may be transferred back to the Bancorp upon the occurrence of an event specified in the legal documents that established the QSPE. These events include borrower default on the loans transferred, bankruptcy preferences initiated against underlying borrowers and ineligible loans transferred by the Bancorp to the QSPE. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is approximately equivalent to the total outstanding balance of $1.8 billion at December 31, 2003. The outstanding balances are generally secured by the underlying collateral that include commercial real estate, physical plant and property, inventory, receivables, cash and marketable securities. Given the investment grade nature of the loans transferred as well as the underlying collateral security provided, the Bancorp has not maintained any loss reserve related to these loans transferred.

At December 31, 2003, the Bancorp had provided credit recourse on approximately $559 million of residential mortgage loans sold to unrelated third parties. In the event of any customer default, pursuant to the credit recourse provided, the Bancorp is required to reimburse the third party. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is equivalent to the total outstanding balance of $559 million. In the event of nonperformance, the Bancorp has rights to the underlying collateral value attached to the loan. Consistent with its overall approach in estimating credit losses for various categories of residential mortgage loans held in its loan portfolio, the Bancorp maintains an estimated credit loss reserve of approximately $14 million relating to these residential mortgage loans sold.

As of December 31, 2003, the Bancorp has also fully and unconditionally guaranteed $336 million of certain long-term borrowing obligations issued by two wholly-owned issuing trust entities that have been deconsolidated upon the early adoption of the provisions of FIN 46. See Note 1 for further discussion of adoption of FIN 46.

During 2003, the Bancorp, through its electronic payment processing division, processed VISA® and MasterCard® merchant card transactions. Pursuant to VISA® and MasterCard® rules, the Bancorp assumes certain contingent liabilities relating to these transactions which typically arise from billing disputes between the merchant and cardholder that are ultimately resolved in the cardholder’s favor. In such cases, these transactions are “charged back” to the merchant and disputed amounts are refunded to the cardholder. In the event that the Bancorp is unable to collect these amounts from the merchant, it will bear the loss for refunded amounts. The likelihood of incurring a contingent liability arising from chargebacks is relatively low, as most products or services are delivered when purchased, and credits are issued on returned items. For the year ended December 31, 2003, the Bancorp processed approximately $109 million of chargebacks presented by issuing banks resulting in actual losses to the Bancorp of approximately $4 million. The Bancorp accrues for probable losses based on historical experience and maintains an estimated credit loss reserve of approximately $1 million at December 31, 2003.

Fifth Third Securities, Inc (FTS), a subsidiary of the Bancorp, guarantees the collection of all margin account balances held by its brokerage clearing agent for the benefit of FTS customers. FTS is responsible for payment to its brokerage clearing agent for any loss, liability, damage, cost or expense incurred as a result of customers failing to comply with margin or margin maintenance calls on all margin accounts. The margin account balance held by the brokerage clearing agent as of December 31, 2003 was $51 million. In the event of any customer default, FTS has rights to the underlying collateral provided. Given certain FTS margin account relationships were in place prior to January 1, 2003 and the existence of the underlying collateral provided as well as the negligible historical credit losses, FTS does not maintain any loss reserve.

16. RELATED PARTY TRANSACTIONS

At December 31, 2003 and 2002, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted, including undrawn commitments to lend, to the Bancorp’s banking subsidiaries in the aggregate amount, net of participations, of $385 million and $486 million, respectively. As of December 31, 2003 and 2002, the outstanding balance on loans to related parties, net of participations and undrawn commitments, was $118 million and $160 million, respectively.

Commitments to lend to related parties as of December 31, 2003, net of participations, were comprised of $364 million in loans and guarantees for various business and personal interests made to the Bancorp and subsidiary directors and $21 million to certain executive officers. This indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

None of the Bancorp’s affiliates, officers, directors or employees has an interest in or receives any remuneration from any special purpose entities or qualified special purpose entities with which the Bancorp transacts business.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

17. NONOWNER CHANGES IN EQUITY

The Bancorp has elected to present the disclosures required by SFAS No. 130, “Reporting Comprehensive Income,” in the Consolidated Statements of Changes in Shareholders’ Equity on page 4. The caption “Net Income and Nonowner Changes in Equity” represents total comprehensive income as defined in the Statement. Disclosure of the reclassification adjustments, related tax effects allocated to nonowner changes in equity and accumulated nonowner changes in equity as of and for the years ended December 31:

($ in millions)	2003	2002	2001
Reclassification adjustment, pretax:
Change in unrealized net gains (losses) arising during year	$(667)	793	156
Reclassification adjustment for net gains included in net income	(84)	(147)	(171)

Change in unrealized gains (losses) on securities available-for-sale	$(751)	646	(15)

Related tax effects:
Change in unrealized net gains (losses) arising during year	$(234)	277	61
Reclassification adjustment for net gains included in net income	(30)	(51)	(66)

Change in unrealized gains (losses) on securities available-for-sale	$(264)	226	(5)

Reclassification adjustment, net of tax:
Change in unrealized net gains (losses) arising during year	$(433)	516	95
Reclassification adjustment for net gains included in net income	(54)	(96)	(105)

Change in unrealized gains (losses) on securities available-for-sale	$(487)	420	(10)

Accumulated nonowner changes in equity:
Beginning balance — Unrealized net gains on securities available-for-sale	$438	18	28
Current period change	(487)	420	(10)

Ending balance — Unrealized gains (losses) on securities available-for-sale	$(49)	438	18

Beginning balance — Unrealized net losses on qualifying cash flow hedges	$(17)	(10)	—
Current period change, net of tax of $5 million, and tax benefit of $3 million and $6 million, respectively	9	(7)	(10)

Ending balance — Unrealized net losses on qualifying cash flow hedges, net of tax benefit of $4 million, $9 million and $6 million, respectively	$(8)	(17)	(10)

Beginning balance — Minimum pension liability	$(52)	—	—
Current period change, net of tax benefit of $6 million and $28 million, respectively	(11)	(52)	—

Ending balance — Minimum pension liability, net of tax benefit of $34 million and $28 million, respectively	$(63)	(52)	—

Ending balance — Unrealized net gains (losses) on securities available-for-sale	$(49)	438	18
Unrealized net losses on qualifying cash flow hedges	(8)	(17)	(10)
Minimum pension liability	(63)	(52)	—

Accumulated nonowner changes in equity	$(120)	369	8

18. COMMON STOCK AND TREASURY STOCK

The following is a summary of the share activity within common stock issued and treasury stock for the years ended December 31:

(shares in millions)	Common Stock	Treasury Stock
Shares at December 31, 2000	569	—
Conversion of subordinated debentures to common stock	5	—
Stock options exercised	4	—
Stock issued in acquisitions and other	5	—

Shares at December 31, 2001	583	—
Shares acquired for treasury	—	12
Stock options exercised, including treasury shares issued	—	(3)

Shares at December 31, 2002	583	9
Shares acquired for treasury	—	12
Stock options exercised, including treasury shares issued	—	(4)

Shares at December 31, 2003	583	17

19. STOCK OPTIONS AND EMPLOYEE STOCK GRANTS

The Bancorp has historically emphasized employee stock ownership. Accordingly, the Bancorp encourages further ownership through granting stock options to approximately 26% of its employees, including approximately 5,000 officers. Share grants represented approximately 1.1%, 1.1%, and 1.2% of average outstanding shares in 2003, 2002 and 2001, respectively. Based on total stock options outstanding and shares remaining for future option grants under the 1998 Long Term Incentive Stock Plan, the Bancorp’s total overhang is approximately eight percent.

The following provides detail of the number of shares to be issued upon exercise of outstanding options and remaining shares available for future issuance under all of the Bancorp’s equity compensation plans, as of December 31, 2003:

Plan Category (in thousands)	Number of Shares to Be Issued Upon Exercise of Outstanding Options		Weighted- Average Exercise Price of Outstanding Options		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans(d)
Equity compensation plans approved by shareholders	38,530		$44.82		2,499	(a)
Equity compensation plans not approved by shareholders	—	(b)	—	(b)	1,000	(c)

Total	38,530		$44.82		3,499

(a)	Includes .5 million shares issuable relating to deferred stock compensation plans.
(b)	Excludes 2.2 million outstanding options awarded under plans assumed by the Bancorp in connection with certain mergers and acquisitions. The Bancorp has not made any awards under these plans and will make no additional awards under these plans. The weighted-average exercise price of the outstanding options is $36.99 per share.
(c)	Represents remaining shares of Fifth Third common stock under the Bancorp’s 1993 Stock Purchase Plan, as amended and restated.
(d)	Excludes shares to be issued upon exercise of outstanding options.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Options are eligible for issuance under the Bancorp’s 1998 Long Term Incentive Stock Plan to key employees and directors of the Bancorp and its subsidiaries. Option grants are at fair market value at the date of grant, have up to ten year terms and vest and become fully exercisable at the end of three to four years of continued employment. The Bancorp applies the provisions of SFAS No. 123 in accounting for stock based compensation plans. Under SFAS No. 123, the Bancorp recognizes compensation expense for the fair value of option grants over their vesting period. The exercise price of the Bancorp’s stock option grants equals the market price of the underlying stock on the date of grant. A summary of option transactions during the years ended December 31:

	2003		2002		2001
	Shares (000’s)	Average Option Price	Shares (000’s)	Average Option Price	Shares (000’s)	Average Option Price
Outstanding beginning of year	39,030	$41.85	36,735	$36.27	33,034	$32.90
Exercised	(3,843)	27.25	(3,736)	30.73	(4,010)	31.39
Expired	(958)	58.61	(533)	53.97	(565)	45.43
Granted	6,498	51.88	6,564	67.68	8,276	51.94

Outstanding end of year	40,727	$44.40	39,030	$41.85	36,735	$36.27

Exercisable end of year	30,574	$40.46	29,935	$36.96	27,568	$32.59

At December 31, 2003, there were 17 million incentive options and 23.7 million non-qualified options outstanding, and 1.9 million shares were available for granting additional options. Options outstanding represent 7% of the Bancorp’s issued shares at December 31, 2003.

				Outstanding Stock Options		Exercisable Options
Exercise Price per Share	Lowest Price	Highest Price	Number of Options at Year End (000’s)	Weighted- Average Exercise Price	Average Remaining Contractual Life (yrs)	Number of Options (000’s)	Weighted- Average Exercise Price
Under $11	$8.62	$10.88	814	$10.29	0.7	814	$10.29
$11-$25	11.06	24.90	6,458	18.66	2.8	6,458	18.66
$25-$40	25.22	39.96	5,383	36.16	4.4	5,363	36.16
$40-$55	40.17	54.99	21,019	48.38	7.0	14,268	46.97
Over $55	55.01	68.76	7,053	66.34	8.2	3,671	66.50

All Options	$8.62	$68.76	40,727	$44.40	6.1	30,574	$40.46

The Bancorp sponsors a Stock Purchase Plan which allows substantially all qualifying employees to purchase shares of the Bancorp’s common stock at a ten percent discount from market price. During the years ended December 31, 2003, 2002 and 2001, respectively, there were 194,133, 157,308 and 118,605 shares purchased by participants and the Bancorp recognized compensation expense of $1 million in all three years related to the discount from market price.

20. OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES

The major components of Other Service Charges and Fees and Other Operating Expenses for the years ended December 31:

($ in millions)	2003	2002	2001
Other Service Charges and Fees:
Cardholder fees	$59	51	50
Consumer loan and lease fees	65	70	59
Commercial banking revenue	178	157	125
Bank owned life insurance income	62	62	52
Insurance income	28	55	49
Gain on sale of branches	—	7	43
Gain on sale of property and casualty insurance product lines	—	26	—
Other	189	152	164

Total Other Service Charges and Fees	$581	580	542

Other Operating Expenses:
Marketing and communications	$99	96	102
Postal and courier	49	48	50
Bankcard	169	142	103
Intangible and goodwill amortization	40	37	71
Franchise and other taxes	33	24	18
Loan and lease	106	91	62
Printing and supplies	35	37	40
Travel	35	38	34
Data processing and operations	103	82	70
Other	276	291	210

Total Other Operating Expenses	$945	886	760

21. SALES AND TRANSFERS OF LOANS

During 2003 and 2002, the Bancorp sold fixed and adjustable rate residential mortgage loans in securitization transactions and in 2003 securitized and sold certain home equity lines of credit. In all those sales, the Bancorp retained servicing responsibilities. In addition, the Bancorp retained a residual interest during a 2003 securitization transaction and an interest-only strip (IO strip) and a subordinated interest in a 2002 securitization transaction. The Bancorp receives annual servicing fees at a percentage of the outstanding balance and rights to future cash flows arising after the investors in the securitization trusts have received the return for which they contracted. The investors and the securitization trusts have no recourse to the Bancorp’s other assets for failure of debtors to pay when due. The Bancorp’s retained interests are subordinate to investor’s interests. Their value is subject to credit, prepayment and interest rate risks on the sold financial assets. In 2003 and 2002, the Bancorp recognized pretax gains of $340 million and $269 million, respectively, on the sales of residential mortgage loans and home equity lines of credit. Total proceeds from residential mortgage loan and home equity line of credit sales in 2003 and 2002 were $16.0 billion and $9.9 billion, respectively.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Initial carrying values of retained interests recognized during 2003 and 2002 were as follows:

($ in millions)	2003	2002
Mortgage Servicing Assets	$206	140
Other Consumer and Commercial Servicing Assets	$11	—
Consumer Residual Interests	$29	—
IO Strips	$—	3
Subordinated Interests	$—	22

Key economic assumptions used in measuring the retained interests at the date of securitization resulting from securitizations completed during 2003 and 2002 were as follows:

	2003
	Mortgage Servicing Asset		Other Consumer and Commercial Servicing Assets	Consumer Residual Interest
	Fixed-Rate	Adjustable	Adjustable	Adjustable
Prepayment speed	15.5%	31.9	40	40
Weighted-average life (in years)	6.2	3.3	2.1	2.1
Residual servicing cash flows discounted at	9.8%	10.7	12.0	11.7
Weighted-average default rate	—%	—	—	.35

	2002
	Mortgage Servicing Asset		Interest-Only Strips	Subordinated Interest
	Fixed-Rate	Adjustable
Prepayment speed	22.7%	30.1	65	35
Weighted-average life (in years)	4.6	3.1	.89	2.83
Residual servicing cash flows discounted at	9.1%	11.0	—	—
Weighted-average default rate	—%	—	—	.9

Based on historical credit experience, expected credit losses and the effect of an unfavorable change in credit losses for servicing rights and IO strips have been deemed to not be material.

At December 31, 2003, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

	Mortgage Servicing Asset		Other Consumer and Commercial Servicing Assets	Consumer Residual Interest	Interest- Only Strips	Subordinated Interests
(in millions)	Fixed-Rate	Adjustable	Adjustable	Adjustable
Fair value of retained interests	$267	29	11	32	1	55
Weighted-average life (in years)	4.8	2.6	2.4	2.0	1.7	1.6
Prepayment speed assumption (annual rate)	22%	45	40	40	42	46
Impact on fair value of 10% adverse change	$14	2	1	3	—	—
Impact on fair value of 20% adverse change	$27	4	1	6	1	—
Residual servicing cash flows discount rate (annual)	9.9%	11.2	12.0	11.7	—	—
Impact on fair value of 10% adverse change	$7	1	—	1	—	—
Impact on fair value of 20% adverse change	$13	1	—	1	—	—
Weighted-average default rate	—%	—	—	.35	—	.9
Impact on fair value of 10% adverse change	$—	—	—	1	—	1
Impact on fair value of 20% adverse change	$—	—	—	1	—	1

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

During 2003 and 2002, the Bancorp transferred, subject to credit recourse, certain commercial loans to an unconsolidated QSPE that is wholly owned by an independent third party. At December 31, 2003 and 2002, the outstanding balance of loans transferred was $1.8 billion. The commercial loans transferred to the QSPE are primarily fixed-rate and short-term investment grade in nature. Generally, the loans transferred, due to their investment grade nature, provide a lower yield and therefore transferring these loans to the QSPE allows the Bancorp to reduce its exposure to these lower yielding loan assets and at the same time maintain these customer relationships. These commercial loans are transferred at par with no gain or loss recognized. The Bancorp receives rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. Due to the relatively short-term nature of the loans transferred, no value has been assigned to this retained future stream of fees to be received. As of December 31, 2003, the $1.8 billion balance of outstanding loans had a weighted-average remaining maturity of 87 days.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During 2003, the Bancorp securitized and sold $903 million in home equity lines of credit to an unconsolidated QSPE that is wholly owned by an independent third party. The Bancorp retained servicing rights and receives a servicing fee based on a percentage of the outstanding balance. Additionally, the Bancorp retained rights to future cash flows arising after investors in the securitization trust have received the return for which they contracted. The investors and the securitization trust have no recourse to the Bancorp’s other assets for failure of debtors to pay when due. The Bancorp’s retained interest is subordinate to investor’s interests and its value is subject to credit, prepayment and interest rate risks on the sold home equity lines of credit. As of December 31, 2003, the remaining balance of sold home equity lines of credit was $856 million.

The Bancorp had the following cash flows with unconsolidated QSPE’s during 2003 and 2002:

($ in millions)	2003	2002
Proceeds from transfers, including new securitizations	$1,345	258
Proceeds from collections re-invested in revolving-period securitizations	$46	—
Transfers received from QSPE	$116	270
Fees received	$25	26

22. DISCONTINUED OPERATIONS

In November 2003, the Bancorp announced an agreement to sell its corporate trust business, a component of the Commercial Banking segment. The transaction closed in December 2003. The Bancorp recognized an after tax gain of $40 million on the sale, which is captured as a component of net income from discontinued operations in the Consolidated Statements of Income. The transaction also included an earn-out feature, the realization of which is contingent upon the occurrence of certain future events in 2004.

The following is summarized financial information for discontinued operations:

($ in millions)	2003	2002	2001
Total revenues	$12	12	12
Gain on sale	62	—	—
Total expenses	6	6	6

Income before income taxes	68	6	6
Applicable income taxes	24	2	2

Net income from discontinued operations	$44	4	4

Total assets	$2	2	1

23. INCOME TAXES

The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income at December 31:

($ in millions)	2003	2002	2001
Current U.S. income taxes	$482	454	254
State and local income taxes	40	23	31

Total current tax	522	477	285
Deferred U.S. income taxes resulting from temporary differences	264	257	238

Applicable income taxes	$786	734	523

Deferred income taxes are included as a component of Accrued Taxes, Interest and Expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

($ in millions)	2003	2002
Lease financing	$1,888	1,653
Reserve for credit losses	(282)	(249)
Stock-based compensation	(104)	(91)
Bank premises and equipment	56	40
Net unrealized gains on securities available-for-sale and hedging instruments	(32)	227
Mortgage servicing and other	129	44

Total net deferred tax liability	$1,655	1,624

A reconciliation between the statutory U.S. income tax rate and the Bancorp’s effective tax rate for the years ended December 31:

	2003	2002	2001
Statutory tax rate	35.0%	35.0	35.0
Increase (Decrease) resulting from: State taxes, net of federal benefit	1.0	.6	1.2
Tax-exempt income	(1.8)	(2.1)	(3.0)
Credits	(1.2)	(.9)	(.8)
Other–net	(.8)	(.7)	1.8

Effective tax rate	32.2%	31.9	34.2

Retained earnings at December 31, 2003 includes $157 million in allocations of earnings for bad debt deductions of former thrift subsidiaries for which no income tax has been provided. Under current tax law, if certain of the Bancorp’s subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to Federal income tax at the current corporate tax rate.

24. RETIREMENT AND BENEFIT PLANS

The measurement date for all of the Bancorp’s defined benefit retirement plans is December 31. A combined summary of the defined benefit retirement plans as of and for the years ended December 31:

($ in millions)	2003	2002
Change in benefit obligation:
Projected benefit obligation at beginning of year	$243	263
Service cost	1	1
Interest cost	16	16
Curtailment	—	(25)
Settlement	(27)	(35)
Actuarial loss	40	32
Benefits paid	(9)	(9)

Projected benefit obligation at end of year	$264	243

Change in plan assets:
Fair value of plan assets at beginning of year	$177	264
Actual return on assets	28	(37)
Contributions	62	3
Settlement	(35)	(44)
Benefits paid	(9)	(9)

Fair value of plan assets at end of year	$223	177

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

($ in millions)	2003	2002
Funded status	$(41)	(66)
Unrecognized transition amount	(1)	(4)
Unrecognized prior service cost	4	5
Unrecognized actuarial loss	103	98

Net amount recognized	$65	33

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$3	5
Accrued benefit liability	(39)	(57)
Intangible asset	4	5
Deferred tax asset	34	28
Accumulated nonowner changes in equity	63	52

Net amount recognized	$65	33

($ in millions)	2003	2002	2001
Components of net periodic pension cost:
Service cost	$1	1	12
Interest cost	16	16	18
Curtailment	—	2	2
Expected return on assets	(15)	(23)	(29)
Amortization and deferral of transition amount	(2)	(2)	(2)
Amortization of actuarial loss (gain)	15	—	(2)
Amortization of unrecognized prior service cost	1	—	1
Settlement	15	19	2

Net periodic pension cost	$31	13	2

Net periodic pension cost is recorded as a component of employee benefits in the Consolidated Statements of Income. Net periodic pension cost for 2003 and 2002 included settlement charges of $15 million and $19 million, respectively, related to an increased level of lump-sum distributions made during the respective years as a result of the headcount reductions that occurred in connection with the integration of Old Kent.

The Plan assumptions are evaluated annually and are updated as necessary. The discount rate assumption reflects the yield of a portfolio of high quality fixed-income instruments that have a similar duration to the Plan’s liabilities. The expected long-term rate of return assumption reflects the average return expected on the assets invested to provide for the Plan’s liabilities. In determining the expected long-term rate of return assumption, the Bancorp evaluated actuarial and economic inputs, including long-term inflation rate assumptions and broad equity and bond indices long-term return projections, as well as actual long-term historical Plan performance.

Assumptions	2003	2002	2001
Weighted-average assumptions:
For disclosure:
Discount rate	6.00%	6.75%	7.25%
Rate of compensation increase	5.00	5.10	4.86
Expected return on plan assets	8.75	9.00	8.99
For measuring net periodic pension cost:
Discount rate	6.75	7.25	7.80
Rate of compensation increase	5.10	4.86	4.77
Expected return on plan assets	9.00	8.99	9.52

Plan assets consist primarily of common trust and mutual funds (equities and fixed income) managed by Fifth Third Bank, an affiliate of the Bancorp, and Bancorp common stock securities. The following table provides the Bancorp’s weighted-average asset allocations by asset category for 2003 and 2002:

	Weighted-Average Asset Allocation
	2003	2002
Equity securities	54%	52%
Bancorp common stock	18	23

Total equity securities	72	75
Total fixed income securities	26	24
Cash	2	1

Total	100%	100%

The Bancorp’s policy for the investment of Plan assets is to employ investment strategies that achieve a weighted-average target asset allocation of 70% to 80% in equity securities, 20% to 25% in fixed income securities and up to 5% in cash.

The accumulated benefit obligation for all defined benefit plans was $262 million and $232 million at December 31, 2003 and December 31, 2002, respectively. For the Bancorp’s defined benefit plans, with an accumulated benefit obligation exceeding assets, the total projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $260 million, $257 million and $218 million, respectively, as of December 31, 2003 and $236 million, $228 million and $169 million, respectively, as of December 31, 2002. The increase in the additional minimum pension liability, recorded as a reduction to shareholders’ equity, was $11 million, net of a tax benefit of $6 million, in 2003 and $52 million, net of a tax benefit of $28 million, in 2002.

Based on the actuarial assumptions, the Bancorp expects to make no cash contribution to the Plan in 2004. Estimated pension benefit payments, which reflects expected future service, for fiscal years 2004 through 2013 are as follows:

For the years ended December 31 ($ in millions)
2004	$24
2005	21
2006	16
2007	16
2008	17
2009-2013	78

The Bancorp’s profit sharing plan contribution was $48 million for 2003, $58 million for 2002, and $34 million for 2001. Expenses recognized during the years ended December 31, 2003, 2002 and 2001 for matching contributions to the Bancorp’s defined contribution savings plans were $12 million, $14 million and $12 million, respectively.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

25. EARNINGS PER SHARE

Reconciliation of Earnings Per Share to Earnings Per Diluted Share for the years ended December 31:

	2003
(in millions, except per share data)	Income	Average Shares	Per Share Amount
EPS
Income from continuing operations before cumulative effect	$1,632
Dividends on preferred stock	(1)

Net income from continuing operations available to common shareholders	1,631	572	$2.85
Income from discontinued operations, net of tax	44		.08
Cumulative effect of change in accounting principle, net of tax	(11)		(.02)

Net income available to common shareholders	$1,664	572	$2.91

Diluted EPS
Net income from continuing operations available to common shareholders	$1,631	572
Effect of Dilutive Securities—Stock options		8
Dividends on convertible preferred stock	1	—

Income from continuing operations plus assumed conversions	1,632	580	$2.81
Income from discontinued operations, net of tax	44		.08
Cumulative effect of change in accounting principle, net of tax	(11)		(.02)

Net income available to common shareholders plus assumed conversions	$1,665	580	$2.87

	2002
(in millions, except per share data)	Income	Average Shares	Per Share Amount
EPS
Income from continuing operations	$1,527
Dividends on preferred stock	(1)

Net income from continuing operations available to common shareholders	1,526	580	$2.63
Income from discontinued operations, net of tax	4		.01

Net income available to common shareholders	$1,530	580	$2.64

Diluted EPS
Net income from continuing operations available to common shareholders	$1,526	580
Effect of Dilutive Securities—Stock options		12
Dividends on convertible preferred stock	1	—

Income from continuing operations plus assumed conversions	1,527	592	$2.58
Income from discontinued operations, net of tax	4		.01

Net income available to common shareholders plus assumed conversions	$1,531	592	$2.59

	2001
(in millions, except per share data)	Income	Average Shares	Per Share Amount
EPS
Income from continuing operations before cumulative effect	$1,005
Dividends on preferred stock	(1)

Net income from continuing operations available to common shareholders	1,004	575	$1.74
Income from discontinued operations, net of tax	4		.01
Cumulative effect of change in accounting principle, net of tax	(7)		(.01)

Net income available to common shareholders	$1,001	575	$1.74

Diluted EPS
Net income from continuing operations available to common shareholders	$1,004	575
Effect of Dilutive Securities—Stock options		12
Interest on 6% convertible subordinated debentures due 2028, net of tax	5	4
Dividends on convertible preferred stock	1	—

Income from continuing operations plus assumed conversions	1,010	591	$1.70
Income from discontinued operations, net of tax	4		.01
Cumulative effect of change in accounting principle, net of tax	(7)		(.01)

Net income available to common shareholders plus assumed conversions	$1,007	591	$1.70

In connection with the merger of CNB in 1999, the Bancorp assumed $173 million of trust preferred securities through CNB Capital Trust I, a Delaware statutory business trust. Effective December 31, 2001, the Bancorp redeemed all of the outstanding 6.0% convertible subordinated debentures due 2028, thereby causing a redemption of all the issued and outstanding 6.0% trust preferred securities. The holders elected to convert all but 2,800 shares of the trust preferred securities into Bancorp common stock in December, 2001.

Options to purchase 7.0 million, 6.2 million and .6 million shares outstanding at December 31, 2003, 2002, and 2001, respectively, were not included in the computation of net income per diluted share because the exercise price of these options was greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

26. FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values for financial instruments at December 31:

	2003
($ in millions)	Carrying Amount	Fair Value
Financial Assets:
Cash and due from banks	$2,359	$2,359
Securities available-for-sale	28,999	28,999
Securities held-to-maturity	135	135
Trading securities	55	55
Other short-term investments	268	268
Loans held for sale	1,881	1,897
Total loans and leases, net	51,538	52,258
Derivative assets	302	302
Bank owned life insurance assets	1,016	1,016
Financial Liabilities:
Deposits	57,095	56,990
Federal funds purchased	6,928	6,928
Short-term bank notes	500	500
Other short-term borrowings	5,742	5,742
Long-term debt	9,063	9,724
Derivative liabilities	208	208
Other Financial Instruments:
Commitments to extend credit	—	33
Letters of credit	24	24

	2002
($ in millions)	Carrying Amount	Fair Value
Financial Assets:
Cash and due from banks	$1,891	$1,891
Securities available-for-sale	25,464	25,464
Securities held to maturity	52	52
Trading securities	18	18
Other short-term investments	294	294
Loans held for sale	3,358	3,395
Total loans and leases, net	45,245	45,911
Derivative assets	249	249
Bank owned life insurance assets	960	960
Financial Liabilities:
Deposits	52,208	52,433
Federal funds purchased	4,748	4,748
Other short-term borrowings	4,075	4,063
Long-term debt	8,179	9,115
Derivative liabilities	117	117
Other Financial Instruments:
Commitments to extend credit	—	25
Letters of credit	16	16

Fair values for financial instruments, which were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented in the table above should not be construed as the underlying value of the Bancorp.

The following methods and assumptions were used in determining the fair value of selected financial instruments:

Short-term financial assets and liabilities–for financial instruments with a short-term or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, certain deposits (demand, interest checking, savings and money market), federal funds purchased, short-term bank notes, and other short-term borrowings.

Available-for-sale, held-to-maturity and trading securities–fair values were based on prices obtained from an independent nationally recognized pricing service.

Loans–fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Loans held for sale–the fair value of loans held for sale was estimated based on outstanding commitments from investors or current investor yield requirements.

Deposits–fair values for other time, certificates of deposit–$100,000 and over and foreign office were estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

Long-term debt–fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.

Commitments and letters of credit–fair values of loan commitments and letters of credit were based on fees currently charged and estimated probable credit losses, respectively.

Derivative assets and derivative liabilities–fair values were based on the estimated amount the Bancorp would receive or pay to terminate the derivative contracts, taking into account the current interest rates and the creditworthiness of the counterparties. The fair values represent an asset or liability at December 31, 2003.

Bank owned life insurance assets–fair values of insurance policies owned by the Bancorp were based on the insurance contract’s cash surrender value, net of any policy loans.

27. ACQUISITIONS

		Consideration
	Date Completed	Cash (in millions)	Common Shares Issued	Method of Accounting
Universal Companies (USB), Milwaukee, Wisconsin	10/31/01	$220	—	Purchase
Old Kent Financial Corporation, Grand Rapids, Michigan	4/2/01	—	103,716,638	Pooling
Capital Holdings, Inc., Sylvania, Ohio	3/9/01	—	4,505,385	Pooling
Resource Management, Inc., Cleveland, Ohio	1/2/01	18	470,162	Purchase

The assets, liabilities and shareholders’ equity of the pooled entities were recorded on the books of the Bancorp at their values as reported on the books of the pooled entities immediately prior to the consummation of the merger with the Bancorp. This presentation required the restatements for material acquisitions of prior periods as if the companies had been combined for all years presented.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On April 2, 2001, the Bancorp acquired Old Kent, a publicly-traded financial holding company headquartered in Grand Rapids, Michigan. The contribution of Old Kent to consolidated net interest income, other operating income and net income available to common shareholders for the period prior to the merger was as follows:

($ in millions)	Three Months Ended March 31, 2001
Net Interest Income:
Bancorp	$393
Old Kent	195

Combined	$588

Other Operating Income:
Bancorp	$292
Old Kent	121

Combined	$413

Net Income Available to Common Shareholders:
Bancorp	$226
Old Kent	52

Combined	$278

In the second and third quarters of 2001, as a result of the Old Kent acquisition and a formally developed integration plan, the Bancorp recorded merger-related charges of $384 million ($294 million after tax) of which $349 million was recorded as operating expense and $35 million was recorded as additional provision for credit losses. Credit quality charges relate to conforming Old Kent commercial and consumer loans to the Bancorp’s credit policies. Specifically, these loans were conformed to the Bancorp’s credit rating and review systems, as documented in the Bancorp’s credit policies.

The merger-related operating charges consist of:

($ in millions)	2001
Employee severance and benefit obligations	$77
Duplicate facilities and equipment	95
Conversion expenses	51
Professional fees	46
Contract termination costs	20
Loss on portfolio sales	29
Net loss on sales of subsidiaries and out-of-market line of business operations	15
Other	16

Merger-related charges	$349

In 2001, employee severance included the packages negotiated with approximately 1,400 people (including all levels of the previous Old Kent organization from the executive management level to back office support staff) and the change-in-control payments made pursuant to pre-existing employment agreements. Employee-related payments made through December 31, 2002 totaled $77 million, including payments to the approximate 1,400 people that were terminated as of December 31, 2002. All terminations related to this transaction were completed in 2002.

Duplicate facilities and equipment charges of $95 million largely include write-downs of duplicative equipment and software, negotiated terminations of several office leases and other facility exit costs. The Bancorp has approximately $1 million and $4 million of remaining negotiated termination and lease payments of exited facilities as of December 31, 2003 and December 31, 2002, respectively.

Summary of merger-related accrual activity at December 31:

($ in millions)	2003	2002
Balance, January 1	$4	55
Cash payments	(3)	(51)

Balance, December 31	$1	4

The pro forma effect and the financial results of Capital Holdings, Inc. included in the results of operations subsequent to the date of the acquisitions were not material to the Bancorp’s financial condition and operating results for the periods presented.

28. PENDING ACQUISITION

On July 23, 2002, the Bancorp entered into an agreement to acquire Franklin Financial Corporation and its subsidiary, Franklin National Bank, headquartered in Franklin, Tennessee. At December 31, 2003, Franklin Financial Corporation had approximately $954 million in total assets and $801 million in total deposits. The pending transaction is structured as a tax-free exchange of stock for a total transaction value of approximately $310 million. The pending transaction is subject to regulatory approvals. In addition, the transaction is subject to the approval of Franklin Financial Corporation shareholders. Pursuant to the current terms of the Affiliation Agreement with Franklin Financial Corporation, the transaction must be consummated by June 30, 2004.

29. CERTAIN REGULATORY REQUIREMENTS AND CAPITAL RATIOS

The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During 2003, the amount of dividends the bank subsidiaries can pay to the Bancorp without prior approval of regulatory agencies was limited to their 2003 eligible net profits, as defined, and the adjusted retained 2002 and 2001 net income of those subsidiaries.

The Bancorp’s subsidiary banks must maintain cash reserve balances when total reservable deposit liabilities are greater than the regulatory exemption. These reserve requirements may be satisfied with vault cash and noninterest-bearing cash balances on reserve with a Federal Reserve Bank. In 2003 and 2002, the banks were required to maintain average cash reserve balances of $290 million and $303 million, respectively.

In December of 2003, the Bancorp completed the merger of its Fifth Third Bank, Kentucky, Inc., Fifth Third Bank, Northern Kentucky, Inc., Fifth Third Bank, Indiana and Fifth Third Bank, Florida subsidiary banks with and into Fifth Third Bank (Michigan). Although these mergers changed the legal structure of the subsidiary banks, there were no significant changes to the Bancorp’s affiliate structure or operating model.

The Board of Governors of the Federal Reserve System (FRB) adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders’ equity including Tier 1 qualifying subordinated debt but excluding unrealized gains and losses on securities available-for-sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. Failure to meet the minimum capital requirements can initiate certain actions by regulators that could have a direct material effect on the Consolidated Financial Statements of the Bancorp. The regulations also define well-capitalized levels of Tier 1, total capital and Tier 1 leverage as 6%, 10%, and 5%, respectively. The Bancorp and each of its subsidiary banks had Tier 1, total capital and leverage ratios above the well-capitalized levels at December 31, 2003 and 2002. As of December 31, 2003, the most recent notification from the FRB categorized the Bancorp and each of its subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Capital and risk-based capital and leverage ratios for the Bancorp and its significant subsidiary banks at December 31:

	2003
($ in millions)	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Fifth Third Bancorp (Consolidated)	$10,096	13.51%
Fifth Third Bank (Ohio)	5,154	11.79
Fifth Third Bank (Michigan)	3,813	11.15
Tier 1 Capital (to Risk-Weighted Assets):
Fifth Third Bancorp (Consolidated)	8,272	11.07
Fifth Third Bank (Ohio)	4,354	9.96
Fifth Third Bank (Michigan)	3,265	9.55
Tier 1 Leverage Capital (to Average Assets):
Fifth Third Bancorp (Consolidated)	8,272	9.23
Fifth Third Bank (Ohio)	4,354	7.74
Fifth Third Bank (Michigan)	3,265	8.84

	2002
($ in millions)	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Fifth Third Bancorp (Consolidated)	$8,935	13.65%
Fifth Third Bank (Ohio)	4,507	11.85
Fifth Third Bank (Michigan)	3,797	12.08
Tier 1 Capital (to Risk-Weighted Assets):
Fifth Third Bancorp (Consolidated)	7,747	11.84
Fifth Third Bank (Ohio)	3,656	9.61
Fifth Third Bank (Michigan)	3,295	10.49
Tier 1 Leverage Capital (to Average Assets):
Fifth Third Bancorp (Consolidated)	7,747	9.84
Fifth Third Bank (Ohio)	3,656	8.07
Fifth Third Bank (Michigan)	3,295	8.70

30. PARENT COMPANY FINANCIAL STATEMENTS

The condensed financial statements of the Bancorp ($ in millions):

Condensed Statements of Income (Parent Company Only)
For the Years Ended December 31	2003	2002	2001
Income
Dividends from Subsidiaries	$1,262	1,258	215
Interest on Loans to Subsidiaries	27	32	39
Other	24	—	24

Total Income	1,313	1,290	278
Expenses
Interest	31	5	25
Other	3	3	38

Total Expenses	34	8	63

Income Before Taxes and Change in Undistributed Earnings of Subsidiaries	1,279	1,282	215
Applicable Income Taxes (Benefit)	5	8	(6)

Income Before Change in Undistributed Earnings of Subsidiaries	1,274	1,274	221
Increase in Undistributed Earnings of Subsidiaries	391	257	781

Net Income	$1,665	1,531	1,002

Condensed Balance Sheets (Parent Company Only)
At December 31	2003	2002
Assets
Cash	$40	—
Loans to Subsidiaries	1,581	1,144
Investment in Subsidiaries	7,743	7,997
Goodwill	137	137
Other Assets	59	55

Total Assets	$9,560	9,333

Liabilities
Commercial Paper	$4	93
Accrued Expenses and Other Liabilities	185	395
Long-Term Debt	704	241

Total Liabilities	893	729

Shareholders’ Equity	8,667	8,604

Total Liabilities and Shareholders’ Equity	$9,560	9,333

Condensed Statements of Cash Flows (Parent Company Only)
For the Years Ended December 31	2003	2002	2001
Operating Activities
Net Income	$1,665	1,531	1,002
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Amortization/Depreciation	—	—	6
Stock-Based Compensation Expense	1	—	1
Benefit for Deferred Income Taxes	(5)	(3)	(8)
Increase in Other Assets	(39)	(29)	(3)
Increase in Accrued Expenses and Other Liabilities	54	2	65
Increase in Undistributed Earnings of Subsidiaries	(391)	(257)	(781)

Net Cash Provided by Operating Activities	1,285	1,244	282

Investing Activities
Proceeds from Sales of Securities Available-for-Sale	—	1	—
(Increase) Decrease in Loans to Subsidiaries	(471)	(159)	251
Capital Contributions to Subsidiaries	—	—	(255)

Net Cash Used in Investing Activities	(471)	(158)	(4)

Financing Activities
Decrease in Interest - Bearing Deposits	—	—	12
(Decrease) Increase in Other Short-Term Borrowings	(89)	72	10
Proceeds from Issuance of Long-Term Debt	497	—	—
Payment of Cash Dividends	(631)	(553)	(460)
Purchases of Treasury Stock	(655)	(719)	(15)
Exercise of Stock Options	97	104	98
Other	7	10	71

Net Cash Used in Financing Activities	(774)	(1,086)	(284)

Increase (Decrease) in Cash	40	—	(6)
Cash at Beginning of Year	—	—	6

Cash at End of Year	$40	—	—

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

31. SEGMENTS

The Bancorp’s principal activities include Retail Banking, Commercial Banking, Investment Advisory Services and Electronic Payment Processing. Retail Banking provides a full range of deposit products and consumer loans and leases. Commercial Banking offers banking, cash management and financial services to business, government and professional customers. Investment Advisory Services provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Fifth Third Processing Solutions, the Electronic Payment Processing division, provides electronic funds transfer (EFT) services, merchant transaction processing, operates the Jeanie ATM network and provides other data processing services to affiliated and unaffiliated customers. General Corporate and Other includes the investment portfolio, certain non-deposit funding, unassigned equity, the net effect of funds transfer pricing and other items not allocated to operating segments.

The financial information for each operating segment is reported on the basis used internally by the Bancorp’s management to evaluate performance and allocate resources. The allocation has been consistently applied for all periods presented. Revenues from affiliated transactions, principally EFT services from Fifth Third Processing Solutions to the banking segments, are generally charged at rates available to and transacted with unaffiliated customers.

The performance measurement of the operating segments is based on the management structure of the Bancorp and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments’ financial condition and results of operations if they were independent entities.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Results of operations and selected financial information by operating segment for each of the three years ended December 31 are as follows:

($ in millions)	Commercial Banking	Retail Banking	Investment Advisory Services	Electronic Payment Processing (a)	General Corporate and Other	Eliminations (a)	Total
2003
Results of Operations
Net Interest Income (b)	$1,086	1,701	147	—	10	—	2,944
Provision for Credit Losses	187	209	3	—	—	—	399

Net Interest Income After Provision for Credit Losses	899	1,492	144	—	10	—	2,545
Other Operating Income	435	904	344	609	225	(34)	2,483
Operating Expenses	529	1,237	342	366	111	(34)	2,551

Income from Continuing Operations Before Income Taxes, Minority Interest and Cumulative Effect	805	1,159	146	243	124	—	2,477
Applicable Income Taxes (c)	(269)	(385)	(51)	(80)	(40)	—	(825)
Minority Interest, Net	—	(20)	—	—	—	—	(20)
Discontinued Operations, Net	44	—	—	—	—	—	44
Cumulative Effect, Net	—	(11)	—	—	—	—	(11)
Dividends on Preferred Stock	—	—	—	—	(1)	—	(1)

Net Income Available to Common Shareholders	$580	743	95	163	83	—	1,664

Selected Financial Information
Goodwill as of January 1, 2003	$188	234	101	217	—	—	740
Goodwill Adjustment	—	—	(2)	—	—	—	(2)

Goodwill as of December 31, 2003	$188	234	99	217	—	—	738

Identifiable Assets	$24,179	30,139	2,136	490	34,237	—	91,181

2002
Results of Operations
Net Interest Income (Expense) (b)	$1,015	1,568	128	(4)	31	—	2,738
Provision for Credit Losses	99	144	3	—	—	—	246

Net Interest Income (Expense) After Provision for Credit Losses	916	1,424	125	(4)	31	—	2,492
Other Operating Income	360	666	336	543	309	(31)	2,183
Operating Expenses	493	1,074	314	307	180	(31)	2,337

Income from Continuing Operations Before Income Taxes, Minority Interest and Cumulative Effect	783	1,016	147	232	160	—	2,338
Applicable Income Taxes (c)	(258)	(336)	(51)	(76)	(52)	—	(773)
Minority Interest, Net	—	(38)	—	—	—	—	(38)
Discontinued Operations, Net	4	—	—	—	—	—	4
Dividends on Preferred Stock	—	—	—	—	(1)	—	(1)

Net Income Available to Common Shareholders	$529	642	96	156	107	—	1,530

Selected Financial Information
Goodwill as of January 1, 2002	$188	243	101	188	—	—	720
Goodwill Recognized	—	—	—	29	—	—	29
Divestiture	—	(9)	—	—	—	—	(9)

Goodwill as of December 31, 2002	$188	234	101	217	—	—	740

Identifiable Assets	$21,695	28,472	1,723	514	28,528	—	80,932

2001
Results of Operations
Net Interest Income (Expense) (b)	$941	1,386	96	(5)	58	—	2,476
Provision for Credit Losses	91	104	6	—	35	—	236

Net Interest Income (Expense) After Provision for Credit Losses	850	1,282	90	(5)	23	—	2,240
Other Operating Income	219	585	307	372	330	(25)	1,788
Merger-Related Charges	—	—	—	—	349	—	349
Operating Expenses	427	1,030	256	205	211	(25)	2,104

Income from Continuing Operations Before Income Taxes, Minority Interest and Cumulative Effect	642	837	141	162	(207)	—	1,575
Applicable Income Taxes (c)	(231)	(300)	(52)	(58)	73	—	(568)
Minority Interest, Net	—	—	—	—	(2)	—	(2)
Discontinued Operations, Net	4	—	—	—	—	—	4
Cumulative Effect, Net	—	—	—	—	(7)	—	(7)
Dividends on Preferred Stock	—	—	—	—	(1)	—	(1)

Net Income Available to Common Shareholders	$415	537	89	104	(144)	—	1,001

Selected Financial Information
Identifiable Assets	$19,511	25,095	1,309	517	24,632	—	71,064

(a)	Electronic payment processing service revenues provided to the banking segments by Fifth Third Processing Solutions are eliminated in the Consolidated Statements of Income.
(b)	Net interest income is fully taxable equivalent and is presented on a funds transfer price basis for the business segments.
(c)	Applicable income taxes includes income tax provision and taxable equivalent adjustment reversal of $39 million, $39 million and $45 million for the years ended December 31, 2003, 2002 and 2001, respectively.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Independent Auditors’ Report

To the Shareholders and Board of Directors of Fifth Third Bancorp:

We have audited the consolidated balance sheets of Fifth Third Bancorp and subsidiaries (“Bancorp”) as of December 31, 2003 and 2002, and the related statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fifth Third Bancorp and subsidiaries at December 31, 2003 and 2002, and the results of its operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1–New Accounting Pronouncements, effective January 1, 2004, the Bancorp changed its method of accounting for stock-based compensation by adopting the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” The accompanying consolidated financial statements have been restated to give retroactive effect of this adoption. As further discussed in Note 1–New Accounting Pronouncements, the Bancorp adopted the provisions of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” effective July 1, 2003 and adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

/S/    DELOITTE & TOUCHE LLP

Cincinnati, Ohio

February 4, 2004 (April 13, 2004 as to the adoption of SFAS No. 123 as described in Note 1)

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This report includes forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Bancorp including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which we do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect us or the businesses in which we are engaged; and (8) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements on pages 2 to 30 of this report.

RESULTS OF OPERATIONS

Summary

The Bancorp’s net income was $1.7 billion in 2003, up 9% compared to $1.5 billion in 2002. Earnings per diluted share were $2.87 for the year, up 11% from $2.59 in 2002. Net income for 2003 includes an after-tax charge of $11 million, or $.02 per diluted share, for a nonrecurring cumulative effect of a change in accounting principle related to the early adoption of FIN 46. The early adoption of FIN 46 required the Bancorp to consolidate a special purpose entity involved in the sale-leaseback of certain auto leases as the Bancorp was deemed to be the primary beneficiary under the provisions of this new Interpretation. Early adoption of the provisions of this Interpretation required the Bancorp to consolidate these operating lease assets and a corresponding liability as well as recognize the after-tax cumulative effect charge of $11 million representing the difference between the carrying value of the leased autos sold and the carrying value of the newly consolidated obligation. Consolidation of these operating lease assets did not impact risk-based capital ratios or bottom line income statement trends; however, lease payments on the operating lease assets are now reflected as a component of other operating income and depreciation expense is now reflected as a component of operating expenses.

Net income for 2003 also includes after-tax income from discontinued operations of $44 million, or $.08 per diluted share. In December 2003, the Bancorp completed the sale of its corporate trust business enabling the Bancorp to refine its focus and reinvest in core middle market business activities that the Bancorp believes provide the best return to shareholders. Corporate trust services have been a relatively small contributor to both total revenues and earnings in all periods. See Note 22 of the Notes to Consolidated Financial Statements for further discussion.

Cash dividends for 2003 increased 15% to $1.13 per common share compared to 2002. The Bancorp’s net interest income, net income, earnings per share, earnings per diluted share, dividends per share, dividend payout ratio, net income to average assets, referred to as return on average assets (ROA), return on average shareholders’ equity (ROE), net interest margin and efficiency ratio for the most recent five years are as follows:

TABLE 1–OPERATING DATA

	2003	2002	2001	2000	1999
Net interest income ($ in millions, taxable equivalent)	$2,944	2,738	2,476	2,297	2,213
Net income ($ in millions)	1,664	1,530	1,001	1,054	871
Earnings per share (a)	2.91	2.64	1.74	1.86	1.55
Earnings per diluted share (a)	2.87	2.59	1.70	1.83	1.53
Cash dividends per common share (b)	1.13	.98	.83	.70	.59
Dividend payout ratio (c)	39.4%	37.8	48.8	41.7	45.5
ROA	1.90%	2.04	1.42	1.58	1.44
ROE	19.0%	18.4	13.6	17.5	15.8
Net interest margin (taxable equivalent)	3.62%	3.96	3.82	3.73	3.96
Efficiency ratio	47.0%	47.5	57.5	53.7	56.0

(a)	Per share amounts have been adjusted for the three-for-two stock split effected in the form of stock dividends paid July 14, 2000.
(b)	Cash dividends per common share are those the Bancorp declared prior to the merger with Old Kent in 2001.
(c)	As originally reported prior to the merger with Old Kent in 2001.

Net interest income, net interest margin, net interest rate spread, weighted-average yields on investment securities and the efficiency ratio are presented in Management’s Discussion and Analysis of Financial Condition and Results of Operations on a fully taxable-equivalent (FTE) basis as the interest on certain loans and securities held by the Bancorp are not taxable for federal income tax purposes. The FTE basis adjusts for the tax-favored status of income from certain loans and securities. The Bancorp believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

Net Interest Income

Net interest income is the difference between interest income on earning assets such as loans, leases and securities, and interest expense paid on liabilities such as deposits and borrowings, and continues to be the Bancorp’s largest revenue source. Net interest income is affected by the general level of interest rates, changes in interest rates and by changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The relative performance of the lending and deposit-raising functions is frequently measured by two statistics – net interest margin and net

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

interest rate spread. The net interest margin is determined by dividing fully-taxable equivalent net interest income by average interest-earning assets. The net interest rate spread is the difference between the average fully-taxable equivalent yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The net interest margin is generally greater than the net interest rate spread due to the additional income earned on those assets funded by noninterest-bearing liabilities, or free funding, such as demand deposits and shareholders’ equity.

Table 2 below, Consolidated Average Balance Sheets and Analysis of Net Interest Income, presents the net interest income, net interest margin, and net interest rate spread for the three years of 2001 through 2003, comparing interest income, average interest-bearing liabilities and average free funding outstanding. Each of these measures is reported on a FTE basis. Nonaccrual loans and leases and loans held for sale have been included in the average loans and lease balances. Average outstanding securities balances are based upon fair value including any unrealized gains or losses on securities available-for-sale.

TABLE 2–CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME

For the Years Ended December 31 (Taxable Equivalent Basis)

	2003			2002			2001
($ in millions)	Average Balance	Revenue/ Cost	Average Yield/ Rate	Average Balance	Revenue/ Cost	Average Yield/ Rate	Average Balance	Revenue/ Cost	Average Yield/ Rate
Assets
Interest-Earning Assets:
Loans and Leases (a)	$52,414	$2,724	5.20%	$45,539	$2,824	6.20%	$44,888	$3,434	7.65%
Securities:
Taxable	27,584	1,226	4.45	22,145	1,257	5.68	18,482	1,213	6.56
Exempt from Income Taxes (a)	1,056	77	7.26	1,101	81	7.40	1,255	97	7.71
Other Short-Term Investments	307	3.97		339	6	1.72	201	10	4.88

Total Interest-Earning Assets	81,361	4,030	4.95	69,124	4,168	6.03	64,826	4,754	7.33
Cash and Due from Banks	1,600			1,551			1,482
Other Assets	5,250			5,007			5,000
Reserve for Credit Losses	(730)			(645)			(625)

Total Assets	$87,481			$75,037			$70,683

Liabilities
Interest-Bearing Liabilities:
Interest Checking	$18,679	$189	1.01%	$16,239	$296	1.83%	$11,489	$311	2.71%
Savings	8,020	64.79		9,465	158	1.67	4,928	174	3.54
Money Market	3,189	32	1.01	1,162	27	2.36	2,552	38	1.47
Other Time Deposits	7,168	214	2.98	9,403	357	3.80	13,473	745	5.53
Certificates–$100,000 and Over	3,090	45	1.46	1,689	55	3.24	3,821	187	4.89
Foreign Office Deposits	3,862	44	1.13	2,018	35	1.71	1,992	97	4.84
Federal Funds Purchased	7,001	80	1.14	3,262	54	1.66	3,682	155	4.21
Short-Term Bank Notes	22	—	1.06	2	—	3.40	10	—	2.13
Other Short-Term Borrowings	5,350	55	1.03	3,927	67	1.71	5,107	204	4.00
Long-Term Debt	8,747	363	4.15	7,640	381	4.99	6,301	367	5.83

Total Interest-Bearing Liabilities	65,128	1,086	1.67	54,807	1,430	2.61	53,355	2,278	4.27
Demand Deposits	10,482			8,953			7,394
Other Liabilities	2,883			2,520			2,556

Total Liabilities	78,493			66,280			63,305
Minority Interest	234			440			30
Shareholders’ Equity	8,754			8,317			7,348

Total Liabilities and Shareholders’ Equity	$87,481			$75,037			$70,683

Net Interest Income Margin on a Taxable Equivalent Basis		$2,944	3.62%		$2,738	3.96%		$2,476	3.82%

Net Interest Rate Spread			3.28%			3.42%			3.06%

Interest-Bearing Liabilities to Interest-Earning Assets			80.05%			79.29%			82.30%

(a)	Interest income and yield include the effects of taxable-equivalent adjustments using a federal income tax rate of 35%, reduced by the nondeductible portion of interest expenses. The net taxable-equivalent adjustment amounts included in the above table are $39 million, $39 million and $45 million for the years ended December 31, 2003, 2002 and 2001, respectively.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 3–ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

	2003 Compared to 2002			2002 Compared to 2001
($ in millions)	Volume(a)	Yield/Rate(a)	Total	Volume	Yield/Rate	Total
Increase (Decrease) in Interest Income:
Loans and Leases	$393	$(493)	$(100)	$50	$(660)	$(610)
Securities:
Taxable	273	(304)	(31)	221	(177)	44
Exempt from Income Taxes	(3)	(1)	(4)	(12)	(4)	(16)
Other Short-Term Investments	(1)	(2)	(3)	4	(8)	(4)

Total Interest Income Change	662	(800)	(138)	263	(849)	(586)

Increase (Decrease) in Interest Expense:
Interest Checking	40	(147)	(107)	105	(120)	(15)
Savings	(21)	(73)	(94)	107	(123)	(16)
Money Market	27	(22)	5	(27)	16	(11)
Other Time Deposits	(75)	(68)	(143)	(190)	(198)	(388)
Certificates — $100,000 and over	30	(40)	(10)	(82)	(50)	(132)
Foreign Office Deposits	24	(15)	9	1	(63)	(62)
Federal Funds Purchased	47	(21)	26	(16)	(85)	(101)
Other Short-Term Borrowings	20	(32)	(12)	(39)	(98)	(137)
Long-Term Debt	51	(69)	(18)	72	(58)	14

Total Interest Expense Change	143	(487)	(344)	(69)	(779)	(848)

Increase (Decrease) in Net Interest Income on a Taxable Equivalent Basis	$519	$(313)	$206	$332	$(70)	$262

Decrease in Taxable Equivalent Adjustment			—			6

Net Interest Income Change			$206			$268

(a)	Changes not solely attributable to changes in volume or rates are allocated consistently in proportion to the absolute dollar amount of the change in volume and rates.

Net interest income on a FTE basis rose 8% to $2.9 billion in 2003 from $2.7 billion in 2002 despite a 34 basis point (bp) decrease in net interest margin. The improvement in 2003’s net interest income was attributable to a $12.2 billion (18%) increase in average interest-earning assets mitigated by the 34 bp reduction in the net interest margin. The net interest margin decreased from 3.96% in 2002 to 3.62% in 2003 compared to a 14 bp increase from 2001 to 2002. Contraction in the net interest margin in the current year is attributable to the effect of the absolute level of interest rates on earning asset yields, the impact of higher origination volumes at lower market rates of interest and accelerated prepayment rates experienced in all earning-asset classes due to the lowest level of interest rates seen in over 40 years. Specifically, the yield on average interest-earning assets declined 108 bps from 2002; primarily attributable to a decrease in average yields on loans and leases and taxable securities of 100 bps and 123 bps, respectively. The negative effects of lower asset yields were largely offset by a 94 bp decrease in the cost of interest-bearing liabilities in 2003 resulting from faster repricing of borrowed funds and lower year-over-year deposit rates on existing accounts as well as the continued improvement in the overall mix of interest-bearing liabilities. The Bancorp realized an overall increase in total average deposits between years of approximately $5.6 billion highlighted by a 13% year-over-year increase in average transaction account balances reflecting the Bancorp’s emphasis on deposits as an important source of funding. The contribution of free funding to the net interest margin was reduced to 34 bps in 2003, from 54 bps in 2002, despite the benefits of a $1.5 billion increase in average demand deposits, due to the lower interest rate environment. Additional contraction in the net interest margin is attributable to the implementation of SFAS No. 150 during 2003, and the resulting reclassification of approximately $20 million of minority interest expense into interest expense, in comparison to 2002. See Note 1 of the Notes to Consolidated Financial Statements for further discussion of adoption of SFAS No. 150. The Bancorp expects that net interest margin and net interest income trends in coming periods will be dependent upon the magnitude of deposit growth in relation to balance sheet growth and the speed of interest rate changes in an improving economy, with expected net interest income growth trending in-line with expected growth in the overall balance sheet in the mid to high single digit range.

Average interest-earning assets increased by 18% to $81.4 billion in 2003, an increase of $12.2 billion from 2002. During 2002, average interest-earning assets grew by 7% over 2001. In 2003, sales and securitizations of loans and leases, excluding gains realized, totaled approximately $15.6 billion compared to $9.7 billion in 2002. The Bancorp continues to use loan sales and securitizations to manage the composition of the balance sheet, to limit balance sheet leverage due to exceptionally strong demand experienced in certain asset classes relative to the entire portfolio and to improve balance sheet liquidity. Sales and securitizations permit the Bancorp to grow the origination and servicing functions and to increase revenues without increasing capital leverage.

Average interest-bearing liabilities grew to $65.1 billion during 2003, an increase of 19% over the $54.8 billion average in 2002. Average transaction deposits (which excludes time deposits, certificates of deposit with balances greater than $100,000 and foreign office deposits) increased $4.6 billion, or 13%, over 2002 and remain the Bancorp’s most important and lowest cost source of funding.

Table 3 shows changes in tax-equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest-bearing liabilities.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Other Operating Income

Table 4 shows the components of other operating income for each of the last five years. Total other operating income increased 14% in 2003 and 22% in 2002. As previously discussed, the early adoption of FIN 46 on July 1, 2003, required the Bancorp to consolidate a special purpose entity involved in the sale-leaseback of certain auto leases. The consolidation of these operating lease assets has resulted in the Bancorp recognizing $124 million in operating lease revenue during 2003, representing lease payments received, reflected as a component of other operating income.

Electronic payment processing service revenue, which consists of merchant processing and electronic funds transfer (“EFT”), increased 12% in 2003 and 47% in 2002. Comparisons to the 2002 growth rate are impacted by a slowdown in transaction volume growth rates on the existing customer base reflective of overall economic conditions in 2003 and sluggish growth in the retail sector of the economy, the MasterCard ®/Visa ® settlement implemented in August 2003, and the fourth quarter 2001 purchase acquisition of Universal Companies (USB). The Bancorp continues to realize positive sales momentum from the addition of new customer relationships in both its Merchant Services and EFT businesses.

Merchant processing revenues increased 16% in 2003, compared to an 81% increase in 2002. The increase in 2003 is due to transaction volume growth attributable to the addition of new customers, offset by a slowdown in transaction volume growth on the existing customer base reflective of sluggish growth in the retail sector. The increase in 2002 was due to the addition of new customers and resulting increase in transaction volumes, as well as the incremental contributions from the fourth quarter 2001 USB acquisition. Excluding the incremental revenue contribution from USB, merchant processing revenues increased 35% in 2002 compared to 2001.

EFT revenues increased 7% in 2003, compared to a 22% increase in 2002. Comparisons to 2002 are impacted by a slowdown in transaction volume growth rates on the existing customer base and a $13 million revenue impact associated with the MasterCard®/Visa® settlement. During 2003, VISA® and MasterCard® reached separate agreements to settle merchant litigation regarding debit card interchange reimbursement fees. These agreements, implemented in August 2003, included provisions to lower fee structures which resulted in a reduction in revenues for debit card issuers. The impact of this settlement on the Bancorp’s electronic payment processing revenues for 2004 is expected to be approximately $30 million to $35 million. The Bancorp handled 9.0 billion ATM, point-of-sale and e-commerce transactions in 2003, a 10% increase compared to 8.2 billion in 2002, and the Bancorp’s world-class capabilities as a transaction processor position the Bancorp well to continue to take advantage of the opportunities of e-commerce.

Service charges on deposits were $485 million in 2003, an increase of 13% over 2002’s $431 million. Service charges on deposits increased 17% in 2002 compared to 2001. The growth in 2003 was fueled by the expansion of the Bancorp’s retail and commercial network, continued sales success in corporate treasury management products, successful sales campaigns promoting retail and commercial deposit accounts and the benefit of a lower interest rate environment during the year. Commercial deposit based revenues increased 15% over last year on the strength of continued focus on cross-sell initiatives, new customer relationships and the benefit of a lower interest rate environment with notable growth in Chicago, Columbus, Cleveland, Cincinnati, Detroit and Grand Rapids. Retail based deposit revenue increased 11% in 2003 compared to 2002, driven by the success of sales campaigns and direct marketing programs in generating new account relationships.

Mortgage banking net revenue increased 61% to $302 million in 2003 from $188 million in 2002. In 2003 and 2002, mortgage banking net revenue was comprised of $466 million and $386 million, respectively, of total mortgage banking fees and loan sales, $14 million and $98 million, respectively, in gains and mark-to-market adjustments on both settled and outstanding free-standing derivative instruments and a reduction of $178 million and $296 million, respectively, in net valuation adjustments and amortization on the mortgage servicing rights (MSR) portfolio.

The Bancorp maintains a comprehensive management strategy relative to its mortgage banking activity, including consultation with an outside independent third-party specialist, in order to manage a portion of the risk associated with changes in impairment on its MSR portfolio as a result of changing interest rates. This strategy includes the utilization of securities available-for-sale and free-standing derivatives as well as engaging in loan securitization and sale transactions. The Bancorp’s non-qualifying hedging strategy includes the purchase of various securities (primarily FHLMC and FNMA agency bonds, US treasury bonds, and PO strips) and the purchase of free-standing derivatives (PO swaps, swaptions, floors, forward contracts, options and interest rate swaps). The interest income, mark-to-market adjustments and gain or loss from sale activities in these portfolios are expected to economically hedge a portion of the change in value of the MSR portfolio caused by fluctuating discount rates, earnings rates and prepayment speeds. The value of MSRs can fluctuate sharply depending on changes in interest rates and other factors. Generally, as interest rates decline, the value of MSRs declines because, as loans are prepaid to take advantage of an interest rate decline, no further servicing fees are collected in respect to those loans. The combined magnitude of decreasing interest rates in the first half of 2003 and subsequent increase in interest rates in the second half of 2003 led to the recognition of a net $3 million in temporary impairment for 2003. The significant decline in interest rates in 2002 led to an increase in prepayment speeds and the recognition of $140 million in temporary impairment. Servicing rights are typically deemed impaired when a borrower’s loan rate is distinctly higher than prevailing market rates. As temporary impairment was recognized on the MSR portfolio in 2003 and 2002 due to falling primary and secondary mortgage rates and earnings rates and corresponding increases in prepayment speeds, the Bancorp sold certain of the available-for-sale securities acquired in order to economically hedge a portion of the changes in the value of the MSR portfolio resulting in net realized gains of $3 million and $33 million in 2003 and 2002, respectively, that were captured as a component of other operating income in the Consolidated Statements of Income. In addition, the Bancorp recognized net gains of $15 million and $100 million in 2003 and 2002, respectively, related to changes in fair value and settlement of free-standing derivatives purchased to economically hedge the MSR portfolio. The decline of gains in mark-to-market adjustments and settlement of free-standing derivative financial instruments in 2003 compared to 2002 resulted from movements of interest rates and the resulting impact of changing prepayment speeds on the MSR portfolio. The decline in net security gains from securities purchased and designated under the non-qualifying hedging strategy in 2003 compared to 2002 is due to increased reliance on free-standing derivatives rather than available-for-sale securities as part of the Bancorp’s overall hedging strategy. As of December 31, 2003 there were no available-for-sale securities held as a part of the Bancorp’s overall hedging strategy and at December 31, 2002 the Bancorp held $147 million of U.S. treasury bonds as part of the non-qualifying hedging strategy. On an overall basis and inclusive of the net security gain component of the Bancorp’s mortgage banking risk management strategy, mortgage banking net revenue increased 38% to $305 million in 2003 from $221 million in 2002.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 4–OTHER OPERATING INCOME

($ in millions)	2003	2002	2001	2000	1999
Electronic payment processing revenue	$575	512	347	252	189
Service charges on deposits	485	431	367	298	252
Mortgage banking net revenue	302	188	63	256	290
Investment advisory revenue	332	325	298	275	258
Other service charges and fees	581	580	542	389	338
Operating lease revenue	124	—	—	—	—

Subtotal	2,399	2,036	1,617	1,470	1,327
Securities gains, net	81	114	28	6	8
Securities gains, net — non-qualifying hedges on mortgage servicing	3	33	143	—	—

Total	$2,483	2,183	1,788	1,476	1,335

After-tax securities gains, net	$52	74	17	4	5
After-tax securities gains, net — non-qualifying hedges on mortgage servicing	$2	22	88	—	—

In 2003, the Bancorp primarily used PO strips/swaps and purchased options to hedge the economic risk of the MSR portfolio as they are deemed to be the best available instruments for several reasons. POs hedge the mortgage-LIBOR spread because they appreciate in value as a result of tightening spreads. They also provide prepayment protection as they increase in value as prepayment speeds increase (as opposed to MSR’s that lose value in a faster prepayment environment). Purchased options are positive convexity hedges primarily used to hedge the negative convexity of the MSR portfolio. Due to an increasing interest rate environment during the second half of 2003, the Bancorp increased the level of purchased options used to economically hedge the MSR portfolio as compared to 2002. As of December 31, 2003 and 2002, the Bancorp held a combination of free-standing derivatives including PO swaps, options, swaptions and interest rate swaps with a fair value of $8 million and $37 million, respectively, on an outstanding notional amount of $.9 billion and $1.8 billion, respectively. The decline in the derivative outstanding notionals at December 31, 2003 as compared to 2002 is primarily due to the level of current interest rates.

Total originations were $16.0 billion in 2003 and $11.5 billion in 2002. Originations increased in 2003 due to continued declines in primary and secondary mortgage rates during the first half of 2003. The Bancorp expects the core contribution of mortgage banking to total revenues to decline from 2003 record levels as refinance activity and new applications continue to decline.

The Bancorp’s total residential mortgage loan servicing portfolio at the end of 2003 and 2002 was $30.0 billion and $33.3 billion, respectively, with $24.5 billion and $26.5 billion, respectively, of loans serviced for others.

Investment advisory service revenue was $332 million in 2003, an increase of 2% over 2002. Investment advisory service revenue increased 9% in 2002. The increase in revenue in 2003 compared to 2002 resulted primarily from strengthening sales results in Retirement Plan Services, improved institutional asset management revenues from better market performance partially mitigated by moderating private client revenues. The Bancorp continues to focus its sales efforts on integrating services across business lines and working closely with retail and commercial team members to take advantage of a diverse and expanding customer base. The Bancorp continues to be one of the largest money managers in the Midwest and as of December 31, 2003, had $194 billion in assets under care, $35 billion in assets under management and $13.6 billion in its proprietary Fifth Third Funds.*

Other service charges and fee revenues were $581 million in 2003 and remained relatively flat compared to 2002. Commercial banking revenue, consumer loan and lease fees, cardholder fees, and bank owned life insurance (BOLI) represent the majority of other service charges and fees. Other service charges and fees for 2002 included a pretax gain of $26 million from the fourth quarter 2002 sale of the property and casualty insurance product lines and a $7 million pretax gain on the third quarter 2002 sale of six branches in Southern Illinois.

The commercial banking revenue component of other service charges and fees grew 13% to $178 million in 2003, led by strong growth in international department revenue which includes foreign currency exchange revenue and letter of credit fee revenue. Compared to 2002, total international revenues increased 34% to $82 million in 2003. Consumer loan and lease fees continued to be strong in 2003 at $65 million compared to $70 million in 2002, due to sustained strength in originations. Cardholder fees from the credit card portfolio provided $59 million, an increase of 15% over 2002 due to growth in the number of relationships in the portfolio and income from BOLI provided $62 million, remaining flat compared to 2002. Insurance revenue for 2003 was $28 million compared to $55 million in 2002. Insurance revenue comparisons to the previous year are impacted by the fourth quarter 2002 sale of the property and casualty insurance product line operations representing approximately $26 million in revenue on a full year 2002 basis. The other component of other service charges and fees was $189 million in 2003, compared to $152 million in 2002, an increase of 25%. The other component of other service charges includes a $23 million gain from the third quarter 2003 securitization and sale of home equity lines of credit. Several other categories also contributed to the increase in the other component of other service charges and fees in 2003 compared to 2002, including a $10 million increase in institutional fixed income trading and sales and a $16 million increase in customer interest rate derivative product related fee revenue, partially offset by a net $12 million decrease in various other revenue categories.

Fifth Third Funds® Performance Disclosure

*	Investments in the Fifth Third Funds are: NOT INSURED BY THE FDIC or any other government agency, are not deposits or obligations of, or guaranteed by, any bank, the distributor or any of their affiliates, and involve investment risks, including the possible loss of the principal amount invested. For more complete information including charges, risks, expenses, ongoing fees, investment objective and other important information, call 1-888-889-1025 for a prospectus. Please read the prospectus carefully and consider this information before investing or sending money. Fifth Third Funds Distributor, Inc. is the distributor for the funds.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Expenses

The Bancorp’s proven expense discipline continues to drive its efficiency ratio to levels well below its peer group within the banking industry. The Bancorp’s success in controlling operating expenses comes from efficient staffing, a focus on process improvement and the centralization of various internal functions such as data processing, loan servicing and other corporate overhead functions.

Operating expense levels are often measured using an efficiency ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income). The efficiency ratio for 2003 was 47.0% compared to 47.5% in 2002.

Total operating expenses increased 9% in 2003 compared to 2002. Total operating expenses decreased 5% in 2002 compared to 2001 as the total operating expenses for 2001 included pretax nonrecurring merger-related charges of $349 million associated with the merger and integration of Old Kent. Excluding the effect of the merger-related charges, total operating expenses increased 11% in 2002 compared to 2001; comparisons being provided to supplement an understanding of the fundamental trends in operating expenses.

Comparisons of 2003 total operating expenses to prior periods are impacted by implications of growth in all of the Bancorp’s markets and increases in spending related to the expansion and improvement of the sales force, increases in employee benefit expenses, third-party consulting expenses, continuing investment in support personnel including the risk management and internal audit functions among others, process improvement, technology and infrastructure to support recent and future growth and volume related increases in expenses such as bankcard and loan and lease costs. The Bancorp has also invested significantly in the growth of its retail banking platform with the opening of 58 new banking centers since December of 2002. Although the Bancorp has seen improvement, largely as a result of focused marketing initiatives, the break-even contribution date for new banking center openings still occurs on average approximately 11 months following the opening. Operating expenses for 2003 also include $94 million of expense, primarily depreciation expense, on operating lease assets consolidated as a result of the early adoption of FIN 46. See Note 1 to the Consolidated Financial Statements for discussion of adoption of FIN 46.

Salaries, wages and incentives were flat in 2003 and increased 7% in 2002 and employee benefits expense increased 19% in 2003 and 36% in 2002. As described in Note 1 to the Notes to Consolidated Financial Statements, effective January 1, 2004, the Bancorp adopted, on a retroactive basis, the fair value method of expense recognition for employee stock-based compensation. All periods presented have been restated to reflect this adoption. Total stock-based compensation expense included in salaries, wages and incentives in 2003, 2002 and 2001 was $110 million, $128 million and $117 million, respectively. The increase in 2003 employee benefits expense is primarily related to an increase in pension and insurance expenses. Net pension expense for 2003 was $31 million compared to $13 million in 2002. The increase in pension expense during 2003 was due to a decrease in the expected return on assets in 2003 compared to 2002 and an increased amortization of actuarial losses as the unrecognized net actuarial losses exceeded the corridor limit in 2003. The increase in employee benefits expense in 2002 resulted primarily from an increase in profit sharing expense due to the inclusion of the former Old Kent employees in the Plan beginning in January 2002.

The Bancorp’s net pension expense for 2003 is based upon specific actuarial assumptions, including an expected long-term rate of return of 9%. The expected long-term rate of return assumption reflects the average return expected on the assets invested to provide for the Plan’s liabilities. In determining the expected long-term rate of return assumption, the Bancorp evaluated actuarial and economic inputs, including long-term inflation rate assumptions and broad equity and bond indices long-term return projections. The Bancorp believes the 9% long-term rate of return assumption appropriately reflects both projected broad equity and bond indices long-term return projections as well as actual long-term historical Plan performance. The discount rate assumption reflects the yield of a portfolio of high quality fixed-income instruments that have a similar duration to the Plan’s liabilities. The discount rate determined on this basis has decreased from 6.75% at December 31, 2002 to 6% at December 31, 2003. Lowering the expected long-term rate of return on Plan assets by .25% (from 9% to 8.75%) would have increased the pension expense for 2003 by approximately $1 million. Lowering the discount rate by .25% (from 6.75% to 6.50%) would have increased the pension expense for 2003 by approximately $2 million. The Plan assumptions are evaluated annually and are updated as necessary.

The Bancorp based the determination of pension expense on a market-related valuation of assets. This market-related valuation recognizes investment gains or losses over a three-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a three-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded. As of December 31, 2003 the Bancorp had cumulative losses of approximately $103 million which remain to be recognized in the calculation of the market-related value of assets. These unrecognized net actuarial losses result in an increase in the Bancorp’s future pension expense depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”

TABLE 5–OPERATING EXPENSES

($ in millions)	2003	2002	2001	2000	1999
Salaries, wages and incentives	$1,031	1,029	959	893	859
Employee benefits	240	201	148	144	142
Equipment expenses	82	79	91	100	98
Net occupancy expenses	159	142	146	138	131
Operating lease expenses	94	—	—	—	—
Other operating expenses	945	886	760	665	649

Subtotal	2,551	2,337	2,104	1,940	1,879
Merger-related charges	—	—	349	87	108

Total	$2,551	2,337	2,453	2,027	1,987

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The value of the Plan assets has increased from $177 million at December 31, 2002 to $223 million at December 31, 2003. The investment performance returns and contributions made during 2003 have reduced the Bancorp’s unfunded Plan status, net of benefit obligations, from $66 million at December 31, 2002 to an unfunded status of $41 million at December 31, 2003. During 2003, the Bancorp made $62 million in cash contributions to the Plan and believes that, based on the actuarial assumptions, no cash contribution to the Plan will be required in 2004.

Full-time equivalent (FTE) employees were 18,899 at December 31, 2003 down from 19,119 at December 31, 2002 and up from 18,373 at December 31, 2001.

Equipment expense increased 3% in 2003 to $82 million and decreased 13% to $79 million in 2002. The significant decrease in equipment expense during 2002 was primarily due to dispositions related to the 2001 Old Kent acquisition. Net occupancy expenses increased 12% in 2003 to $159 million primarily due to the growth in the number of banking centers and certain incremental leased location costs. Banking centers at December 31, 2003 totaled 952 compared to 930 at December 31, 2002. Net occupancy expense decreased 3% to $142 million in 2002 compared to 2001. The decrease in 2002 was largely related to the elimination of duplicate facilities in connection with the integration of Old Kent.

Other operating expenses increased to $945 million in 2003, up $59 million or 7% over 2002 and increased $126 million or 17% over 2001. Volume-related expenses and higher loan and lease processing costs from strong origination volumes in the processing and fee businesses contributed to the increases in 2003 and 2002 other operating expenses. Additionally, increases in other operating expenses for 2003 relate to several categories, including increasing insurance expenses, FDIC expenses, human resource expenses such as recruiting and training and expenses related to certain third-party consultant reviews. Third-party consultant reviews of reconciliation activities and process evaluations associated with the March 26, 2003 Written Agreement entered into by the Bancorp, Fifth Third Bank, the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions resulted in approximately $24 million in incremental expenses in 2003. Several other items, as described below, also impact comparisons of other operating expense to prior periods. Other operating expense for 2002 includes an $82 million pre-tax charge realized in the third quarter of 2002 related to treasury clearing and other related settlement accounts. During the second quarter of 2003, the Bancorp concluded the review of the treasury clearing and other related settlement accounts that gave rise to the $82 million pre-tax charge-off, resulting in a $31 million pre-tax recovery, realized as a credit to other operating expenses. Additionally, during 2003, the Bancorp realized a charge of approximately $20 million related to the early retirement of approximately $200 million of Federal Home Loan Bank advances, captured in other operating expenses. Excluding the impact of the above discussed treasury clearing and other related settlement items in both 2003 and 2002, the early debt retirement charge of $20 million, third-party consultant expenses of $24 million and the operating lease expense of $94 million incurred as a result of the implementation of FIN 46 in the third quarter of 2003, total operating expenses for 2003 increased $189 million, or 8% over 2002; comparisons being provided to supplement an understanding of the fundamental trends in operating expenses. The Bancorp expects continued near-term improvement from certain volume related expense items and efficiency initiatives related to non-risk management expenses. For instance, the Bancorp is aggressively reducing mortgage banking volume-related processing expenses as originations have slowed in recent periods. As part of a core emphasis on operating leverage, these efficiency initiatives include increasing levels of automation of processes, the rationalization and reduction of non-core businesses as they relate to our retail and middle market commercial customer base, returns on invested capital and related opportunities for continued growth in 2004 and years to come.

TABLE 6–DISTRIBUTION OF LOAN AND LEASE PORTFOLIO

	2003		2002		2001		2000		1999
($ in millions)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial, financial and agricultural loans	$14,209	27%	$12,743	28%	$10,807	26%	$10,669	25%	$9,879	25%
Real estate – construction loans	3,636	7	3,327	7	3,356	8	3,223	8	2,272	6
Real estate – mortgage loans	11,319	22	9,380	20	10,590	26	11,862	28	12,336	32
Consumer loans	17,432	33	15,116	33	12,565	30	11,551	27	9,054	23
Lease financing	5,712	11	5,362	12	4,230	10	5,225	12	5,296	14

Loans and leases, net of unearned income	52,308	100%	45,928	100%	41,548	100%	42,530	100%	38,837	100%
Reserve for credit losses	(770)		(683)		(624)		(609)		(573)

Loans and leases, net of reserve	$51,538		$45,245		$40,924		$41,921		$38,264

Loans held for sale	$1,881		$3,358		$2,180		$1,655		$1,198

As referred to above, during the third quarter of 2002, in connection with overall data validation procedures completed in preparation for a conversion and implementation of a new treasury investment portfolio accounting system, and a review of related account reconciliations, the Bancorp became aware of a misapplication of proceeds from a mortgage loan securitization against unrelated treasury items in a treasury clearing account. Upon this discovery and after rectifying the mortgage loan securitization receivable, a treasury clearing account used to process entries into and out of the Bancorp’s securities portfolio went from a small credit balance to a debit balance of approximately $82 million consisting of numerous posting and settlement items, all relating to the Bancorp’s investment portfolio. Upon concluding that the $82 million balance did not result from a single item but rather numerous settlement and reconciliation items, many of which had aged or for which no sufficient detail was readily available for presentment for claim from counterparties, the Bancorp recorded a charge-off for these items because it became apparent that

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

any collection would be uncertain, and, if achieved, time consuming and would require a significant amount of focused research. During the second quarter of 2003 the Bancorp concluded the review of the treasury clearing and other related settlement accounts that gave rise to the $82 million pre-tax ($53 million after-tax) charge-off realized in 2002. The Bancorp expended considerable effort and internal resources and employed significant external resources with expertise in treasury operations in the review and reconstruction of these accounts as well as in the validation of the results. The conclusion of this process in the second quarter of 2003 identified a $31 million pre-tax ($20 million after-tax) recovery, realized as a credit to other operating expenses. Based on activities performed by the Bancorp and independent third-party experts, including the completion of a third-party review of all the Bancorp’s account reconciliations, the Bancorp has concluded that there is no additional material financial impact relating to these treasury clearing and other related settlement accounts. Additionally, upon completion of the review of the treasury clearing and other related settlement accounts, the Bancorp did not identify any specific triggering event that gave rise to the $82 million pre-tax charge-off to a period other than the third quarter of 2002. (See also the “Regulatory Matters” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information.)

Securities

At December 31, 2003, total available-for-sale, held-to-maturity and trading investment securities were $29.2 billion, compared to $25.5 billion at December 31, 2002, an increase of 14 percent, remaining relatively proportionate with the growth in the overall balance sheet.

Table 8 provides a breakout of the weighted-average expected maturity of the available-for-sale portfolio by security type at December 31. The investment portfolio consists largely of fixed and floating-rate mortgage-related securities, predominantly underwritten to the standards of and guaranteed by the government-sponsored agencies of FHLMC, FNMA and GNMA. These securities differ from traditional debt securities primarily in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. The other bonds, notes and debentures portion of the portfolio at December 31, 2003 consisted of certain non-agency mortgage backed securities totaling approximately $507 million, certain other asset backed securities (primarily credit card, automobile and commercial loan backed securities) totaling approximately $842 million and corporate bond securities totaling approximately $54 million. The other securities portion of the portfolio at December 31, 2003 consisted of Federal Home Loan Bank, Federal Reserve Bank and FHLMC stock holdings totaling approximately $650 million and certain mutual fund holdings and equity security holdings totaling approximately $313 million. The estimated average life of the available-for-sale portfolio increased to 5.2 years at December 31, 2003 based on current prepayment expectations compared to 3.1 years at December 31, 2002. The weighted-average yield of the available-for-sale securities portfolio at December 31, 2003 was 4.66%, compared to 5.33% at December 31, 2002.

TABLE 7—SECURITIES PORTFOLIO AT DECEMBER 31

($ in millions)	2003	2002	2001	2000	1999
Securities Available-for-Sale:
U.S. Treasury	$815	304	96	198	368
U.S. Government agencies and corporations	3,860	2,389	1,202	1,240	1,020
States and political subdivisions	977	1,090	1,218	903	934
Agency mortgage-backed securities	20,981	19,833	15,308	13,940	11,410
Other bonds, notes and debentures	1,403	1,102	1,896	1,957	1,867
Other securities	963	746	787	791	326

Securities Held-to-Maturity:
U.S. Treasury	$—	—	—	—	3
U.S. Government agencies and corporations	—	—	—	—	28
States and political subdivisions	126	52	16	475	599
Agency mortgage-backed securities	—	—	—	—	87
Other bonds, notes and debentures	9	—	—	45	11
Other securities	—	—	—	33	10

TABLE 8—WEIGHTED-AVERAGE MATURITY OF SECURITIES AT DECEMBER 31, 2003

	Within 1 Year		1-5 Years		6-10 Years		Over 10 Years		Total
($ in millions)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities Available-for-Sale:
U.S. Treasury	$42	1.77%	$292	3.08%	$481	3.71%	$—	8.36%	$815	3.39%
U.S. Government agencies and corporations	20	6.44	2,795	3.37	1,036	4.00	9	10.29	3,860	3.57
States and political subdivisions (a)	48	8.17	253	7.75	431	7.42	245	7.49	977	7.56
Agency mortgage-backed securities (b)	779	6.11	10,705	4.95	8,291	4.53	1,206	4.33	20,981	4.78
Other bonds, notes and debentures (c)	93	6.31	1,094	3.76	78	6.92	138	9.23	1,403	4.64

Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends. Yields are computed based on historical cost balances.

(a)	Taxable-equivalent yield using a federal income tax rate of 35%, reduced by the nondeductible portion of interest expense. Taxable-equivalent yield adjustments included in the above table are 2.77%, 2.62%, 2.52%, 2.54% and 2.56% for securities maturing within 1 year, 1-5 years, 6-10 years, over 10 years and in total, respectively.
(b)	Included in agency mortgage-backed securities available-for-sale are floating-rate securities totaling $1,847 million.
(c)	Included in other bonds, notes and debentures available-for-sale are floating-rate securities totaling $189 million.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

At December 31, 2003, the available-for-sale securities portfolio included $77 million of net unrealized losses compared to a net unrealized gain of $674 million at December 31, 2002. The movement in market interest rates at December 31, 2003 compared to December 31, 2002 resulted in a movement of the portfolio to an unrealized loss position at December 31, 2003.

The credit quality of the available-for-sale security portfolio continues to be sound, with 88% of the available-for-sale security portfolio comprised of securities issued by U.S. Government agencies and U.S. Government sponsored agencies. At December 31, 2003, 95% of the unrealized losses in the available-for-sale securities portfolio are comprised of securities issued by U.S. Government agencies, U.S. Government sponsored agencies and investment grade municipalities. See Note 2 of the Notes to Consolidated Financial Statements for information on the length of time individual securities have been in a continuous unrealized loss position.

Loans and Leases

The Bancorp’s total loan portfolio, excluding held for sale, was $52.3 billion at December 31, 2003 compared to $45.9 billion at December 31, 2002, an increase of $6.4 billion (14 percent). The Bancorp’s held for sale portfolio was $1.9 billion at December 31, 2003 compared to $3.4 billion at December 31, 2002.

The following tables provide the distribution of commercial and consumer loans and leases, including loans held for sale, by major category at December 31. Additional loan component detail is provided in Table 6.

TABLE 9–DISTRIBUTION OF LOAN AND LEASE PORTFOLIO

(INCLUDING HELD FOR SALE)

	2003	2002	2001	2000	1999
Commercial:
Commercial	26%	26	25	24	25
Mortgage	13	12	14	14	14
Construction	6	6	7	6	5
Leases	6	6	6	6	5

Subtotal	51	50	52	50	49
Consumer:
Installment	32	30	28	26	22
Mortgage and Construction	11	14	15	17	20
Credit Card	1	1	1	1	1
Leases	5	5	4	6	8

Subtotal	49	50	48	50	51

Total	100%	100	100	100	100

($ in millions)	2003	2002	2001	2000	1999
Commercial:
Commercial	$14,226	12,786	10,909	10,734	10,002
Mortgage	6,894	5,885	6,085	6,227	5,640
Construction	3,301	3,009	3,103	2,819	2,019
Leases	3,264	3,019	2,487	2,571	2,106

Subtotal	27,685	24,699	22,584	22,351	19,767
Consumer:
Installment	17,429	14,584	12,138	11,249	8,757
Mortgage and Construction	5,865	7,123	6,815	7,570	8,003
Credit Card	762	537	448	361	318
Leases	2,448	2,343	1,743	2,654	3,190

Subtotal	26,504	24,587	21,144	21,834	20,268

Total	$54,189	49,286	43,728	44,185	40,035

Balance sheet loans and leases, including loans held for sale, increased 10% and 13%, respectively, in 2003 and 2002. The increase in outstandings in 2003 resulted from continued very strong consumer lending as well as continued growth in commercial loans and leases.

Consumer installment loan balances, including held for sale, totaled $17.4 billion at December 31, 2003 compared to $14.6 billion at December 31, 2002, an increase of 20%. Consumer installment loan balances, including held for sale, increased 20% at December 31, 2002 compared to December 31, 2001. The increase in 2003 was attributable to continued strong direct origination volume in the Indianapolis, Chicago, Cleveland, Detroit, Columbus and Dayton markets. Consumer installment loan originations were $7.4 billion during 2003, compared to $6.7 billion in 2002. The Bancorp is continuing to devote significant focus on producing banking center based loan originations given the strong credit performance and attractive yields available in these products. Consumer installment loan balance comparisons to prior periods are impacted by the securitization and sale of $903 million in home equity lines of credit in the third quarter of 2003. The sale of certain home equity lines of credit was undertaken to limit balance sheet leverage due to the exceptionally strong demand experienced in this asset class during 2003 relative to the entire loan and lease portfolio. In addition to residential mortgage activity, the Bancorp expects to continue securitization and sale of certain loan classes in 2004. Residential mortgage and construction loans, including held for sale, totaled $5.9 billion at December 31, 2003 compared to $7.1 billion at December 31, 2002, a decrease of 18%. Comparisons to prior periods are directly dependent upon the volume and timing of originations as well as the effects of timing on held for sale outflows. Residential mortgage originations totaled $16.0 billion during 2003 compared to $11.5 billion in 2002. Consumer lease balances increased 4% at December 31, 2003 compared to December 31, 2002 as a result of continued strong origination volume. Consumer loan and lease outstandings are affected considerably by sales and securitizations, which totaled approximately $15.6 billion in 2003 and $9.7 billion in 2002.

Commercial loan and lease outstandings, including loans held for sale, totaled $27.7 billion at December 31, 2003 compared to $24.7 billion at December 31, 2002, an increase of 12% . The commercial loan and lease portfolio increase was attributable to growth in middle-market and small business loan originations and on the strength of improving demand and new customer additions in Cincinnati, Columbus, Chicago, Indianapolis, Lexington and Detroit. Tables 10 and 11 provide a breakout of the commercial loan and lease portfolio, including held for sale, by major industry classification and size of credit illustrating the diversity and granularity of the Bancorp’s portfolio. The commercial portfolio is further characterized by 87% of outstanding balances and 88% of exposures concentrated within the Bancorp’s primary market areas of Ohio, Kentucky, Indiana, Florida, Michigan, Illinois, West Virginia and Tennessee. Exclusive of a national large-ticket leasing business, the commercial loan portfolio is characterized by 94% of outstanding balances and 93% of exposures concentrated within these eight states. The mortgage and construction segments of the commercial loan portfolio are characterized by 98% of outstanding balances and exposures concentrated within these eight states. As part of its overall credit risk management strategy, the Bancorp emphasizes small participations in individual credits, strict monitoring of industry concentrations within the portfolio and a relationship-based lending approach that determines the level of participation in individual credits based on multiple factors, including the existence of and potential to provide additional products and services.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 10–COMMERCIAL LOAN AND LEASE PORTFOLIO

EXPOSURE BY INDUSTRY AT DECEMBER 31

	2003		2002
($ in millions)	Outstanding (a)	Exposure (a)	Outstanding (a)	Exposure (a)
Manufacturing	$3,497	$7,464	$3,090	$6,814
Real Estate	6,303	7,289	5,230	6,084
Construction	3,121	4,896	3,019	4,742
Retail Trade	2,449	4,060	2,106	3,804
Business Services	1,851	2,964	1,896	2,978
Wholesale Trade	1,330	2,508	1,190	2,293
Individuals	1,511	1,943	645	907
Financial Services & Insurance	602	1,938	505	1,885
Healthcare	1,151	1,714	1,015	1,523
Transportation & Warehousing	1,222	1,434	1,013	1,228
Accommodation & Food	861	1,144	897	1,074
Public Administration	862	965	750	845
Other Services	648	878	790	1,208
Other	645	857	990	990
Communication & Information	423	768	445	620
Entertainment & Recreation	401	603	365	470
Agribusiness	456	593	424	533
Utilities	164	531	113	418
Mining	188	278	216	347

Total	$27,685	$42,827	$24,699	$38,763

(a)	Outstanding reflects total commercial customer loan and lease balances, net of unearned income, and exposure reflects total commercial customer lending commitments.

TABLE 11–COMMERCIAL LOAN PORTFOLIO EXPOSURE

BY LOAN SIZE BY OBLIGOR AT DECEMBER 31

	2003		2002
($ in millions)	Outstanding (a)	Exposure (a)	Outstanding (a)	Exposure (a)
Less than $5 million	66%	55%	67%	55%
$5 million to $15 million	24	26	24	27
$15 million to $25 million	7	12	8	11
Greater than $25 million	3	7	1	7

Total	100%	100%	100%	100%

(a)	Outstanding reflects total commercial customer loan and lease balances, net of unearned income, and exposure reflects total commercial customer lending commitments.

To maintain balance sheet flexibility and enhance liquidity during 2003 and 2002, the Bancorp transferred, with servicing retained, certain primarily fixed-rate, short-term investment grade commercial loans to an unconsolidated QSPE. The outstanding balance of loans transferred was $1.8 billion both at December 31, 2003 and 2002.

In addition to the loan and lease portfolio, the Bancorp serviced loans and leases for others totaling approximately $29.2 billion and $31.7 billion at December 31, 2003 and 2002, respectively, including $24.5 billion and $26.5 billion of residential mortgage loans at December 31, 2003 and 2002, respectively.

Based on repayment schedules at December 31, 2003, the remaining maturities of loans and leases held for investment follows:

TABLE 12–LOAN AND LEASE MATURITIES

($ in millions)	Commercial, Financial and Agricultural Loans	Real Estate Construction Loans	Real Estate Commercial Loans	Residential Mortgage	Consumer Loans	Lease Financing	Total
Due in one year or less	$8,609	1,992	2,121	1,317	4,218	1,031	19,288
Due between one and five years	4,940	1,400	4,051	1,450	9,712	3,050	24,603
Due after five years	660	244	722	1,658	3,502	1,631	8,417

Total	$14,209	3,636	6,894	4,425	17,432	5,712	52,308

A summary of the remaining maturities of the loan and lease portfolio as of December 31, 2003 based on the sensitivity of the loans and leases to interest rate changes for loans due after one year follows:

TABLE 13–LOAN AND LEASE INTEREST RATE SENSITIVITY

($ in millions)	Commercial, Financial and Agricultural Loans	Real Estate Construction Loans	Real Estate Commercial Loans	Residential Mortgage	Consumer Loans	Lease Financing	Total
Predetermined interest rate. .	$1,970	413	2,139	1,300	6,571	4,681	17,074
Floating or adjustable interest rate. .	$3,630	1,231	2,634	1,808	6,643	—	15,946

Nonperforming and Underperforming Assets

Nonperforming assets include (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain, (2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower and (3) other assets, including other real estate owned and repossessed equipment. Underperforming assets include nonperforming assets and loans and leases past due 90 days or more as to principal or interest. For a detailed discussion on the Bancorp’s policy on accrual of interest on loans see Note 1 to the Consolidated Financial Statements.

Total nonperforming assets were $319 million at December 31, 2003, or .61 percent of total loans, leases and other assets, including other real estate owned, up $46 million (2 bps) compared to $273 million, or .59 percent, at December 31, 2002. Compared to 2002 there has, however, been a decrease in loans and leases ninety days past due. The $46 million increase in total nonperforming assets at December 31, 2003 is primarily comprised of a net decrease of $5 million in nonaccrual loans and leases, an $8 million increase in renegotiated loans and leases, a $28 million increase in other real estate owned and a $15 million increase in other nonperforming assets. Table 15 provides the breakout of nonaccrual loans and leases by loan category. The decrease in

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

nonaccrual commercial loan and lease balances as compared to 2002 is largely reflective of modest credit improvement and certain charge-off outflows in several markets including Chicago, Columbus, Grand Rapids, Evansville and Cincinnati. Table 16 provides a breakout of the commercial nonaccrual loans and leases by loan size, further illustrating the granularity of the Bancorp’s commercial loan portfolio. The increase in nonaccrual consumer loans and nonaccrual residential mortgage and construction loans at December 31, 2003 compared to 2002 was primarily attributable to elevated trends in unemployment and personal bankruptcies. The increase in other real estate owned of $28 million was specifically attributable to a $9 million increase in commercial loan and lease related balances, an $11 million increase in residential mortgage and construction loan related balances and an $8 million increase in other consumer loan related balances, with no particular market concentration. Nonperforming consumer loans and other real estate owned reflect the estimated salvage value of underlying collateral associated with previously charged-off assets.

Total underperforming assets were $464 million at December 31, 2003 compared to $435 million at December 31, 2002, an increase of 7%. Total underperforming assets as a percentage of total loans, leases and other assets, including other real estate owned decreased 6 bps to .89% at December 31, 2003.

At December 31, 2003, there were $3 million of loans and leases currently performing in accordance with contractual terms where there were serious doubts as to the ability of the borrower to comply with such terms. For the years 2003, 2002, and 2001, interest income of $5 million, $5 million and $7 million, respectively, was recorded on nonaccrual and renegotiated loans and leases. Additional interest income of $23 million, $24 million and $24 million, respectively, for the years 2003, 2002 and 2001 would have been recorded if the nonaccrual and renegotiated loans and leases had been current in accordance with the original terms.

A summary of nonperforming and underperforming assets at December 31 follows:

TABLE 14–SUMMARY OF NONPERFORMING AND

UNDERPERFORMING ASSETS

($ in millions)	2003	2002	2001	2000	1999
Nonaccrual loans and leases	$242	247	216	174	133
Renegotiated loans and leases	8	—	—	2	2
Other assets including, other real estate owned	69	26	19	25	19

Total nonperforming assets	319	273	235	201	154
Ninety days past due loans and leases	145	162	164	128	83

Total underperforming assets	$464	435	399	329	237

Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	.61%	.59	.57	.47	.40
Underperforming assets as a percent of total loans, leases and other assets, including other real estate owned	.89%	.95	.96	.77	.61

The portfolio composition of nonaccrual loans and leases and ninety days past due loans and leases as of December 31 follows:

TABLE 15–COMPOSITION OF NONACCRUAL AND PAST DUE

LOANS AND LEASES

($ in millions)	2003	2002	2001	2000	1999
Commercial loans and leases	$129	159	122	73	53
Commercial mortgages	42	41	57	42	25
Commercial construction	19	14	26	11	4
Residential mortgages and construction	25	18	11	42	48
Consumer loans	27	15	—	6	3

Total nonaccrual loans and leases	$242	247	216	174	133

Commercial loans and leases	$15	29	25	31	21
Commercial mortgages and construction	12	18	24	6	5
Credit card receivables	13	9	8	5	5
Residential mortgages and construction	51	60	56	49	37
Consumer loans and leases	54	46	51	37	15

Total ninety days past due loans and leases	$145	162	164	128	83

A summary of commercial nonaccrual loans and leases exposure by loan size by obligor at December 31 follows:

TABLE 16–SUMMARY OF COMMERCIAL NONACCRUAL LOANS

AND LEASES BY LOAN SIZE BY OBLIGOR

	2003	2002
Less than $200,000	23%	16%
$200,000 to $1 million	34	19
$1 million to $5 million	28	34
$5 million to $10 million	15	25
$10 million to $15 million	—	6

Total	100%	100%

Of the total underperforming assets at December 31, 2003, $233 million are to borrowers or projects in the Ohio market area, $61 million in the Illinois market area, $83 million in the Michigan market area, $56 million in the Indiana market area, $27 million in the Kentucky market area, $2 million in the Tennessee market area, and $2 million in the Florida market area.

The Bancorp’s middle market commercial focus, long history of low exposure limits, avoidance of national or subprime lending businesses, centralized risk management and diversified portfolio provide an effective position to weather an economic downturn and reduce the likelihood of significant future unexpected credit losses.

Provision and Reserve for Credit Losses

The Bancorp provides as an expense an amount for probable credit losses which is based on a review of historical loss experience and such factors which, in management’s judgment, deserve consideration under existing economic conditions. The expected credit loss expense is included in the Consolidated Statements of Income as provision for credit losses. Actual losses on loans and leases are charged against the

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

reserve for credit losses on the Consolidated Balance Sheets. The amount of loans and leases actually removed as assets from the Consolidated Balance Sheets is referred to as charge-offs and net charge-offs include current charge-offs less recoveries in the current period on previously charged-off assets. The Bancorp’s strategy for credit risk management includes a combination of conservative exposure limits significantly below legal lending limits and conservative underwriting, documentation and collection standards. In addition, the Bancorp also emphasizes diversification on a geographic, industry and customer level and performs regular credit examinations and quarterly management reviews of large credit exposures as well as loans experiencing deterioration of credit quality. The Bancorp has not substantively changed any aspect to its overall approach in the determination of the reserve for loan and lease losses, and there have been no material changes in assumptions or estimation techniques, as compared to prior periods that impacted the determination of the current period allowance. For a detailed discussion regarding factors considered in the determination of the reserve for credit losses see Note 1 to the Consolidated Financial Statements.

TABLE 17–SUMMARY OF CREDIT LOSS EXPERIENCE FOR THE YEARS ENDED DECEMBER 31

($ in millions)	2003	2002	2001	2000	1999
Losses charged off:
Commercial, financial and agricultural loans	$(152.7)	(80.5)	(106.2)	(37.4)	(53.6)
Real estate - commercial mortgage loans	(8.6)	(17.9)	(11.5)	(21.6)	(17.4)
Real estate - construction loans	(3.7)	(6.3)	(2.2)	(1.1)	(1.1)
Real estate - residential mortgage loans	(23.8)	(9.8)	(7.2)	(2.6)	(4.7)
Consumer loans	(135.5)	(115.3)	(116.3)	(73.5)	(92.2)
Lease financing	(55.9)	(42.7)	(65.2)	(39.6)	(40.3)

Total losses	(380.2)	(272.5)	(308.6)	(175.8)	(209.3)

Recoveries of losses previously charged off:
Commercial, financial and agricultural loans	16.3	19.6	21.6	16.3	14.6
Real estate - commercial mortgage loans	2.1	4.5	9.2	9.4	5.0
Real estate - construction loans	.5	2.5	.4	.3	—
Real estate - residential mortgage loans	.2	.3	.2	.2	.7
Consumer loans	39.5	46.6	38.2	31.7	33.8
Lease financing	9.4	12.2	11.9	9.2	13.6

Total recoveries	68.0	85.7	81.5	67.1	67.7

Net losses charged off:
Commercial, financial and agricultural loans	(136.4)	(60.9)	(84.6)	(21.1)	(39.0)
Real estate - commercial mortgage loans	(6.5)	(13.4)	(2.3)	(12.2)	(12.4)
Real estate - construction loans	(3.2)	(3.8)	(1.8)	(.8)	(1.1)
Real estate - residential mortgage loans	(23.6)	(9.5)	(7.0)	(2.4)	(4.0)
Consumer loans	(96.0)	(68.7)	(78.1)	(41.8)	(58.4)
Lease financing	(46.5)	(30.5)	(53.3)	(30.4)	(26.7)

Total net losses charged off	$(312.2)	(186.8)	(227.1)	(108.7)	(141.6)

Reserve for credit losses, January 1	$683.2	624.1	609.3	572.9	532.2
Net losses charged off	(312.2)	(186.8)	(227.1)	(108.7)	(141.6)
Reserve of acquired institutions and other	—	(.7)	5.9	7.4	12.9
Provision charged to operations	399.4	246.6	200.6	125.7	143.2
Merger-related provision	—	—	35.4	12.0	26.2

Reserve for credit losses, December 31	$770.4	683.2	624.1	609.3	572.9

Loans and leases outstanding at December 31 (a)	$52,308	45,928	41,548	42,530	38,837
Average loans and leases (a)	$49,700	43,529	42,339	41,303	36,543
Reserve as a percent of loans and leases outstanding	1.47%	1.49	1.50	1.43	1.48
Net charge-offs as a percent of average loans and leases	.63%	.43	.54	.26	.39
Reserve as a percent of total nonperforming assets	242.01%	250.62	265.45	303.85	370.86
Reserve as a percent of total underperforming assets	166.19%	157.12	156.49	185.21	241.16

(a)	Average loans and leases exclude loans held for sale.

Net charge-offs increased $125 million to $312 million in 2003, compared to $187 million in 2002. Net charge-offs as a percentage of loans and leases outstanding increased 20 bps to .63% in 2003 from .43% in 2002. The increase was due to higher net charge-offs on both commercial and consumer loans and leases. Total commercial net charge-offs were $136 million, compared with $61 million in 2002. The ratio of commercial loan net charge-offs to average loans outstanding in 2003 was 1.0%, an increase from .52% in 2002. The increase in commercial loan net charge-offs in 2003 is reflective of the overall challenging economic landscape and stress existing in several segments of the economy as well as the overall growth of the commercial loan portfolio. Incremental charge-off activity was experienced within the Cincinnati, Chicago, Columbus, Cleveland, Dayton and Grand Rapids markets with no particular industry concentration and individual credits ranging in size from $1 million to $7 million. Total commercial mortgage net charge-offs in 2003 were $7 million, compared with $13 million in 2002. Total residential mortgage net charge-offs in 2003 were $24 million, compared with $10 million in 2002. The ratio of residential mortgage net charge-offs to average loans outstanding in 2003 was .57%, an increase from .23% in 2002. Total consumer loan net charge-offs in

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 18–ELEMENTS OF THE RESERVE FOR CREDIT LOSSES AT DECEMBER 31

	Reserve Amount					Reserve as a Percent of Loans and Leases
($ in millions)	2003	2002	2001	2000	1999	2003	2002	2001	2000	1999
Commercial, financial and agricultural loans	$292.6	158.5	117.9	106.8	121.0	2.06%	1.24	1.09	1.00	1.22
Real estate – commercial mortgage loans	77.2	116.7	102.6	102.8	122.8	1.12	1.98	1.69	1.65	2.18
Real estate – construction loans	38.0	41.4	32.5	27.9	20.2	1.05	1.24	.97	.87	.89
Real estate – residential mortgage loans	29.0	43.4	31.1	17.7	24.5	.66	1.24	.69	.31	.37
Consumer loans	156.3	141.3	131.6	134.2	126.8	.90	.93	1.05	1.16	1.40
Lease financing	64.1	131.8	100.7	113.3	82.1	1.12	2.46	2.38	2.17	1.55
Unallocated reserve	113.2	50.1	107.7	106.6	75.5	.22	.11	.26	.25	.19

Total reserve for credit losses	$770.4	683.2	624.1	609.3	572.9	1.47%	1.49	1.50	1.43	1.48

2003 were $96 million, compared with $69 million in 2002. The ratio of consumer loan net charge-offs to average loans in 2003 was .58%, an increase from .49% in 2002. The increase in consumer loan and residential mortgage net charge-offs as compared to the prior year reflects general trends in the national economy as it relates to unemployment and personal bankruptcies. Total lease net charge-offs in 2003 were $47 million, compared with $31 million in 2002. The ratio of lease net charge-offs to average leases outstanding in 2003 was .84%, compared with .65% in 2002. The increase in lease net charge-offs in 2003 was largely attributable to $28 million in net charge-offs relating to three airline leases. The following table illustrates net charge-offs as a percentage of average loans and leases outstanding by loan category for the years ended December 31:

TABLE 19–NET CHARGE-OFFS AS A PERCENTAGE OF AVERAGE LOANS AND LEASES OUTSTANDING

	2003	2002	2001	2000	1999
Commercial, financial and agricultural loans	1.00%	.52	.79	.20	.41
Real estate – commercial mortgage loans	.10%	.23	.04	.21	.25
Real estate – construction loans	.09%	.12	.06	.03	.05
Real estate – residential mortgage loans	.57%	.23	.14	.04	.05
Consumer loans	.58%	.49	.65	.41	.72
Lease financing	.84%	.65	1.13	.58	.58

Weighted-Average Ratio	.63%	.43	.54	.26	.39

The reserve for credit losses totaled $770 million at December 31, 2003 and $683 million at December 31, 2002. The reserve for credit losses at December 31, 2003 was 1.47% of the total loan and lease portfolio compared to 1.49% at December 31, 2002. An analysis of the changes in the reserve for credit losses, including charge-offs, recoveries and provision is presented in Table 17. The increase in the reserve for credit losses in the current year compared to 2002 is primarily due to the overall increase in the total loan and lease portfolio, the increase in nonperforming and underperforming assets at December 31, 2003 as compared to December 31, 2002 and the overall assessed probable estimated loan and lease losses inherent in the portfolio. The total reserve for credit losses as a percent of nonperforming assets was 242% at December 31, 2003, compared with 250.6% at December 31, 2002. The total reserve for credit losses as a percent of underperforming assets was 166.2% at December 31, 2003, compared with 157.1% at December 31, 2002. Table 18 above provides the amount of the reserve for credit losses by loan and lease category. The reserve established for commercial loans increased $134 million to $293 million in 2003. The increase is largely reflective of growth in the portfolio, particularly in the Cincinnati, Chicago, Indianapolis, Grand Rapids and Detroit markets with the overall increase as a percent of loans and leases reflective of recent increasing charge-off experience. The reserve established for consumer loans increased $15 million to $156 million in 2003. The increase reflects the growth in the overall portfolio achieved through the sales success of the Bancorp’s direct installment loan campaigns, while the reserve as a percent of loans and leases has remained relatively steady. The reserve for lease financing decreased $68 million to $64 million in 2003 attributable, in large part, to specific airline lease charge-off’s in 2003 along with recent stability and an overall improving outlook for the commercial leasing portfolio. The reserve established for commercial mortgage decreased $40 million to $77 million in 2003. The decrease in the reserve is largely reflective of improvement in credit experience realized in 2003 and the outlook as lower interest rates and subsequent prepayment activity led to an increased ability to exit certain acquired commercial mortgage credit exposures. An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. The unallocated reserve was $113 million at December 31, 2003 or .22% of total loans and leases outstanding.

Deposits

Commercial customer additions and net new retail checking account growth fueled another year of strong deposit growth across all of the Bancorp’s regional markets. Total deposits increased 9%, or $4.9 billion over 2002 due to a $3.4 billion, or 9% percent, increase in transaction deposit accounts and a $3.0 billion, or 60%, growth in certificates over $100,000 and foreign office deposits utilized to fund asset growth in 2003, offset by an 18%, or $1.5 billion decrease in consumer time deposits. Total average deposits increased 11%, or $5.6 billion over 2002 due to a $4.6 billion, or 13%, increase in average transaction deposit accounts and a $3.2 billion, or 88%, growth in average certificates over $100,000 and average foreign office deposits, offset by a 24%, or $2.2 billion decrease in average consumer time deposits. The transaction account deposit growth during the current year is primarily attributable to the Bancorp’s competitive deposit products and a continuing focus on expanding its customer base through the overall success of campaigns emphasizing customer deposit accounts. Average interest checking and demand deposit balances rose 15% and 17%, respectively, from 2002 average levels. Overall, the Bancorp experienced deposit growth in many of its markets, with significant contributions from the Cincinnati, Indianapolis, Chicago, Columbus and Florida markets, due to the popularity of existing products, such as Totally Free Checking, Platinum One Checking, MaxSaver, Business 53 Checking, the e53

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Checking Account and the Platinum Capital Account — the Bancorp’s consolidated bank and investment account. These balances represent an important source of funding and revenue growth opportunity as the Bancorp is continuing to focus on net checking account growth in its retail and commercial franchises. The Bancorp also realized a decrease in time deposit balances, resulting from the declining interest rate environment. The Bancorp expects near term trends in transaction account deposit growth will continue to reflect success in attracting new customer relationships across the footprint mitigated by the implications of an improving interest rate environment. Table 22 below shows the relative composition of the Bancorp’s average deposits and Table 20 below shows the change in average deposit sources during the last five years. Other time deposits are comprised of consumer certificates of deposit. All foreign office deposits are denominated in amounts greater than $100,000.

TABLE 20–CHANGE IN AVERAGE DEPOSIT SOURCES

($ in millions)	2003	2002	2001	2000	1999
Demand	$1,529	1,559	1,137	178	452
Interest checking	2,440	4,750	1,958	978	1,523
Savings	(1,445)	4,537	(871)	(407)	(126)
Money market	2,027	(1,390)	1,613	(389)	(143)
Other time	(2,235)	(4,070)	(243)	(142)	(1,259)
Certificates–$100,000 and over	1,401	(2,132)	(462)	86	341
Foreign office	1,844	26	(1,904)	2,944	682

Total change	$5,561	3,280	1,228	3,248	1,470

Certificates carrying a balance of $100,000 or more and deposits in the Bancorp’s foreign branch located in the Cayman Islands are wholesale funding tools utilized to fund asset growth. Maturity distribution of domestic certificates of deposit of $100,000 and over at December 31, 2003 are as follows:

TABLE 21–MATURITY DISTRIBUTION OF CERTIFICATES — $100,000 AND OVER

($ in millions)
Three months or less	$872
Over three months through six months	179
Over six months through twelve months	166
Over twelve months	154

Total certificates-$100,000 and over	$1,371

TABLE 22–DISTRIBUTION OF AVERAGE DEPOSITS

	2003		2002		2001		2000		1999
($ in millions)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Demand	$10,482	19%	$8,953	18%	$7,394	16%	$6,257	14%	$6,079	15%
Interest checking	18,679	34	16,239	33	11,489	25	9,531	22	8,553	21
Savings	8,020	15	9,465	19	4,928	11	5,799	13	6,206	15
Money market	3,189	6	1,162	3	2,552	6	939	2	1,328	3
Other time	7,168	13	9,403	19	13,473	30	13,716	31	13,858	34
Certificates–$100,000 and over	3,090	6	1,689	4	3,821	8	4,283	9	4,197	10
Foreign office	3,862	7	2,018	4	1,992	4	3,896	9	952	2

Total	$54,490	100%	$48,929	100%	$45,649	100%	$44,421	100%	$41,173	100%

Borrowings

Short-term borrowings consist primarily of short-term excess funds from correspondent banks, securities sold under agreements to repurchase and commercial paper issuances. Short-term borrowings primarily fund short-term, rate-sensitive earning-asset growth. As part of its overall interest rate risk management strategy reflective of shortening asset durations in 2003, the Bancorp increased its use of short-term borrowings to fund a portion of the growth in the average earning-asset portfolio. As Table 23 indicates, the Bancorp was a net borrower of $12.3 billion in 2003, compared to $7.0 billion in 2002.

TABLE 23–AVERAGE SHORT-TERM BORROWINGS

($ in millions)	2003	2002	2001	2000	1999
Federal funds purchased	$7,001	3,262	3,682	4,801	4,443
Short-term bank notes	22	2	10	1,102	1,053
Other short-term borrowings	5,350	3,927	5,107	3,822	3,077

Total short-term borrowings	12,373	7,191	8,799	9,725	8,573
Federal funds sold	(92)	(155)	(69)	(118)	(224)

Net funds borrowed	$12,281	7,036	8,730	9,607	8,349

Long-term debt was $9.1 billion at December 31, 2003, compared with $8.2 billion at December 31, 2002. As previously discussed, the early adoption of FIN 46 on July 1, 2003 resulted in the consolidation of an SPE for which the Bancorp is deemed to be the primary beneficiary. The early adoption of FIN 46 resulted in the consolidation of a long-term debt obligation totaling $1.1 billion on July 1, 2003. See Note 1 of the Notes to Consolidated Financial Statements for further discussion of adoption of FIN 46. The adoption of SFAS No. 150 on July 1, 2003 resulted in the reclassification of a $482 million minority interest to long-term debt, relating to preferred stock issued during 2001 by a subsidiary of the Bancorp. See Note 1 of the Notes to Consolidated Financial Statements for further discussion of adoption of SFAS No. 150. In addition to the above, during 2003, the Bancorp retired approximately $200 million of Federal Home Loan Bank advances with a coupon of 6.38 percent and a maturity date of June 29, 2005, incurring a charge to operating expenses of approximately $20 million. Also, during 2003 the Bancorp issued $500 million, 4.50% Subordinated Notes due June 1, 2018 under a shelf registration in place with the Securities and Exchange Commission that had $2 billion of issuance availability. The Bancorp continues to explore additional alternatives regarding the level and cost of various other sources of funds.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Capital Resources

The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and shareholders. At December 31, 2003, shareholders’ equity was $8.7 billion. The Federal Reserve Board has adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items and also define and set minimum capital requirements (risk-based capital ratios). The guidelines define “well-capitalized” ratios of Tier 1, total capital and leverage as 6 percent, 10 percent and 5 percent, respectively. The Bancorp and each of its subsidiaries had Tier 1, total capital and leverage ratios above the well-capitalized levels at December 31, 2003 and 2002. The Bancorp expects to maintain these ratios above the well capitalized levels in 2004.

Table 24 provides the Bancorp’s regulatory risk-based capital and risk-weighted assets and capital and liquidity ratios at December 31:

TABLE 24–CAPITAL RATIOS

($ in millions)	2003	2002	2001	2000	1999
Tier 1 capital	$8,272	7,747	7,433	6,377	5,613
Total capital	$10,096	8,935	8,656	7,554	6,525
Risk-weighted assets	$74,725	65,444	59,491	55,943	49,379
Risk-based capital ratios
Tier 1 capital	11.07%	11.84	12.49	11.40	11.37
Total capital	13.51%	13.65	14.55	13.50	13.21
Tier 1 leverage ratio	9.23%	9.84	10.64	9.49	9.10

TABLE 25–AVERAGE EQUITY RATIOS

	2003	2002	2001
Average shareholders’ equity to:
Average assets	10.01%	11.08	10.40
Average deposits	16.06%	17.00	16.10
Average loans and leases	16.70%	18.26	16.37

In December 2001, and as amended in May 2002, the Board of Directors authorized the repurchase in the open market, or in any private transaction, of up to three percent of common shares outstanding. In March 2003, the Board of Directors authorized the repurchase in the open market, or in any private transaction, of up to an additional 20 million common shares. In 2003, the Bancorp repurchased approximately 11.5 million shares of common stock at an average price of $57 for an aggregate of approximately $655 million. During 2003, the authority under the repurchase plan approved by the Board of Directors in December 2001 had been completed and the remaining authority under the plan authorized in March 2003 was approximately 14.1 million shares at December 31, 2003. With increasing capital levels and greater stability in earning asset yields anticipated in 2004, the Bancorp continues to view share repurchases as an effective means of returning excess capital to shareholders.

Foreign Currency Exposure

At December 31, 2003 and 2002, the Bancorp maintained foreign office deposits of $6.6 billion and $3.8 billion, respectively. These foreign deposits represent U.S. dollar denominated deposits in the Bancorp’s foreign branch located in the Cayman Islands. Foreign deposits increased as compared to 2002 as the Bancorp utilized these deposits to aid in the funding of earning asset growth. In addition, the Bancorp enters into foreign exchange derivative contracts for the benefit of customers involved in international trade to hedge their exposure to foreign currency fluctuations. The Bancorp minimizes its exposure to these derivative contracts by entering into offsetting third-party forward contracts with approved reputable counterparties, with matching terms and currencies that are generally settled daily.

Related Party Transactions

At December 31, 2003 and 2002, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted, including undrawn commitments to lend, to the Bancorp’s banking subsidiaries in the aggregate amount, net of participations, of $385 million and $486 million, respectively. The merger in 2003 of four of the Bancorp’s subsidiary banks into Fifth Third Bank (Michigan) resulted in a reduction in the number of insiders and a corresponding reduction in the outstanding loan and commitment balance at December 31, 2003. As of December 31, 2003 and 2002, the outstanding balance on loans to related parties, net of participations and undrawn commitments, was $118 million and $160 million, respectively.

Commitments to lend to related parties as of December 31, 2003, net of participations, were comprised of $364 million in loans and guarantees for various business and personal interests made to the Bancorp and subsidiary directors and $21 million to certain executive officers. This indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

None of the Bancorp’s affiliates, officers, directors or employees have an interest in or receive any remuneration from any special purpose entities or qualified special purpose entities with which the Bancorp transacts business.

Regulatory Matters

On March 27, 2003, the Bancorp announced that it and Fifth Third Bank had entered into a Written Agreement with the Federal Reserve Bank of Cleveland and the State of Ohio Department of Commerce, Division of Financial Institutions which outlines a series of steps to address and strengthen the Bancorp’s risk management processes and internal controls. These steps include independent third-party reviews and the submission of written plans in a number of areas. These areas include the Bancorp’s management, corporate governance, internal audit, account reconciliation procedures and policies, information technology and strategic planning. The Bancorp has submitted all documentation and information required by the Written Agreement, including all independent third-party reviews. The Bancorp has largely completed the staffing of its Risk Management group and has supplemented the size and expertise of the Internal Audit group. Reference is made to the text of the Written Agreement (filed as Exhibit 99.8 to the Bancorp’s Form 10-K filed on March 27, 2003) for additional information regarding the terms of the Written Agreement. On April 7, 2004, the Bancorp announced that the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions, have terminated the Written Agreement. The Bancorp believes that the steps taken in conjunction with the above Written Agreement have made the organization stronger through the development of new and expanded risk management, audit and infrastructure processes.

Reference is made to Item 1 “Business — Regulation and Supervision” on pages 5, 6 and 8 in the Bancorp’s Form 10-K (filed on March 27, 2003) for a discussion of certain possible effects of this regulatory action, including, among others, higher deposit insurance premiums through June 2004 and incremental staff expenses.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

On November 12, 2002, the Bancorp was informed by a letter from the Securities and Exchange Commission (the “Commission”) that the Commission was conducting an informal investigation regarding the after-tax charge of $54 million reported in the Bancorp’s Form 8-K dated September 10, 2002 and the existence or effects of weaknesses in financial controls in the Bancorp’s Treasury and/or Trust operations. The Bancorp has responded to all of the Commission’s requests.

In December of 2003, the Bancorp completed the merger of its Fifth Third Bank, Kentucky, Inc., Fifth Third Bank, Northern Kentucky, Inc., Fifth Third Bank, Indiana and Fifth Third Bank, Florida subsidiary banks with and into Fifth Third Bank (Michigan). Although these mergers changed the legal structure of the subsidiary banks, there were no significant changes to the Bancorp’s affiliate structure or operating model.

Legal Proceedings

During 2003, eight putative class action complaints were filed in the United States District Court for the Southern District of Ohio against the Bancorp and certain of its officers alleging violations of federal securities laws related to disclosures made by the Bancorp regarding its integration of Old Kent and its effect on the Bancorp’s infrastructure, including internal controls, and prospects and related matters. The complaints seek unquantified damages on behalf of putative classes of persons who purchased the Bancorp’s common stock, attorneys’ fees and other expenses. Management believes there are substantial defenses to these lawsuits and intends to defend them vigorously. The impact of the final disposition of these lawsuits cannot be assessed at this time.

The Bancorp and its subsidiaries are not parties to any other material litigation other than those arising in the normal course of business. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, management believes any resulting liability from these other actions would not have a material effect upon the Bancorp’s consolidated financial position or results of operations.

Enterprise Risk Management

Managing risk is an essential component of successfully operating a financial services company. The Bancorp’s risk management function is responsible for the identification, measurement, monitoring, control, and reporting of risk and avoidance of those risks that are inconsistent with the Bancorp’s risk profile. The Enterprise Risk Management division, led by the Bancorp Chief Risk Officer, ensures consistency in the Bancorp’s approach to managing and monitoring risk including, but not limited to, credit, market, operational and regulatory compliance risk, within the structure of Fifth Third’s affiliate banking model. In addition, the Internal Audit division provides an independent assessment of the Bancorp’s internal control structure and related systems and processes. The Enterprise Risk Management division includes the following key functions: (i) a Risk Policy function that ensures consistency in the approach to risk management as the Bancorp’s clearinghouse for credit, market and operational risk policies, procedures and guidelines, (ii) an Operational Risk Management function that is responsible for the risk self-assessment process, the change control evaluation process, business continuity planning and disaster recovery, fraud prevention and fraud detection, and root cause analysis and corrective action plans relating to identified operational losses, (iii) an Insurance Risk Management function that is responsible for all property, casualty and liability insurance policies including the claims administration process for the Bancorp, (iv) a Market Risk Management function that is responsible for establishing and monitoring proprietary trading limits, monitoring liquidity and interest rate risk, and utilizing value at risk and earnings at risk models, (v) an Affiliate Risk Management function that is responsible for the coordination of risk management activities in each banking affiliate and division, (vi) a Credit Risk Review function that is responsible for evaluating the sufficiency of underwriting, documentation and approval processes for consumer and commercial credits, (vii) a Compliance Risk Management function that is responsible for oversight of compliance with all banking regulations, and (viii) a Risk Strategies and Reporting function that is responsible for quantitative analytics and Board and senior management reporting on credit, market and operational risk metrics.

All business lines and affiliates have a designated risk manager reporting jointly to the senior executive within the division or affiliate and to the Enterprise Risk Management division.

Risk management oversight and governance is provided by the Risk and Compliance Committee of the Board and through multiple management committees whose membership includes a broad cross-section of line of business, affiliate and support representatives. The Risk and Compliance Committee of the Board consists of three outside directors and has the responsibility for the oversight of credit, market, operational, regulatory compliance and strategic risk management activities for the Bancorp as well as for the Bancorp’s overall aggregate risk profile. The Risk and Compliance Committee has approved the formation of key management governance committees that are responsible for evaluating risks and controls. These committees include the Market Risk Committee, the Credit Risk Committee, and the Operational Risk Committee. There are also New Products/New Initiatives Committees for each line of business and major support area, which ensure that an appropriate readiness assessment is performed before launching a new product or initiative.

Significant risk policies approved by the management governance committees are also reviewed and approved by the Board Risk and Compliance Committee.

Credit Risk Management

The objective of the Bancorp’s credit risk management strategy is to quantify and manage credit risk on an aggregate portfolio basis as well as to limit the risk of loss resulting from an individual customer default. Credit risk is managed through a combination of conservative exposure limits and underwriting, documentation and collection standards and overall counterparty limits. The Bancorp’s credit risk management strategy also emphasizes diversification on a geographic, industry and customer level, regular credit examinations and quarterly management reviews of large credit exposures and credits experiencing deterioration of credit quality. Lending officers with the authority to extend credit are delegated specific authority amounts, the utilization of which is closely monitored. Lending activities are largely decentralized, while the policy process is managed centrally by the Enterprise Risk Management division. The Credit Risk Review function, within the Enterprise Risk Management division, provides objective assessments of the quality of underwriting and documentation, the accuracy of risk grades and the charge-off and reserve analysis process.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Bancorp’s credit review process and overall assessment of required reserves is based on ongoing quarterly assessments of the probable estimated losses inherent in the loan and lease portfolio. In addition to the individual review of larger commercial loans that exhibit probable or observed credit weaknesses, the commercial credit review process includes the use of a risk grading system. The risk grading system utilized in 2003 for commercial loans and leases encompassed ten categories. This risk grading system was in the process of being revised at the end of 2003 to provide for a dual risk rating system that provides for 13 probability of default grade categories and an additional 6 grade categories measuring loss factors given an event of default. Previously, the probability of default and loss given default analyses had not been separated. The refined risk grading system is consistent with Basel II expectations, and should allow for more precision in the analysis of commercial credit risk. Scoring systems and delinquency monitoring are used to assess the credit risk in the Bancorp’s homogeneous consumer loan portfolios.

Operational Risk Management

The Bancorp’s approach for managing operational risk establishes the framework to comprehensively and effectively identify, measure, mitigate, monitor and report operational risks. The Bancorp maintains a system of controls that provides timely and accurate operational information. The Operational Risk Management function within the Enterprise Risk Management division is responsible for the analysis of all non-credit and non-market risks faced by the Bancorp, and assisting line of business, affiliate and support units in the enhancement of operational risk controls. The Operational Risk Management function also coordinates with the Internal Audit division on risk identification throughout the Bancorp. The Operational Risk Management function oversees a readiness assessment process that ensures that any significant change introduced to the Bancorp’s operating environment is properly considered before implementation so that execution risk is substantially reduced. Proper management of operational risks through assessments, root cause analyses, controls and monitoring can result in reduced expense and improved business practices.

Liquidity and Market Risk Management

The objective of the Bancorp’s asset/liability management function is to maintain consistent growth in net interest income within the Bancorp’s policy limits. This objective is accomplished through management of the Bancorp’s balance sheet liquidity, composition and interest rate risk exposures arising from changing economic conditions, interest rates and customer preferences.

The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or unexpected deposit withdrawals. This goal is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits. The primary source of asset driven liquidity is provided by debt securities in the available-for-sale securities portfolio. The estimated average life of the available-for-sale portfolio is 5.2 years at December 31, 2003 based on current prepayment expectations. Of the $29 billion (fair value basis) of securities in the portfolio at December 31, 2003, $5.7 billion, or 20%, is expected to mature or be prepaid in 2004 and an additional $2.6 billion, or 9%, is expected to mature or be prepaid in 2005. In addition to the sale of available-for-sale portfolio securities, asset-driven liquidity is provided by the Bancorp’s ability to sell or securitize loan and lease assets. In order to reduce the exposure to interest rate fluctuations as well as to manage liquidity, the Bancorp has developed securitization and sale procedures for several types of interest-sensitive assets. A majority of the long-term, fixed-rate single-family residential mortgage loans underwritten according to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association guidelines are sold for cash upon origination. Periodically, additional assets such as jumbo fixed-rate residential mortgages, certain floating rate short-term commercial loans and certain floating rate home equity loans are also securitized, sold or transferred off-balance sheet. During 2003 and 2002, a total of $15.9 billion and $9.7 billion, respectively, were sold, securitized, or transferred off-balance sheet. The Bancorp also has in place a shelf registration with the Securities and Exchange Commission permitting ready access to the public debt markets. At December 31, 2003, $1.5 billion of debt or other securities were available for issuance under this shelf registration. These sources, in addition to the Bancorp’s 10.01% average equity capital base, provide a stable funding base. During January, February and March 2004, in conjunction with the continual management of the composition and mix of liabilities and overall interest rate sensitivity of the balance sheet, a subsidiary of the Bancorp issued a total of $2.1 billion of medium-term and long-term bank notes with maturities ranging from 18 months to 15 years.

Since June 2002, Moody’s senior debt rating for the Bancorp has been Aa2, a rating equaled or surpassed by only three other U.S. bank holding companies. This rating by Moody’s reflects the Bancorp’s capital strength and financial stability.

TABLE 26–AGENCY RATINGS

	Moody’s	Standard & Poor’s	Fitch
Fifth Third Bancorp:
Commercial Paper	Prime-1	A-1+	F1+
Senior Debt	Aa2	AA-	AA-
Fifth Third Bank and Fifth Third Bank (Michigan):
Short-Term Deposit	Prime-1	A-1+	F1+
Long-Term Deposit	Aa1	AA-	AA

These debt ratings, along with capital ratios significantly above regulatory guidelines, provide the Bancorp with additional access to liquidity. Based on the continued strength of the balance sheet, stable credit quality, risk management policies and revenue growth trends, management does not currently expect any downgrade in these credit ratings based on financial performance. Core customer deposits have historically provided the Bancorp with a sizeable source of relatively stable and low-cost funds. The Bancorp’s average core deposits and stockholders’ equity funded 64% of its average total assets during 2003. In addition to core deposit funding, the Bancorp also accesses a variety of other short-term and long-term funding sources, which includes the use of the Federal Home Loan Bank (FHLB) as a funding source. Management does not rely on any one source of liquidity and manages availability in response to changing balance sheet needs.

Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Management considers interest rate risk a prominent market risk in terms of its potential impact on earnings. Interest rate risk can occur for any one or more of the following reasons: (a) assets and liabilities may mature or re-price at different times; (b) short-term and long-term market interest rates may change by different amounts; or (c) the remaining maturity of various

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

assets or liabilities may shorten or lengthen as interest rates change. In addition to the direct impact of interest rate changes on net interest income, interest rates can indirectly impact earnings through their effect on loan demand, credit losses, mortgage origination fees, the value of mortgage servicing rights and other sources of the Bancorp’s earnings. Consistency of the Bancorp’s net interest income is largely dependent upon the effective management of interest rate risk. The Bancorp employs a variety of measurement techniques to identify and manage its interest rate risk including the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The model is based on actual cash flows and re-pricing characteristics for all of the Bancorp’s financial instruments and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities. The model also includes senior management projections for activity levels in each of the product lines offered by the Bancorp. Actual results will differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

The Bancorp’s Asset/Liability Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk within Board approved policy limits. In addition to the risk management activities of ALCO, the Bancorp in 2003 created a Market Risk Management department as part of the Enterprise Risk Management division which provides independent oversight of market risk activities. The Bancorp’s current interest rate risk policy limits are determined by measuring the anticipated change in net interest income over a 12 month and 24 month horizon assuming a 200 bp linear increase or decrease in all interest rates. In accordance with the current policy, the rate movements occur over one year and are sustained thereafter.

The following table shows the Bancorp’s estimated earnings sensitivity profile as of December 31, 2003:

TABLE 27–ESTIMATED EARNINGS SENSITIVITY PROFILE

Change in Interest Rates (basis points)	Percentage Change in Net Interest Income
	Year 1	Year 2
+200	(1.4)%	1.4%
-100	(.4)%	(6.1)%

Given a linear 200 bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Bancorp would decrease by 1.4% in the first year and increase by 1.4% in the second year. A 100 bp linear decrease in interest rates would decrease net interest income by .4% in the first year and an estimated 6.1% in the second year. Given the low level of interest rates, the Bancorp’s ALCO has measured the risk of a decrease in interest rates at 100 basis points. Management does not expect any significant adverse effect to net interest income in 2004 based on the composition of the portfolio and anticipated trends in rates.

In the ordinary course of business, the Bancorp enters into derivative transactions as a part of its overall strategy to manage its interest rate risks and prepayment risks and to accommodate the business requirements of its customers. Derivative instruments that the Bancorp may use as part of its interest rate risk management strategy include interest rate swaps, interest rate floors, interest rate caps, forward contracts, options and swaptions. As part of its overall risk management strategy relative to its mortgage banking activities, the Bancorp enters into PO swaps, swaptions, floors, forward contracts, options and interest rate swaps to economically hedge interest rate lock commitments and changes in fair value of its largely fixed rate MSR portfolio. The notional amounts and fair values of these derivative instruments as of December 31, 2003 are presented in Note 9 to the Consolidated Financial Statements.

Critical Accounting Policies

Reserve for Credit Losses: The Bancorp maintains a reserve to absorb probable loan and lease losses inherent in the portfolio. The reserve for credit losses is maintained at a level the Bancorp considers to be adequate to absorb probable loan and lease losses inherent in the portfolio and is based on ongoing quarterly assessments and evaluations of the collectibility and historical loss experience of loans and leases. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are based on the Bancorp’s review of the historical credit loss experience and such factors that, in management’s judgment, deserve consideration under existing economic conditions in estimating probable credit losses. In determining the appropriate level of reserves, the Bancorp estimates losses using a range derived from “base” and “conservative” estimates. The Bancorp’s methodology for assessing the appropriate reserve level consists of several key elements, as discussed below. The Bancorp’s strategy for credit risk management includes a combination of conservative exposure limits significantly below legal lending limits, and conservative underwriting, documentation and collection standards. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit examinations and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality.

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bancorp. Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations. The loss rates are derived from a migration analysis, which computes the net charge-off experience sustained on loans according to their internal risk grade. These grades encompass ten categories that define a borrower’s ability to repay their loan obligations. The risk rating system is intended to identify and measure the credit quality of all commercial lending relationships.

Homogenous loans, such as consumer installment, residential mortgage loans, and automobile leases, are not individually risk graded. Rather, standard credit scoring systems and delinquency monitoring are used to assess credit risks. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Factors that management considers in the analysis include the effects of the national and local economies, trends in the nature and volume

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix, credit score migration comparisons, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and the Bancorp’s internal credit examiners.

An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Reserves on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

The Bancorp’s primary market areas for lending are Ohio, Kentucky, Indiana, Florida, Michigan, Illinois, West Virginia and Tennessee. When evaluating the adequacy of reserves, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Bancorp’s customers.

The Bancorp has not substantively changed any aspect of its overall approach in the determination of the reserve for loan and lease losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current year reserve for loan and lease losses.

Based on the procedures discussed above, management is of the opinion that the reserve of $770 million was adequate, but not excessive, to absorb estimated credit losses associated with the loan and lease portfolio at December 31, 2003.

Valuation of Derivatives: The Bancorp maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows caused by interest rate volatility. The Bancorp’s interest rate risk management strategy involves modifying the re-pricing characteristics of certain assets and liabilities so that changes in interest rates do not adversely affect the net interest margin and cash flows. Derivative instruments that the Bancorp may use as part of its interest rate risk management strategy include interest rate swaps, interest rate floors, interest rate caps, forward contracts and swaptions. As part of its overall risk management strategy relative to its mortgage banking activities, the Bancorp may enter into various free-standing derivatives (PO swaps, swaptions, floors, forward contracts, options and interest rate swaps) to economically hedge interest rate lock commitments and changes in fair value of its largely fixed rate MSR portfolio. The primary risk of material changes to the value of the derivative instruments is fluctuation in interest rates; however, as the Bancorp principally utilizes these derivative instruments as part of a designated hedging program, the change in the derivative value is generally offset by a corresponding change in the value of the hedged item or a forecasted transaction. The fair values of derivative financial instruments are based on current market quotes.

Valuation of Securities: The Bancorp’s available-for-sale security portfolio is reported at fair value. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security’s performance, the credit worthiness of the issuer and the Bancorp’s intent and ability to hold the security to maturity. A decline in value that is considered to be other-than-temporary is recorded as a loss within other operating income in the Consolidated Statements of Income.

Valuation of Servicing Rights: When the Bancorp sells loans through either securitizations or individual loan sales in accordance with its investment policies, it may retain one or more subordinated tranches, servicing rights, interest-only strips, credit recourse, other residual interests and, in some cases, a cash reserve account, all of which are considered retained interests in the securitized or sold loans. Gain or loss on sale or securitization of the loans depends in part on the previous carrying amount of the financial assets sold or securitized, allocated between the assets sold and the retained interests based on their relative fair value at the date of sale or securitization. To obtain fair values, quoted market prices are used if available. If quotes are not available for retained interests, the Bancorp calculates fair value based on the present value of future expected cash flows using both management’s best estimates and third-party data sources for the key assumptions — credit losses, prepayment speeds, forward yield curves and discount rates commensurate with the risks involved. Gain or loss on sale or securitization of loans is reported as a component of other operating income in the Consolidated Statements of Income. Retained interests from securitized or sold loans, excluding servicing rights, are carried at fair value. Adjustments to fair value for retained interests classified as available-for-sale securities are included in accumulated nonowner changes in equity, or in other operating income in the Consolidated Statements of Income if the fair value has declined below the carrying amount and such decline has been determined to be other-than-temporary. Adjustments to fair value for retained interests classified as trading securities are recorded within other operating income in the Consolidated Statements of Income.

Servicing rights resulting from loan sales are amortized in proportion to and over the period of estimated net servicing revenues. Servicing rights are assessed for impairment monthly, based on fair value, with temporary impairment recognized through a valuation allowance and permanent impairment recognized through a write-off of the servicing asset and related valuation reserve. Key economic assumptions used in measuring any potential impairment of the servicing rights include the prepayment speed of the underlying loans, the weighted-average life of the loan, the discount rate and the weighted-average default rate, as applicable. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speed. The Bancorp monitors this risk and adjusts its valuation allowance as necessary to adequately reserve for any probable impairment in the portfolio. For purposes of measuring impairment, the mortgage servicing rights are stratified based on financial asset type and interest rates. In addition, the Bancorp obtains an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. Fees received for servicing loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in operating income as loan payments are received. Costs of servicing loans are charged to expense as incurred.

The change in the fair value of the MSR’s at December 31, 2003, to immediate 10 percent and 20 percent adverse changes in the current prepayment assumption would be approximately $16 million and $31 million, respectively, and to immediate 10 percent and 20 percent favorable changes in the current prepayment

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

assumption would be approximately $18 million and $39 million, respectively. The change in the fair value of MSR’s at December 31, 2003, to immediate 10 percent and 20 percent adverse changes in the discount rate assumption would be approximately $8 million and $14 million, respectively, and to immediate 10 percent and 20 percent favorable changes in the discount rate assumption would be approximately $8 million and $16 million, respectively. Sensitivity analysis related to other consumer and commercial servicing rights is not material to the Bancorp’s Consolidated Financial Statements. These sensitivities are hypothetical and should be used with caution. As the figures indicate, change in fair value based on a 10 percent and 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to changes in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This Statement discontinued the practice of amortizing goodwill and indefinite lived intangible assets and initiated an annual review for impairment. Impairment is to be examined more frequently if certain indicators are encountered. The Bancorp has completed its most recent annual goodwill impairment test required by this Standard as of September 30, 2003 and has determined that no impairment exists. Intangible assets with a determinable useful life will continue to be amortized over that period. The Bancorp adopted the amortization provisions of SFAS No. 142 effective January 1, 2002. See Note 7 for certain pro forma financial disclosures related to SFAS No.142.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies,” and was effective for financial statements issued for fiscal years beginning after June 15, 2002. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement eliminates the allocation of goodwill to long-lived assets to be tested for impairment and details both a “probability-weighted” and “primary-asset” approach to estimate cash flows in testing for impairment of a long-lived asset. This Statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of the Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” This Statement also amends Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements.” SFAS No. 144 was effective for financial statements issued for fiscal years beginning after December 15, 2001. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections.” This Statement amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 was effective for transactions occurring after May 15, 2002. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to being recognized at the date an entity commits to an exit plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. This Statement was effective for exit or disposal activities that are initiated after December 31, 2002 and has not had a material effect on the Bancorp’s Consolidated Financial Statements.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. This Statement requires transactions to be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, this Statement amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. This Statement was effective October 1, 2002. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure—an Amendment of FASB Statement No. 123.” This Statement provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. This Statement was effective for financial statements for fiscal years ending after December 15, 2002. Effective January 1, 2004, the Bancorp adopted the fair value recognition provisions of SFAS No. 123 using the retroactive restatement method described in SFAS No. 148. As a result, financial information for all prior periods has been restated to reflect the compensation expense that would have been recognized had the fair value method of accounting been applied to all awards granted to employees after January 1, 1995. The adoption of the retroactive restatement method resulted in the restatement of previously reported balances of capital surplus, retained earnings and deferred taxes. As of December 31, 2000, previously reported capital surplus was increased by $303 million, retained earnings were decreased by $243 million, and deferred tax assets were increased by $60 million. As of December 31, 2001, previously reported capital surplus was increased by $410 million, retained earnings were decreased by $335 million, and deferred tax assets were increased by $75 million. As of December 31, 2002, previously reported capital surplus was increased by $530 million, retained earnings were decreased by $439 million, and deferred tax assets were increased by $91 million. As of December 31, 2003, previously reported capital surplus was increased by $633 million, retained earnings were decreased by $529 million, and deferred tax assets were increased by $104 million. In addition, in adopting the fair value method of expense recognition, the Bancorp determined that in 2000 and 2001 certain outstanding stock options exchanged in immaterial business combinations were omitted from the determination of total purchase price and resulting goodwill. Adjustment for those items resulted in an additional increase in goodwill and capital surplus balances as of December 31, 2000 of $13 million and an increase as of December 31, 2001 and subsequent periods of $38 million.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

derivatives, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group (DIG) and in other FASB projects or deliberations. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Standard on July 1, 2003 required a reclassification of a minority interest to long-term debt and its corresponding minority interest expense to interest expense, relating to preferred stock issued during 2001 by a subsidiary of the Bancorp. The existence of the mandatory redemption feature of this issue upon its mandatory conversion to trust preferred securities necessitated these reclassifications and did not result in any change in bottom line income statement trends.

In December 2003, the FASB issued SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This Statement expands upon the existing disclosure requirements as prescribed under the original SFAS No. 132 by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. SFAS No. 132(R) also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements beginning after December 15, 2003. This Statement is effective for financial statements with fiscal years ending after December 15, 2003. The Bancorp adopted this Standard and all of its required disclosures are included in Note 24.

In November 2002, the FASB issued Interpretation No. 45, (FIN 45) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Interpretation expands on the accounting guidance of SFAS No. 5, “Accounting for Contingencies,” SFAS No. 57, “Related Party Disclosures,” and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” It also incorporates without change the provisions of FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” which is superseded. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation were effective for periods ending after December 15, 2002. Significant guarantees that have been entered into by the Bancorp are disclosed in Note 15. Adoption of this Interpretation did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities (VIE’s) to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s residual returns if they occur, or both. Qualifying Special Purpose Entities (QSPE) are exempt from the consolidation requirements of FIN 46. This Interpretation was effective for VIE’s created after January 31, 2003 and for VIE’s in which an enterprise obtains an interest after that date. In December 2003, the FASB issued Staff Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities — an interpretation of ARB 51 (revised December 2003),” which replaces FIN 46. FIN 46R was primarily issued to clarify the required accounting for interests in VIE’s. Additionally, this Interpretation exempts certain entities from its requirements and provides for special effective dates for enterprises that have fully or partially applied FIN 46 as of December 24, 2003. Application of FIN 46R is required in financial statements of public enterprises that have interests in structures that are commonly referred to as special-purpose entities, or SPE’s, for periods ending after December 15, 2003. Application by public enterprises, other than small business issuers, for all other types of VIE’s (i.e., non-SPE’s) is required in financial statements for periods ending after March 15, 2004, with earlier adoption permitted. The Bancorp early adopted the provisions of FIN 46 on July 1, 2003. Through December 31, 2003 the Bancorp has provided full credit recourse to an unrelated and unconsolidated asset-backed SPE in conjunction with the sale and subsequent leaseback of leased autos. The unrelated and unconsolidated asset-backed SPE was formed for the sole purpose of participating in the sale and subsequent lease-back transactions with the Bancorp. Based on this credit recourse, the Bancorp is deemed to be the primary beneficiary as it maintains the majority of the variable interests in this SPE and was therefore required to consolidate the entity. Early adoption of this Interpretation required the Bancorp to consolidate these operating lease assets and a corresponding liability as well as recognize an after-tax cumulative effect charge of $11 million ($.02 per diluted share) representing the difference between the carrying value of the leased autos sold and the carrying value of the newly consolidated obligation as of July 1, 2003. As of December 31, 2003, the outstanding balance of leased autos sold was approximately $767 million. Consolidation of these operating lease assets did not impact risk-based capital ratios or bottom line income statement trends; however lease payments on the operating lease assets are now reflected as a component of other operating income and depreciation expense is now reflected as a component of operating expenses. The Bancorp also early adopted the provisions of FIN 46 related to the consolidation of two wholly-owned finance entities involved in the issuance of trust preferred securities. Effective July 1, 2003, the Bancorp deconsolidated the wholly-owned issuing trust entities resulting in a recharacterization of the underlying consolidated debt obligation from the previous trust preferred securities obligations to the junior subordinated debenture obligations that exist between the Bancorp and the issuing trust entities. See Note 15 for discussion of certain guarantees that the Bancorp has provided for the benefit of the wholly-owned issuing trust entities related to their debt obligations.

In March 2004, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments.” This SAB disallows the inclusion expected future cash flows related to the servicing of a loan in the determination of the fair value of a loan commitment. Further, no other internally developed intangible asset should be recorded as part of the loan commitment derivative. Recognition of intangible assets would only be appropriate in a third-party transaction, such as a purchase of a loan commitment or in a business combination. The SAB is effective for all loan commitments entered into after March 31, 2004, but does not require retroactive adoption for loan commitments entered into on or before March 31, 2004. Adoption of this SAB will not have a material effect on the Bancorp’s Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Off-Balance Sheet and Certain Trading Activities

The Bancorp consolidates all of its majority-owned subsidiaries. Other entities, including certain joint ventures, in which there is greater than 20% ownership, but upon which the Bancorp does not possess, nor cannot exert, significant influence or control, are accounted for by equity method accounting and not consolidated; those in which there is less than 20% ownership, but upon which the Bancorp does not possess nor cannot exert, significant influence or control are generally carried at the lower of cost or fair value.

The Bancorp does not participate in any trading activities involving commodity contracts that are accounted for at fair value. In addition, the Bancorp has no fair value contracts for which a lack of marketplace quotations necessitates the use of fair value estimation techniques. The Bancorp’s derivative product policy and investment policies provide a framework within which the Bancorp and its affiliates may use certain authorized financial derivatives as an asset/liability management tool in meeting the Bancorp’s ALCO capital planning directives, to hedge changes in fair value of its largely fixed rate MSR portfolio or to provide qualifying customers access to the derivative products market. These policies are reviewed and approved annually by the Audit Committee and the Board of Directors.

As part of the Bancorp’s ALCO management, the Bancorp may transfer, subject to credit recourse, certain types of individual financial assets to a non-consolidated QSPE that is wholly owned by an independent third party. In 2003 and 2002, certain primarily fixedrate short-term investment grade commercial loans were transferred to the QSPE. Generally, the loans transferred, due to their investment grade nature, provide a lower yield and therefore transferring these loans to the QSPE allows the Bancorp to reduce its exposure to these lower yielding loan assets and at the same time maintain these customer relationships. These individual loans are transferred at par with no gain or loss recognized and qualify as sales, as set forth in SFAS No. 140. At December 31, 2003, the outstanding balance of loans transferred was $1.8 billion. Given the investment grade nature of the loans transferred, as well as the underlying collateral security provided that includes commercial real estate, physical plant and property, inventory, receivables, cash and marketable securities, the Bancorp does not expect this recourse feature to result in a significant use of funds in future periods or losses and therefore, the Bancorp has not maintained any loss reserve related to these loans transferred.

The Bancorp utilizes securitization trusts formed by independent third parties to facilitate the securitization process of residential mortgage loans and certain floating rate home equity lines of credit. As previously discussed, during 2003, the Bancorp securitized and sold $903 million in home equity lines of credit to an unconsolidated QSPE that is wholly owned by an independent third party. See Note 21 of the Notes to Consolidated Financial Statements for additional detail. The cash flows to and from the securitization trusts are principally limited to the initial proceeds from the securitization trust at the time of sale with subsequent cash flows relating to retained interests. The Bancorp’s securitization policy permits the retention of subordinated tranches, servicing rights, interest-only strips, residual interests, credit recourse, other residual interests and, in some cases, a cash reserve account. At December 31, 2003, the Bancorp had retained servicing assets totaling $299 million, an interest-only strip totaling $1 million, subordinated tranche security interests totaling $55 million and residual interests totaling $32 million.

The accounting for QSPE’s is currently under review by the FASB and the conditions for consolidation or deconsolidation of such entities could change.

The Bancorp had the following cash flows with these unconsolidated QSPE’s for the year ended December 31:

TABLE 28–CASH FLOWS WITH UNCONSOLIDATED QSPE’S

($ in millions)	2003	2002
Proceeds from transfers, including new securitizations	$1,345	258
Proceeds from collections re-invested in revolving-period securitizations	$46	—
Transfers received from QSPE	$116	270
Fees received	$25	26

At December 31, 2003, the Bancorp had provided credit recourse on approximately $559 million of residential mortgage loans sold to unrelated third parties. In the event of any customer default, pursuant to the credit recourse provided, the Bancorp is required to reimburse the third party. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is equivalent to the total outstanding balance of $559 million. In the event of nonperformance, the Bancorp has rights to the underlying collateral value attached to the loan. Consistent with its overall approach in estimating credit losses for residential mortgage loans held in its loan portfolio, the Bancorp maintains an estimated credit loss reserve of approximately $14 million relating to these residential mortgage loans sold.

Through December 31, 2003, the Bancorp, through its electronic payment processing division, processed approximately 89.3 billion of VISA® and MasterCard® merchant card transactions. Pursuant to VISA® and MasterCard® rules, the Bancorp assumes certain contingent liabilities relating to these transactions which typically arise from billing disputes between the merchant and cardholder that are ultimately resolved in the cardholder’s favor. In such cases, these transactions are “charged back” to the merchant and disputed amounts are credited or refunded to the cardholder. In the event that the Bancorp is unable to collect these amounts from the merchant, it will bear the loss for refunded amounts. The likelihood of incurring a contingent liability arising from chargebacks is relatively low, as most products or services are delivered when purchased, and credits are issued on returned items. For the year ended December 31, 2003, the Bancorp processed approximately $109 million of chargebacks presented by issuing banks resulting in actual losses to the Bancorp of approximately $4 million. The Bancorp accrues for probable losses based on historical experience and has recorded an estimated credit loss reserve of approximately $1 million at December 31, 2003.

Fifth Third Securities, Inc (FTS), a subsidiary of the Bancorp, guarantees the collection of all margin account balances held by its brokerage clearing agent for the benefit of FTS customers. FTS is responsible for payment to its brokerage clearing agent for any loss, liability, damage, cost or expense incurred as a result of customers failing to comply with margin or margin maintenance calls on all margin accounts. The margin account balance held by the brokerage clearing agent as of December 31, 2003 was $51 million. In the event of any customer default, FTS has rights to the underlying collateral provided. Given certain FTS margin account relationships were in place prior to January 1, 2003 and the existence of the underlying collateral provided as well as the negligible historical credit losses, FTS does not maintain any loss reserve.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Contractual Obligations and Commitments

As disclosed in the Notes to the Consolidated Financial Statements, the Bancorp has certain obligations and commitments to make future payments under contracts. At December 31, 2003, the aggregate contractual obligations and commitments are:

TABLE 29–AGGREGATE CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

		Payments Due by Period
Contractual Obligations ($ in millions)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Total Deposits	$57,095	53,776	2,298	472	549
Long-Term Borrowings	9,063	668	1,345	3,608	3,442
Short-Term Borrowings	13,170	13,170	—	—	—
Annual Rental/Purchase Commitments Under Noncancelable Leases/Contracts	341	72	86	69	114

Total	$79,669	67,686	3,729	4,149	4,105

		Expiration by Period
Other Commitments ($ in millions)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Letters of Credit	$4,908	1,857	1,496	1,358	197
Commitments to Extend Credit	25,406	16,478	8,928	—	—

Total	$30,314	18,335	10,424	1,358	197

FIFTH THIRD BANCORP AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

TABLE 30–CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS

For the Years Ended December 31 ($ in millions, except per share)	2003	2002	2001	2000	1999	1998
Interest Income	$3,991	4,129	4,709	4,947	4,199	4,052
Interest Expense	1,086	1,430	2,278	2,697	2,026	2,047

Net Interest Income	2,905	2,699	2,431	2,250	2,173	2,005
Provision for Credit Losses	399	246	201	126	143	156
Merger-Related Loan Loss Provision	—	—	35	12	26	20

Net Interest Income After Provision for Credit Losses	2,506	2,453	2,195	2,112	2,004	1,829
Other Operating Income	2,483	2,183	1,788	1,476	1,335	1,161
Operating Expenses	2,551	2,337	2,104	1,940	1,879	1,680
Merger-Related Charges	—	—	349	87	108	146

Income from Continuing Operations Before Income Taxes, Minority Interest and Cumulative Effect	2,438	2,299	1,530	1,561	1,352	1,164
Applicable Income Taxes	786	734	523	511	483	408

Income from Continuing Operations Before Minority Interest and Cumulative Effect	1,652	1,565	1,007	1,050	869	756
Minority Interest, Net of Tax	(20)	(38)	(2)	—	—	—

Income from Continuing Operations Before Cumulative Effect	1,632	1,527	1,005	1,050	869	756
Income from Discontinued Operations, Net of Tax	44	4	4	5	3	4

Income Before Cumulative Effect	1,676	1,531	1,009	1,055	872	760
Cumulative Effect of Change in Accounting Principle, Net of Tax	(11)	—	(7)	—	—	—

Net Income	1,665	1,531	1,002	1,055	872	760
Dividends on Preferred Stock	1	1	1	1	1	1

Net Income Available to Common Shareholders	$1,664	1,530	1,001	1,054	871	759

Earnings Per Share (a)	$2.91	2.64	1.74	1.86	1.55	1.36
Earnings Per Diluted Share (a)	$2.87	2.59	1.70	1.83	1.53	1.34
Cash Dividends Declared Per Share (a)	$1.13	.98	.83	.70	.59	.47

(a)	Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid July 14, 2000 and April 15, 1998.

TABLE 31–CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

As of December 31 ($ in millions)	2003	2002	2001	2000	1999	1998
Securities	$29,189	25,534	20,523	19,582	16,663	16,510
Loans and Leases	52,308	45,928	41,548	42,530	38,837	34,115
Loans Held for Sale	1,881	3,358	2,180	1,655	1,198	2,861
Assets	91,181	80,932	71,064	69,671	62,157	58,202
Deposits	57,095	52,208	45,854	48,360	41,856	41,014
Short-Term Borrowings	13,170	8,823	7,453	6,344	10,096	6,214
Long-Term Debt and Convertible Subordinated Debentures	9,063	8,179	7,030	6,239	3,279	4,285
Shareholders’ Equity	8,667	8,604	7,752	6,735	5,603	5,390

TABLE 32–SUMMARIZED QUARTERLY FINANCIAL INFORMATION

	2003				2002
($ in millions, except per share)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest Income	$988	983	1,020	1,000	1,028	1,037	1,047	1,018
Net Interest Income	735	725	739	706	698	677	678	646
Provision for Credit Losses	94	112	109	85	72	56	64	55
Income from Continuing Operations Before Income Taxes, Minority Interest and Cumulative Effect	583	636	627	593	606	575	567	550
Net Income Available to Common Shareholders	441	417	415	390	396	388	378	368
Earnings Per Share	.78	.73	.72	.68	.69	.67	.65	.63
Earnings Per Diluted Share	.77	.72	.71	.67	.67	.66	.64	.62

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Ten Year Comparison

AVERAGE ASSETS ($ IN MILLIONS)

Year	Interest-Earning Assets					Cash and Due from Banks	Other Assets	Total Average Assets
	Loans and Leases	Federal Funds Sold (a)	Interest-Bearing Deposits in Banks (a)	Securities	Total
2003	$52,414	$92	$215	$28,640	$81,361	$1,600	$5,250	$87,481
2002	45,539	155	184	23,246	69,124	1,551	5,007	75,037
2001	44,888	69	132	19,737	64,826	1,482	5,000	70,683
2000	42,690	118	82	18,630	61,520	1,456	4,229	66,611
1999	38,652	224	103	16,901	55,880	1,628	3,344	60,292
1998	36,014	241	135	16,090	52,480	1,566	2,782	56,306
1997	33,850	327	186	15,425	49,788	1,367	2,495	53,161
1996	30,742	325	211	14,959	46,237	1,401	2,212	49,367
1995	27,598	494	182	12,715	40,989	1,365	1,715	43,608
1994	22,849	340	134	11,595	34,918	1,256	1,491	37,427

AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($ IN MILLIONS)

	Deposits
Year	Demand	Interest Checking	Savings	Money Market	Other Time	Certificates– $100,000 and Over	Foreign Office	Total	Short-Term Borrowings	Total
2003	$10,482	$18,679	$8,020	$3,189	$7,168	$3,090	$3,862	$54,490	$12,373	$66,863
2002	8,953	16,239	9,465	1,162	9,403	1,689	2,018	48,929	7,191	56,120
2001	7,394	11,489	4,928	2,552	13,473	3,821	1,992	45,649	8,799	54,448
2000	6,257	9,531	5,799	939	13,716	4,283	3,896	44,421	9,725	54,146
1999	6,079	8,553	6,206	1,328	13,858	4,197	952	41,173	8,573	49,746
1998	5,627	7,030	6,332	1,471	15,117	3,856	270	39,703	7,095	46,798
1997	4,932	6,209	4,548	2,508	15,887	4,173	441	38,698	6,113	44,811
1996	4,492	5,559	4,237	2,909	15,171	4,186	569	37,123	4,837	41,960
1995	4,050	5,017	3,374	2,949	12,597	3,944	1,007	32,938	4,582	37,520
1994	3,585	3,521	4,062	4,093	10,284	2,371	814	28,730	3,543	32,273

INCOME ($ IN MILLIONS, EXCEPT PER SHARE DATA)

Year	Interest Income	Interest Expense	Other Operating Income	Operating Expense	Net Income Avail. to Common Shareholders	Per Share (b)
						Earnings	Diluted Earnings	Originally Reported
								Dividends Declared		Earnings	Diluted Earnings	Dividend Payout Ratio
2003	$3,991	$1,086	$2,483	$2,551	$1,664	$2.91	$2.87	$1.13		$2.91	$2.87	39.4%
2002	4,129	1,430	2,183	2,337	1,530	2.64	2.59	.98		2.64	2.59	37.8
2001	4,709	2,278	1,788	2,453	1,001	1.74	1.70	.83		1.74	1.70	48.8
2000	4,947	2,697	1,476	2,027	1,054	1.86	1.83	.70		1.70	1.68	41.7
1999	4,199	2,026	1,335	1,987	871	1.55	1.53	.58	2/3	1.32	1.29	45.5
1998	4,052	2,047	1,161	1,826	759	1.36	1.34	.47	1/3	1.09	1.06	44.6
1997	3,933	2,030	901	1,486	756	1.35	1.33	.37	9/10	1.10	1.08	35.2
1996	3,621	1,853	746	1,423	646	1.15	1.13	.32	4/7	.93	.91	35.8
1995	3,239	1,677	613	1,225	588	1.08	1.06	.28	4/9	.85	.83	34.3
1994	2,520	1,124	516	1,093	498.96		.94	.23	7/10	.75	.73	32.3

MISCELLANEOUS AT DECEMBER 31 ($ IN MILLIONS, EXCEPT PER SHARE DATA)

		Shareholders’ Equity
Year	Number of Shares of Stock Outstanding (b)	Common Stock	Preferred Stock	Capital Surplus	Retained Earnings	Accumulated Nonowner Changes in Equity	Treasury Stock	Total	Per Share (b)	Reserve for Credit Losses
2003	566,685,301	$1,295	$9	$1,964	$6,481	$(120)	$(962)	$8,667	$15.29	$770
2002	574,355,247	1,295	9	2,010	5,465	369	(544)	8,604	14.98	683
2001	582,674,580	1,294	9	1,943	4,502	8	(4)	7,752	13.31	624
2000(c)	569,056,843	1,263	9	1,456	3,982	28	(1)	6,735	11.83	609
1999(c)	565,425,468	1,255	9	1,094	3,551	(302)	—	5,603	9.91	573
1998	557,438,774	1,238	9	887	3,179	135	(58)	5,390	9.67	532
1997	556,356,059	1,235	9	812	3,000	140	(184)	5,005	9.00	509
1996	564,561,419	1,253	9	755	2,663	17	—	4,695	8.32	484
1995	548,266,213	1,217	14	528	2,397	46	—	4,200	7.66	474
1994	520,876,043	1,156	14	256	2,087	(67)	—	3,446	6.62	427

(a)	Federal funds sold and interest-bearing deposits in banks are combined in other short-term investments in the Consolidated Financial Statements.
(b)	Number of shares outstanding and per share data have been adjusted for stock splits in 2000, 1998, 1997 and 1996.
(c)	Excludes the unamortized portion of the 1999 non-officer employee stock grant totaling $2 million in 2000 and $4 million in 1999.